Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

All Outstanding Common Shares and

All Outstanding American Depositary Shares

(each outstanding American Depositary Share representing one Common Share and evidenced by an American Depositary Receipt)

of

Gmarket Inc.

at

U.S. $24.00 Net Per Share

by

eBay KTA (UK) Ltd.

an indirect wholly-owned subsidiary

of

eBay Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON MONDAY, JUNE 1, 2009 (WHICH IS 1:00 P.M., SEOUL TIME, ON TUESDAY, JUNE 2, 2009), UNLESS THE OFFER IS EXTENDED.

This Offer (as defined below) is being made pursuant to the Share Allocation and Tender Offer Agreement, dated as of April 16, 2009, among eBay Inc., a Delaware corporation (“eBay”), eBay KTA (UK) Ltd., a company organized under the laws of the United Kingdom (the “Offeror”) and an indirect wholly-owned subsidiary of eBay, and Gmarket Inc., a company organized under the laws of the Republic of Korea (the “Company”) (as it may be amended from time to time, the “Share Allocation and Tender Offer Agreement”). The Offeror is offering to purchase all outstanding common shares, par value KRW 100 per share (the “Common Shares”), and all outstanding American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by Citibank, N.A., as depositary (the “ADSs” and, together with the Common Shares, the “Company Securities”), of the Company at a price of U.S. $24.00 per Company Security, net to the seller in cash (such price, or any other price per Company Security that is paid in the Offer, the “Offer Price”), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). Following the expiration of the Offer (as the same may be extended pursuant to Section 1.2 of the Share Allocation and Tender Offer Agreement), the portion of the Offer consideration to be paid in exchange for ADSs will be delivered to Citibank, N.A., as ADS depositary for the Offer (the “ADS Depositary”) and the portion of the Offer consideration to be paid in exchange for Common Shares will be delivered to Goodmorning Shinhan Securities Co., Ltd., as Common Share depositary for the Offer (the “Common Share Depositary”).

The Offer is conditioned upon, among other things, the condition that, prior to the expiration of the Offer, there shall have been validly tendered in accordance with the terms of the Offer and not withdrawn both (i) a number of Common Shares (including Common Shares represented by ADSs) that, together with any Common Shares (including Common Shares represented by ADSs) owned by the Offeror or eBay immediately prior to the time that the Offeror first accepts Company Securities for payment pursuant to the Offer (the “Acceptance Time”) and the 23,131,071 newly issued Common Shares to be issued by the Company and acquired by the Offeror pursuant to the Share Allocation and Tender Offer Agreement (the “New Shares”), represents more than 50% of the sum of (x) all then outstanding Common Shares (including Common Shares represented by ADSs) plus (y) at the election of eBay, an additional number of shares up to (but not exceeding) the aggregate number of shares of capital stock of the Company issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire shares of capital stock of the Company, and (ii) at the election of eBay, all of the Company Securities owned, of record or beneficially, by each of Interpark Corporation and Mr. Ki-Hyung Lee,

Chairman of the Board of Directors of the Company, as of the date of the Agreement to Tender and Voting Agreement executed by each of them (whether or not such Agreements to Tender and Voting Agreements are then in effect). The Offer also is subject to certain other conditions described in this Offer to Purchase. See the “Introduction” to this Offer to Purchase, Section 1 of this Offer to Purchase entitled “Terms of the Offer” and Section 16 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations” for more details of the terms and conditions of the Offer.

In connection with the Offer, certain holders of Company Securities that collectively beneficially own an aggregate of 26,717,026 of the Company’s issued and outstanding Common Shares (including Common Shares represented by ADSs but excluding Common Shares issuable upon the exercise of options), representing approximately 53.0% of the number of Common Shares outstanding as of April 16, 2009, have each entered into an Agreement to Tender and Voting Agreement pursuant to which such security holders have agreed to tender all Company Securities now owned or hereafter acquired by them in the Offer and to vote any such Company Securities in favor of the proposals to be considered at the extraordinary general meeting of the Company’s shareholders to be convened prior to the Acceptance Time pursuant to the Share Allocation and Tender Offer Agreement (the “Voting Proposals”), which proposals are described more fully in Section 13 of this Offer to Purchase entitled “Purpose of the Offer; Plans for the Company.”

Company Securities that are not tendered in the Offer will remain outstanding after the Offer. Following the Acceptance Time, the Offeror will cause the Company to terminate the existing Deposit Agreement, dated as of July 5, 2006, between the Company and Citibank, N.A., as depositary (the “Depositary”), and the holders and beneficial owners of the ADSs issued thereunder (the “Deposit Agreement”), under which the ADSs were issued. On and after the date of termination of the Deposit Agreement, each ADS surrendered to the Depositary, upon payment of the charges of the Depositary for the surrender of ADSs referred to in the Deposit Agreement, and upon the payment of any applicable taxes or governmental charges, shall be cancelled and the underlying Common Shares withdrawn. Six months after termination of the Deposit Agreement, the Depositary may sell the Common Shares evidenced by ADSs that have not been cancelled. If the Depositary sells the Common Shares evidenced by the ADSs, the holders of ADSs who have not tendered their ADSs or surrendered their ADSs for cancellation will only be entitled to receive their pro rata share of the proceeds of such sale, without interest.

Pursuant to and subject to the conditions set forth in the Share Allocation and Tender Offer Agreement, the Company has agreed to sell to the Offeror, and the Offeror has agreed to purchase from the Company, the New Shares for a price per New Share equal to the Offer Price, or an aggregate purchase price of approximately U.S. $555.1 million in cash. The Company has also agreed to purchase all of the shares of Internet Auction Co., Ltd., a company organized under the laws of the Republic of Korea (“IAC”), held by the Offeror (representing approximately 99.99% of the total issued and outstanding shares of IAC) pursuant to a separate share purchase agreement, dated as of April 16, 2009, among eBay, the Company and the Offeror. It is contemplated that the issuance and sale of the New Shares to the Offeror will close within a few business days following the Acceptance Time and that the purchase of the shares of IAC by the Company will occur within a few business days thereafter.

The Board of Directors of the Company (the “Company Board”) and a special committee of independent directors of the Company Board that negotiated the Share Allocation and Tender Offer Agreement on behalf of the Company Board have unanimously determined that the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the issuance of the New Shares to the Offeror, are in the best interests of the Company and its shareholders. The Company Board, based upon the unanimous recommendation of such special committee, has unanimously approved the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby and has unanimously recommended that holders of Company Securities tender their Company Securities in the Offer and vote in favor of the Voting Proposals.

The Offer is being made only with respect to Company Securities. The Offeror is not offering to purchase any options, warrants or other rights to acquire Company Securities.

IMPORTANT

If you want to tender your Company Securities, you must do one of the following before the Offer expires:

For Common Shares held in certificated form:

•	unless you already have a U.S. dollar account with a foreign exchange bank in the Republic of Korea (“Korea”), open a U.S. dollar account with any foreign exchange bank in Korea;

•

open a securities account with Goodmorning Shinhan Securities Co., Ltd., the Common Share Depositary (unless you already have a securities account with the Common Share Depositary), and deposit the certificates for your Common Shares which are to be tendered into your securities account maintained at the Common Share Depositary in the manner described in this Offer to Purchase; and

•

complete and execute the BLUE Letter of Transmittal for Common Shares, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver, the BLUE Letter of Transmittal and any other required documents, including a copy of the bank passbook for your U.S. dollar account, to the Common Share Depositary or any of its branches in Korea.

For Common Shares deposited with any custodian depositary, securities or other qualified financial institution under Korean law:

•	unless you already have a U.S. dollar account with a foreign exchange bank in Korea, open a U.S. dollar account with any foreign exchange bank in Korea;

•

unless you already have a securities account with Goodmorning Shinhan Securities Co., Ltd., the Common Share Depositary, open a securities account with the Common Share Depositary in the manner described in this Offer to Purchase;

•

instruct your custodian depositary, securities or other qualified financial institution that holds your Common Shares to effect the transfer of your Common Shares which are to be tendered to your securities account maintained at the Common Share Depositary; and

•

complete and execute the BLUE Letter of Transmittal for Common Shares, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver, the BLUE Letter of Transmittal and any other required documents, including a copy of the bank passbook for your U.S. dollar account, to the Common Share Depositary or any of its branches in Korea.

For ADSs held in book-entry form, all of which are held through facilities of The Depository Trust Company (“DTC”):

•

request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. Note that if certain electronic certifications are not made in respect of your ADSs and you wish to avoid Korean income tax withholding, you must:

•	deliver the ADSs via book-entry transfer through DTC;

•	complete and sign the GREEN Letter of Transmittal for ADSs, which is enclosed with this document, in accordance with the instructions contained in the GREEN Letter of Transmittal; and

•

mail or deliver the GREEN Letter of Transmittal for ADSs and any other required documents to Citibank, N.A., the ADS Depositary, at the address set forth on the back cover of this Offer to Purchase. For a description of those document delivery requirements, see Section 3 entitled “Procedure for Tending Company Securities” and Section 5 entitled “Material Tax Consequences to Security Holders” of this Offer to Purchase.

For ADSs held in certificated or direct registration form:

•	complete and sign the GREEN Letter of Transmittal for ADSs, which is enclosed with this document, in accordance with the instructions contained in the GREEN Letter of Transmittal;

•	have your signature on the GREEN Letter of Transmittal for ADSs medallion guaranteed if required by Instruction 1 of the GREEN Letter of Transmittal; and

•

mail or deliver the GREEN Letter of Transmittal for ADSs and any other required documents, including the certificate for your ADSs, known as an American Depositary Receipt (“ADR”), if applicable, to Citibank, N.A., the ADS Depositary, at the address set forth on the back cover of this Offer to Purchase.

Any holder of ADSs who desires to tender ADSs pursuant to the Offer and whose ADRs are not immediately available, or who cannot comply in a timely manner with the procedures for tendering ADSs by book-entry transfer, or who cannot deliver all required documents to the ADS Depositary by the expiration of the Offer, may tender such ADSs pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Company Securities.”

Questions and requests for assistance in connection with the Offer regarding ADSs should be directed to D. F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), using the contact information set forth on the back cover of this Offer to Purchase.

Questions and requests for assistance in connection with the Offer regarding Common Shares should be directed to the Information Agent or the Common Share Depositary at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

Additional copies of this Offer to Purchase, the related Letters of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at the Offeror’s expense from the Information Agent or the Common Share Depositary or from brokers, dealers, commercial banks, trust companies or other nominees that hold ADSs.

Unless the context indicates otherwise, in this Offer to Purchase we use the terms the “Offeror,” “us,” “we” and “our” to refer to eBay KTA (UK) Ltd. and, where appropriate, eBay Inc. We use the term the “eBay” in this Offer to Purchase to refer to eBay Inc. alone and the term the “Company” to refer to Gmarket Inc.

A summary term sheet describing the principal terms of the Offer begins on page i of this Offer to Purchase. The information in this Summary Term Sheet is not complete, and security holders of the Company should read this entire Offer to Purchase and the Letters of Transmittal carefully before deciding whether to tender their Company Securities in the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

May 4, 2009

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only and may not contain all of the information that is important to you. Accordingly, you are urged to read carefully this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letters of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet. All references to “Korea” herein shall be deemed to refer to the Republic of Korea. Unless otherwise indicated, all dates set forth in this Offer to Purchase are dates in time zones of the United States.

The Offer; Parties to the Offer

eBay KTA (UK) Ltd., a company organized under the laws of the United Kingdom (the “Offeror”), is offering (the “Offer”) to purchase all outstanding common shares, par value KRW 100 per share (the “Common Shares”), and all outstanding American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by Citibank, N.A., as depositary (the “ADSs” and, together with the Common Shares, the “Company Securities”), of Gmarket Inc., a company organized under the laws of Korea (the “Company”), for U.S. $24.00 per Company Security (such price, or any other price per Company Security that is paid in the Offer, the “Offer Price”), net to the seller in cash, without interest and less any required withholding taxes. Following the expiration of the Offer (as the same may be extended pursuant to Section 1.2 of the Share Allocation and Tender Offer Agreement described in this Offer to Purchase), the portion of the Offer consideration to be paid in exchange for ADSs will be delivered to Citibank, N.A., as ADS depositary for the Offer (the “ADS Depositary”) and the portion of the Offer consideration to be paid in exchange for Common Shares will be delivered to Goodmorning Shinhan Securities Co., Ltd., as Common Share depositary for the Offer (the “Common Share Depositary”). Holders of Company Securities that have validly tendered (and not withdrawn) Company Securities in the Offer will receive the Offer Price in U.S. dollars, net to the seller in cash, without interest and less any required withholding taxes. The Offeror is a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of eBay Inc., a Delaware corporation (“eBay”).

See Section 9 of this Offer to Purchase entitled “Certain Information Concerning the Offeror and eBay.”

The Share Allocation and Tender Offer Agreement and Other Transaction Documents

The Offeror is making the Offer pursuant to the Share Allocation and Tender Offer Agreement, dated as of April 16, 2009, by and among eBay, the Offeror and the Company (as it may be amended from time to time, the “Share Allocation and Tender Offer Agreement”).

Pursuant to and subject to the conditions set forth in the Share Allocation and Tender Offer Agreement, the Company has agreed to sell to the Offeror, and the Offeror has agreed to purchase from the Company, 23,131,071 newly issued Common Shares (the “New Shares”) from the Company for a price per New Share equal to the Offer Price, or an aggregate purchase price of approximately U.S. $555.1 million in cash. The Company has also agreed to purchase all of the shares of Internet Auction Co., Ltd., a company organized under the laws of Korea (“IAC”), held by the Offeror (representing approximately 99.99% of the total issued and outstanding shares of IAC), pursuant to a separate share purchase agreement, dated as of April 16, 2009, among eBay, the Company and the Offeror (the “IAC Share Purchase Agreement”). It is contemplated that the issuance and sale of the New Shares to the Offeror will close

i

within a few business days following the time that the Offeror first accepts Company Securities for payment pursuant to the Offer (the “Acceptance Time”) and that the purchase of the shares of IAC by the Company from the Offeror under the IAC Share Purchase Agreement will occur within a few business days thereafter.

See Section 14 of this Offer to Purchase entitled “The Transaction Documents.”

Conditions to the Offer	The obligation of the Offeror to (and the obligation of eBay to cause the Offeror to) accept for payment and pay for Company Securities validly tendered (and not withdrawn) prior to the expiration of the Offer is subject to the satisfaction of certain conditions. Specifically, the Offeror will not be required to accept for payment or pay for, and may delay the acceptance for payment or the payment for, any tendered Company Securities, and may terminate the Offer on any scheduled expiration date (if then permitted by the Share Allocation and Tender Offer Agreement), if, at 12:00 Midnight (one minute after 11:59 p.m.), New York City time (which is 1:00 p.m., Seoul time), on the scheduled expiration date of the Offer, any of the following conditions (the “Offer Conditions”) are not satisfied (or have not been waived by eBay or the Offeror):

•      There shall have been validly tendered in accordance with the terms of the Offer and not withdrawn both (the condition described in this paragraph is referred to in this Offer to Purchase as the “Minimum Condition”):

•      a number of Common Shares (including Common Shares represented by ADSs) that, together with any Common Shares (including Common Shares represented by ADSs) owned by eBay or the Offeror immediately prior to the Acceptance Time and the New Shares to be issued to the Offeror pursuant to the Share Allocation and Tender Offer Agreement, represents more than 50% of the sum of (i) all then outstanding Common Shares (including Common Shares represented by ADSs); plus (ii) at the election of eBay, an additional number of shares up to (but not exceeding) the aggregate number of shares of capital stock of the Company issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire shares of capital stock of the Company; and

•      at the election of eBay, all of the Company Securities owned, of record or beneficially, by each of Mr. Ki-Hyung Lee, Chairman of the Board of Directors of the Company, and Interpark Corporation (“Interpark”) as of the date of the Agreement to Tender and Voting Agreement executed by each of them (whether or not such Agreements to Tender and Voting Agreements are then in effect).

•      Each of the representations and warranties of the Company contained in the Share Allocation and Tender Offer Agreement relating to certain specified matters shall be accurate in all material respects as of the Acceptance Time as if made on and as of the Acceptance Time, except for any such representation or warranty that is made as of a specific date, which representation and warranty shall have been accurate in all material respects as of such date (in each case, without regard to any update of or modification to the Company’s disclosure schedules made on or after April 16, 2009).

•     Each of the representations and warranties of the Company contained in the Share Allocation and Tender Offer Agreement, other than the representations and warranties referred to in the previous paragraph, shall be accurate in all respects as of the Acceptance Time as if made on and as of the Acceptance Time, except for any such representation or warranty that is made as of a specific date, which representation and warranty shall have been accurate in all respects as of such date; provided, however, that the condition described in this paragraph shall be deemed to be satisfied even if such representations and warranties shall not be accurate in all respects unless the circumstances constituting inaccuracies in such representations and warranties (considered collectively and without regard to any materiality or Material Adverse Effect (as such term is defined in Section 14 of this Offer to Purchase entitled “The Transaction Documents”) qualifications limiting the scope of such representations and warranties or any update of or modification to the Company’s disclosure schedules made on or after April 16, 2009) constitute, or would reasonably be expected to have or result in, a Material Adverse Effect.

•     All of the covenants and obligations in the Share Allocation and Tender Offer Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with and performed by the Company in all material respects.

•     The business combination report required in connection with the transactions contemplated by the Share Allocation and Tender Offer Agreement under the Korean Monopoly Regulation and Fair Trade Act shall have been duly approved by the Korea Fair Trade Commission (the “KFTC”) or the relevant waiting period shall have expired or been terminated after filing the report without any objection from the KFTC, in each case without the imposition of any term, limitation, condition or restriction, except as otherwise provided in the Share Allocation and Tender Offer Agreement, that eBay determines in good faith to have a materially detrimental impact on the benefits expected to be derived from any of the transactions contemplated by the Share Allocation and Tender Offer Agreement. On April 23 and April 28, 2009, the KFTC issued to the Offeror written notices that it had reached its final decision to grant the Offeror final conditional approval of the proposed transactions and that the conditions thereto would be the same as those previously recommended by the KFTC examiner. eBay has determined that the conditions recommended by the KFTC examiner and adopted by the KFTC would not have such a materially detrimental impact. This Offer Condition has therefore been satisfied. See Section 16 entitled “Conditions to the Offeror’s Obligations” and Section 17 entitled “Certain Regulatory and Legal Matters” of this Offer to Purchase.

•     No temporary restraining order, preliminary or permanent injunction or order preventing or making illegal the acquisition of or payment for Company Securities pursuant to the Offer or preventing the completion of the transactions contemplated by the Share Allocation and Tender Offer Agreement shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and no legal requirement shall have been enacted or deemed applicable to transactions contemplated by the Share Allocation and Tender Offer Agreement that makes the acquisition of or payment for Company Securities pursuant to the Offer, or the consummation of the transactions contemplated by the Share Allocation and Tender Offer Agreement, illegal.

•     There shall not be pending or threatened any legal proceeding to which any governmental body is or is overtly threatening to become a party: (i) challenging or seeking to restrain or prohibit the acquisition of or payment for Company Securities pursuant to the Offer or the consummation of the other transactions contemplated by the Share Allocation and Tender Offer Agreement; (ii) relating to the transactions contemplated by the Share Allocation and Tender Offer Agreement and seeking to obtain from eBay, any of its subsidiaries or the Company any damages or other relief that would reasonably be expected to be material to eBay or the Company; (iii) seeking to prohibit or limit in any material respect the ability of eBay, the Offeror or any of their affiliates to hold, transfer, vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any Company Securities held by the Offeror after the Acceptance Time; (iv) that would reasonably be expected to materially and adversely affect the right of eBay, any affiliate of eBay or the Company to own the assets or operate the business of the Company; (v) seeking to compel the Company, eBay or any subsidiary of eBay to dispose of or hold separate any Company Securities or any material assets as a result of the transactions contemplated by the Share Allocation and Tender Offer Agreement; or (vi) seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or liability on eBay or the Company or any of the directors, officers or other employees of eBay arising from the transactions contemplated by the Share Allocation and Tender Offer Agreement.

•     eBay shall have received written and notarized resignations (in a form reasonably satisfactory to eBay) executed by each of the individuals serving as a member of the Board of Directors of the Company (the “Company Board”) immediately prior to the Acceptance Time, pursuant to which such individuals shall resign as members of the Company Board, effective as of the Acceptance Time; and the individuals designated by eBay shall have been elected to the Company Board, effective as of the Acceptance Time.

•     Subject to limited exceptions, the Special Committee (as defined below) shall have recommended that the Company Board direct that a proposal to amend the Company’s Articles of Incorporation with respect to the Representative Directors of the Company be submitted to Company shareholders for their approval, and the Company Board shall have directed that such proposal be submitted to Company shareholders for their approval prior to the date of the extraordinary general meeting of the Company’s shareholders described below. According to the Company, on April 28, 2009 (Seoul time), these actions were taken by the Company’s directors.

eBay or the Offeror may waive any of the conditions to the Offer, other than the Minimum Condition.

See Section 16 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations.”

Agreements to Tender and Voting Agreements

Certain holders of Company Securities that collectively beneficially own an aggregate of 26,717,026 of the Company’s issued and outstanding Common Shares (including Common Shares represented by ADSs but excluding Common Shares issuable upon the exercise of options), representing approximately 53.0% of the number of Common Shares outstanding as of April 16, 2009, have each entered into an Agreement to Tender and Voting Agreement pursuant to which such security holders have agreed, among other things, to tender all Company Securities now owned or hereafter acquired by them in the Offer and to vote any such Company Securities in favor of the proposals to be considered at the extraordinary general meeting of the Company’s shareholders to be convened prior to the Acceptance Time (the “Special Meeting”).

See Section 14 of this Offer to Purchase entitled “The Transaction Documents.”

Expiration of the Offer

The Offer expires at 12:00 Midnight (one minute after 11:59 p.m.), New York City time, on Monday, June 1, 2009 (which is 1:00 p.m., Seoul time, on Tuesday, June 2, 2009), unless the Offeror extends the Offer.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Extensions of the Offer	Unless the Share Allocation and Tender Offer Agreement has been terminated:

•     the Offeror may (and if requested by the Company, will) extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, if any of the conditions to the Offer have not been satisfied or waived as of any then scheduled expiration of the Offer in order to permit the satisfaction of the conditions to the Offer; and

•     the Offeror is required to extend the Offer for any period as may be required by any rule or regulation of the U.S. Securities and Exchange Commission (the “SEC”) or The Nasdaq Stock Market that is applicable to the Offer.

Notwithstanding the foregoing, the Offeror is not obligated to extend the Offer beyond the earlier of August 14, 2009 or 25 days after receipt by eBay of a valid written notice from Interpark of the termination of the Agreement to Tender and Voting Agreement among eBay, the Offeror and Interpark.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Subsequent Offering Period	The Offeror may (and, if requested by the Company, will) provide for a “subsequent offering period” within the meaning of Rule 14d-11 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), of between three and 20 business days immediately following the expiration of the Offer (a “subsequent offering period”).

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

v

Ability to Withdraw Tendered Company Securities

Company Securities that are tendered in the Offer may be withdrawn at any time prior to 12:00 Midnight (one minute after 11:59 p.m.), New York City time, on Monday, June 1, 2009 (which is 1:00 p.m., Seoul time, on Tuesday, June 2, 2009), and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after Friday, July 3, 2009.

Any Company Securities that are tendered during a subsequent offering period may not be withdrawn.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

Appraisal Rights	No appraisal rights will be available in connection with the Offer. See Section 18 of this Offer to Purchase entitled “Appraisal Rights.”

Payment of the Offer Price	Subject to the terms and conditions of the Offer and the Share Allocation and Tender Offer Agreement, the Offeror has agreed, and eBay has agreed to cause the Offeror to, accept for payment all Company Securities validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after the Offeror is permitted to do so under applicable legal requirements. If the Acceptance Time shall have occurred, eBay has agreed to instruct the ADS Depositary and the Common Share Depositary to pay for Company Securities validly tendered pursuant to the Offer and not withdrawn no later than three business days after the ADS Depositary and Common Share Depositary have received all of the documents reasonably required by them in connection with such Company Securities from the holder of such Company Securities.

Effects of Completion of the Offer on Holders who do not tender their Company Securities in the Offer; Anticipated Delisting and Deregistration; Acquisition of IAC

Minority Ownership. Company Securities that are not tendered in the Offer will remain outstanding after the completion of the Offer (or any subsequent offering period). In addition, the Company has agreed to sell to the Offeror, and the Offeror has agreed to purchase from the Company, the New Shares for a price per New Share equal to the Offer Price, or an aggregate purchase price of approximately U.S. $555.1 million in cash. If the Offer is completed, neither the Offeror nor eBay will be obligated to purchase any Company Securities not tendered in the Offer (or any subsequent offering period). If the Offer and the purchase of the New Shares are completed and the Company Securities that are subject to the Agreements to Tender and Voting Agreements have been tendered pursuant to the Offer, the Offeror will own approximately 67.8% of the outstanding Common Shares and, accordingly, will control the election of the Company Board and the outcome of certain matters submitted to a vote of the shareholders. Consequently, holders of Company Securities who do not tender their Company Securities in the Offer will be minority shareholders of the Company and will not be able to exercise any significant degree of control over the Company or these matters.

Lack of a Public Trading Market for Company Securities. There is currently no public trading market for the Common Shares, and we do not expect there will be any public trading market for the Common Shares after completion of the Offer. It is also anticipated that there would cease to be a public trading market for ADSs that are not tendered in the Offer following the completion of the Offer. The Offeror will cause the Company to apply for delisting of the ADSs from The Nasdaq Stock Market promptly after the Acceptance Time. In addition, following the Acceptance Time, the

Offeror will cause the Company to terminate the existing Deposit Agreement, dated as of July 5, 2006, between the Company and Citibank, N.A., as depositary (the “Depositary”), and the holders and beneficial owners of the ADSs issued thereunder (the “Deposit Agreement”), under which the ADSs were issued. On and after the date of termination of the Deposit Agreement, each ADS surrendered to the Depositary, upon payment of the charges of the Depositary for the surrender of ADSs referred to in the Deposit Agreement, and upon the payment of any applicable taxes or governmental charges, shall be cancelled and the underlying Common Shares withdrawn. Six months after termination of the Deposit Agreement, the Depositary may sell the Common Shares evidenced by ADSs that have not been cancelled. If the Depositary sells the Common Shares evidenced by the ADSs, the holders of ADSs who have not tendered their ADSs or surrendered their ADSs for cancellation will only be entitled to receive their pro rata share of the proceeds of such sale, without interest. Even in the absence of the delisting of the ADSs and the termination of the Deposit Agreement, the number of ADSs that will remain in the hands of the public after the Offer is completed is likely to be so small that there will no longer be an active public trading market for the ADSs. Accordingly, holders of Company Securities who do not tender should be prepared to hold these securities indefinitely.

Termination of Disclosure Obligations. The Offeror will cause the Company to apply for termination of registration of the Company Securities under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. In the event of such termination of registration, the Company will cease to be required to provide current and periodic reports to the holders of the Company Securities currently required by the Exchange Act, including annual reports on Form 20-F and reports on Form 6-K. After such termination, the Company will be under no obligation to provide, and does not intend to provide, financial statements or other disclosure to holders of Company Securities who do not tender their Company Securities in the Offer under the Exchange Act or to comply with SEC rules and regulations applicable to publicly held companies.

Acquisition of IAC. The Company has agreed to purchase all of the shares of IAC held by the Offeror (representing approximately 99.99% of the total issued and outstanding shares of IAC) pursuant to the IAC Share Purchase Agreement. The business, financial condition and results of operations of the Company will be significantly affected by its acquisition of IAC and the risks associated with integrating and operating the businesses of the Company and IAC. Holders of Company Securities should take into account the potential effects of such acquisition and operations in making a decision whether to tender Company Securities in the Offer.

See Section 7 entitled “Effect of Offer on Listing, Market for Company Securities, Deposit Agreement and SEC Registration,” and Section 10 entitled “Certain Information Concerning IAC and the Proposed Acquisition of IAC by the Company” of this Offer to Purchase.

Shareholders Meeting	The Share Allocation and Tender Offer Agreement requires that the Company convene the Special Meeting for the approval of certain proposals, including a proposal to elect eBay’s designees to the Company Board.

See Section 13 of this Offer to Purchase entitled “Purpose of the Offer; Plans for the Company.”

Position of the Company Board	A special committee of independent directors that negotiated the Share Allocation and Tender Offer Agreement on behalf of the Company Board (the “Special Committee”) has unanimously:

•      determined that the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the issuance of the New Shares to the Offeror, are in the best interests of the Company and its shareholders;

• recommended that the Company Board approve the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby; and

•      recommended that the Company Board resolve to recommend that holders of Company Securities tender their Company Securities in the Offer and vote in favor of the proposals to be considered at the Special Meeting.

The Company Board has unanimously:

•      determined that the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the issuance of the New Shares to the Offeror, are in the best interests of the Company and its shareholders;

• approved the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby;

• recommended that holders of Company Securities tender their Company Securities in the Offer and vote in favor of the proposals to be considered at the Special Meeting; and

•      determined that the purposes of the issuance and sale of the New Shares to the Offeror pursuant to the IAC Share Purchase Agreement satisfy certain criteria set forth in the Articles of Incorporation of the Company, such that such issuance and sale does not confer pre-emptive rights on the existing holders of Common Shares.

ACCORDINGLY, THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT YOU TENDER YOUR COMPANY SECURITIES IN THE OFFER.

See the “Introduction” to this Offer to Purchase and Section 1 of this Offer to Purchase entitled “Terms of the Offer.” Reference is also made to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and which will be mailed to the Company’s security holders with this Offer to Purchase.

See Section 1 entitled “Terms of the Offer” and Section 14 entitled “The Transaction Documents” of this Offer to Purchase for a more complete description of the Offer.

QUESTIONS AND ANSWERS

The Offeror is offering to purchase all of the outstanding Common Shares and all of the outstanding ADSs of the Company, for U.S. $24.00 per Company Security (or any other price per Company Security that is paid in the Offer), net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letters of Transmittal. Following the expiration of the Offer (as the same may be extended pursuant to Section 1.2 of the Share Allocation and Tender Offer Agreement), the portion of the Offer consideration to be paid in exchange for ADSs will be delivered to the ADS Depositary and the portion of the Offer consideration to be paid in exchange for Common Shares will be delivered to the Common Share Depositary. Holders of Company Securities that have validly tendered (and not withdrawn) Company Securities in the Offer will receive the Offer Price in U.S. dollars, net to the seller in cash, without interest and less any required withholding taxes.

The following are some of the questions you may have as a security holder of the Company in connection with the Offer and the answers to those questions. You are urged to read carefully the remainder of this Offer to Purchase and the enclosed Letters of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letters of Transmittal.

Who is offering to buy my shares?

eBay KTA (UK) Ltd., as the Offeror, is offering to buy your shares. eBay KTA (UK) Ltd. is a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of eBay Inc., a Delaware corporation with common stock that is publicly traded on the Nasdaq Global Select Market (NASDAQ: EBAY).

Unless the context indicates otherwise, in this Offer to Purchase we use the terms the “Offeror,” “us,” “we” and “our” to refer to eBay KTA (UK) Ltd. and, where appropriate, eBay Inc. We use the term “eBay” to refer to eBay Inc. alone in this Offer to Purchase and the term the “Company” to refer to Gmarket Inc.

See the “Introduction” to this Offer to Purchase and Section 9 of this Offer to Purchase entitled “Certain Information Concerning the Offeror and eBay.”

How many shares are you offering to buy?

The Offeror is offering to purchase all of the outstanding Company Securities on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letters of Transmittal. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer, the term “Common Shares” to refer to the common shares of the Company, par value KRW 100 per share, the term “ADSs” to refer to the American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by Citibank, N.A., of the Company, the term “Company Securities” to refer to Common Shares and/or ADSs and the term “ADRs” to refer to American Depositary Receipts.

See the “Introduction” to this Offer to Purchase and Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

How much are you offering to pay for my Company Securities?

The Offeror is offering to pay you U.S. $24.00 per Company Security (or any other price per Company Security that is paid in the Offer), net to you in cash, without interest and less any required withholding taxes. Following the expiration of the Offer (as the same may be extended pursuant to Section 1.2 of the Share Allocation and Tender Offer Agreement), the portion of the Offer consideration to be paid in exchange for ADSs will be delivered to the ADS Depositary and the portion of the Offer consideration to be paid in exchange for Common Shares will be delivered to the Common Share Depositary. Holders of Company Securities that have validly tendered (and not withdrawn) Company Securities in the Offer will receive the Offer Price in U.S. dollars, net to the seller in cash, without interest and less any required withholding taxes.

Will I have to pay any fees or commissions if I tender my Company Securities?

If you hold your Company Securities directly as the registered owner and you tender your Company Securities in the Offer, you will not have to pay brokerage fees or similar expenses.

If you own your Company Securities through a broker, dealer, commercial bank or other nominee, and your broker, dealer, commercial bank or other nominee tenders your Company Securities on your behalf, your broker, dealer, commercial bank or other nominee may charge you a fee or commission for doing so. You should consult your broker, dealer, commercial bank or other nominee to determine whether any charges will apply.

For more information about the procedures for tendering your Company Securities in the Offer, see Section 3 of this Offer to Purchase entitled “Procedure for Tendering Company Securities.”

Do you have the financial resources to pay for the shares?

Yes. We estimate that we will need approximately U.S. $1.3 billion to purchase all of the Company Securities pursuant to the Offer and to pay all related fees and expenses. The Offeror will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Company Securities that are validly tendered and accepted for payment in the Offer because eBay or an affiliate of eBay will contribute or otherwise advance funds to the Offeror to enable the Offeror to pay for the Company Securities that are tendered and accepted for payment in the Offer. The Offer is not subject to any financing condition.

See Section 11 of this Offer to Purchase entitled “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Company Securities?

No. We do not believe information regarding our financial condition, beyond information regarding our ability to pay as described above, is relevant to your decision whether to tender your Company Securities pursuant to the Offer because (a) we are offering to purchase all Company Securities, (b) the Offer is solely for cash, (c) the Offer is not subject to any financing condition, and (d) as noted above, we will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Company Securities that are validly tendered and accepted for payment in the Offer.

Does the Company Board recommend that I tender my Company Securities?

The Special Committee has unanimously:

•

determined that the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the issuance of the New Shares to the Offeror, are in the best interests of the Company and its shareholders;

•	recommended that the Company Board approve the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby; and

•

recommended that the Company Board resolve to recommend that holders of Company Securities tender their Company Securities in the Offer and vote in favor of the proposals to be considered at the Special Meeting.

x

The Company Board has unanimously:

•

determined that the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the issuance of the New Shares to the Offeror, are in the best interests of the Company and its shareholders;

•	approved the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby;

•	recommended that holders of Company Securities tender their Company Securities in the Offer and vote in favor of the proposals to be considered at the Special Meeting; and

•

determined that the purposes of the issuance and sale of the New Shares to the Offeror pursuant to the IAC Share Purchase Agreement satisfy certain criteria set forth in the Articles of Incorporation of the Company, such that such issuance and sale does not confer pre-emptive rights on the existing holders of Common Shares.

ACCORDINGLY, THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT YOU TENDER YOUR COMPANY SECURITIES IN THE OFFER.

See the “Introduction” to this Offer to Purchase and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and which will be mailed to the Company’s security holders with this Offer to Purchase.

Is there a deadline for tendering my Company Securities?

You will have until 12:00 Midnight (one minute after 11:59 p.m.), New York City time, on Monday, June 1, 2009 (which is 1:00 p.m., Seoul time, on Tuesday, June 2, 2009), to tender your Company Securities in the Offer, unless we extend the Offer. See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

If you cannot deliver everything that is required to validly tender your ADSs by that time, you may be able to use a guaranteed delivery procedure to tender your ADSs. For a detailed description of the procedures for tendering your ADSs by guaranteed delivery, see Section 3 of this Offer to Purchase entitled “Procedure for Tendering Company Securities.”

Under what circumstances would you extend the Offer?

Unless the Share Allocation and Tender Offer Agreement has been terminated:

•

the Offeror may (and if requested by the Company, will) extend the Offer, on one or more occasions, for an additional period of up to 20 business days per extension, if any of the conditions to the Offer have not been satisfied or waived as of any then scheduled expiration of the Offer in order to permit the satisfaction of the conditions to the Offer; and

•	the Offeror is required to extend the Offer for any period as may be required by any rule or regulation of the SEC or The Nasdaq Stock Market that is applicable to the Offer.

Notwithstanding the foregoing, the Offeror is not obligated to extend the Offer beyond the earlier of August 14, 2009 or 25 days after receipt by eBay of a valid written notice from Interpark of the termination of the Agreement to Tender and Voting Agreement among eBay, the Offeror and Interpark.

We also may (and, if requested by the Company, will) provide for a subsequent offering period of between three and 20 business days in accordance with Rule 14d-11 under the Exchange Act immediately following the expiration of the Offer.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer” for more details on our ability to extend the Offer.

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform the ADS Depositary and the Common Share Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time (which is 10:00 p.m., Seoul time), on the next business day after the day on which the Offer was previously scheduled to expire.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

What are the conditions to the Offer?

The obligation of the Offeror to (and the obligation of eBay to cause the Offeror to) accept for payment and pay for Company Securities validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of certain conditions. Specifically, the Offeror will not be required to accept for payment or pay for, and may delay the acceptance for payment or the payment for, any tendered Company Securities, and may terminate the Offer on any scheduled expiration date (if then permitted by the Share Allocation and Tender Offer Agreement) and not accept for payment any tendered Company Securities, if, at 12:00 Midnight (one minute after 11:59 p.m.), New York City time (which is 1:00 p.m., Seoul time), on the scheduled expiration date of the Offer, any of the following conditions are not satisfied (or have not been waived by eBay or the Offeror):

•

There shall have been validly tendered in accordance with the terms of the Offer and not withdrawn both (the condition described in this paragraph is referred to in this Offer to Purchase as the “Minimum Condition”):

•

a number of Common Shares (including Common Shares represented by ADSs) that, together with any Common Shares (including Common Shares represented by ADSs) owned by eBay or the Offeror immediately prior to the Acceptance Time and the New Shares to be issued to the Offeror pursuant to the Share Allocation and Tender Offer Agreement, represents more than 50% of the sum of (i) all then outstanding Common Shares (including Common Shares represented by ADSs); plus (ii) at the election of eBay, an additional number of shares up to (but not exceeding) the aggregate number of shares of capital stock of the Company issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire shares of capital stock of the Company; and

•

at the election of eBay, all of the Company Securities owned, of record or beneficially, by each of Mr. Ki-Hyung Lee, Chairman of the Company Board, and Interpark, as of the date of the Agreement to Tender and Voting Agreement executed by each of them (whether or not such Agreements to Tender and Voting Agreements are then in effect).

•

Each of the representations and warranties of the Company relating to certain specified matters contained in the Share Allocation and Tender Offer Agreement shall be accurate in all material respects as of the Acceptance Time as if made on and as of the Acceptance Time, except for any such representation or warranty that is made as of a specific date, which representation and warranty shall have been accurate in all material respects as of such date (in each case, without regard to any update of or modification to the Company’s disclosure schedules made on or after April 16, 2009).

•

Each of the representations and warranties of the Company contained in the Share Allocation and Tender Offer Agreement, other than the representations and warranties referred to in the previous paragraph, shall be accurate in all respects as of the Acceptance Time as if made on and as of the Acceptance Time, except for any such representation or warranty that is made as of a specific date, which representation and warranty shall have been accurate in all respects as of such date; provided, however, that the condition described in this paragraph shall be deemed to be satisfied even if such representations and warranties shall not be accurate in all respects unless the circumstances constituting inaccuracies in such representations and warranties (considered collectively and without regard to any materiality or Material Adverse Effect qualifications limiting the scope of such representations and warranties or any update of or modification to the Company’s disclosure schedules made on or after April 16, 2009) constitute, or would reasonably be expected to have or result in, a Material Adverse Effect.

•

All of the covenants and obligations in the Share Allocation and Tender Offer Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with and performed by the Company in all material respects.

•

The business combination report required in connection with the transactions contemplated by the Share Allocation and Tender Offer Agreement under the Korean Monopoly Regulation and Fair Trade Act shall have been duly approved by the Korea Fair Trade Commission (the “KFTC”) or the relevant waiting period shall have expired or been terminated after filing the report without any objection from the KFTC, in each case without the imposition of any term, limitation, condition or restriction, except as otherwise provided in the Share Allocation and Tender Offer Agreement, that eBay determines in good faith to have a materially detrimental impact on the benefits expected to be derived from any of the transactions contemplated by the Share Allocation and Tender Offer Agreement. On April 23 and April 28, 2009, the KFTC issued to the Offeror written notices that it had reached its final decision to grant the Offeror final conditional approval of the proposed transactions and that the conditions thereto would be the same as those previously recommended by the KFTC examiner. eBay has determined that the conditions recommended by the KFTC examiner and adopted by the KFTC would not have such a materially detrimental impact. This Offer Condition has therefore been satisfied. See Section 16 entitled “Conditions to the Offeror’s Obligations” and Section 17 entitled “Certain Regulatory and Legal Matters” of this Offer to Purchase.

•

No temporary restraining order, preliminary or permanent injunction or order preventing or making illegal the acquisition of or payment for Company Securities) pursuant to the Offer or preventing the completion of the transactions contemplated by the Share Allocation and Tender Offer Agreement shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and no legal requirement shall have been enacted or deemed applicable to transactions contemplated by the Share Allocation and Tender Offer Agreement that makes the acquisition of or payment for Company Securities pursuant to the Offer, or the consummation of the transactions contemplated by the Share Allocation and Tender Offer Agreement, illegal.

•

There shall not be pending or threatened any legal proceeding to which any governmental body is or is overtly threatening to become a party: (i) challenging or seeking to restrain or prohibit the acquisition of or payment for Company Securities pursuant to the Offer or the consummation of the other transactions contemplated by the Share Allocation and Tender Offer Agreement; (ii) relating to the transactions contemplated by the Share Allocation and Tender Offer Agreement and seeking to obtain from eBay, any of its subsidiaries or the Company any damages or other relief that would reasonably be expected to be material to eBay or the Company; (iii) seeking to prohibit or limit in any material respect the ability of eBay, the Offeror or any of their affiliates to hold, transfer, vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any Company Securities held by the Offeror after the Acceptance Time; (iv) that would reasonably be expected to materially and adversely affect the right of eBay, any affiliate of eBay or the Company to own the assets or operate the business of the Company; (v) seeking to compel the Company, eBay or any subsidiary of eBay to dispose of or hold separate any Company Securities or any material assets as a result of the transactions contemplated by the Share Allocation and Tender Offer Agreement; or (vi) seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or liability on eBay or the Company or any of the directors, officers or other employees of eBay arising from the transactions contemplated by the Share Allocation and Tender Offer Agreement.

•

eBay shall have received written and notarized resignations (in a form reasonably satisfactory to eBay) executed by each of the individuals serving as a member of the Board of Directors of the Company (the “Company Board”) immediately prior to the Acceptance Time, pursuant to which such individuals shall resign as members of the Company Board, effective as of the Acceptance Time; and the individuals designated by eBay shall have been elected to the Company Board, effective as of the Acceptance Time.

•

Subject to limited exceptions, the Special Committee shall have recommended that the Company Board direct that a proposal to amend the Company’s Articles of Incorporation with respect to the Representative Directors of the Company be submitted to Company shareholders for their approval, and the Company Board shall have directed that the such proposal be submitted to Company shareholders for their approval prior to the date of the extraordinary general meeting of the Company’s shareholders described below. According to the Company, on April 28, 2009 (Seoul time), these actions were taken by the Company’s directors.

eBay or the Offeror may waive any of the conditions to the Offer, other than the Minimum Condition.

See Section 16 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations.”

How do I tender my Company Securities?

If you want to tender your Company Securities, you must do one of the following before the Offer expires:

For Common Shares held in certificated form:

•	unless you already have a U.S. dollar account with a foreign exchange bank in Korea, open a U.S. dollar account with any foreign exchange bank in Korea;

•

open a securities account with Goodmorning Shinhan Securities Co., Ltd., the Common Share Depositary (unless you already have a securities account with the Common Share Depositary), and deposit the certificates for your Common Shares which are to be tendered into your securities account maintained at the Common Share Depositary in the manner described in this Offer to Purchase; and

•

complete and execute the BLUE Letter of Transmittal for Common Shares, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver, the BLUE Letter of Transmittal and any other required documents, including a copy of the bank passbook for your U.S. dollar account, to the Common Share Depositary or any of its branches in Korea.

For Common Shares deposited with any custodian depositary, securities or other qualified financial institution under Korean law:

•	unless you already have a U.S. dollar account with a foreign exchange bank in Korea, open a U.S. dollar account with any foreign exchange bank in Korea;

•

unless you already have a securities account with Goodmorning Shinhan Securities Co., Ltd., the Common Share Depositary, open a securities account with the Common Share Depositary in the manner described in this Offer to Purchase;

•

instruct your custodian depositary, securities or other qualified financial institution that holds your Common Shares to effect the transfer of your Common Shares which are to be tendered to your securities account maintained at the Common Share Depositary; and

•

complete and execute the BLUE Letter of Transmittal for Common Shares, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver, the BLUE Letter of Transmittal and any other required documents, including a copy of the bank passbook for your U.S. dollar account, to the Common Share Depositary or any of its branches in Korea.

For ADSs held in book-entry form all of which are held through facilities of The Depository Trust Company:

•

request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. Note that if certain electronic certifications are not made in respect of your ADSs and you wish to avoid Korean income tax withholding, you must:

•	deliver the ADSs via book-entry transfer through DTC;

•	complete and sign the GREEN Letter of Transmittal for ADSs, which is enclosed with this document, in accordance with the instructions contained in the GREEN Letter of Transmittal; and

•

mail or deliver the GREEN Letter of Transmittal for ADSs and any other required documents to Citibank, N.A., the ADS Depositary, at the address set forth on the back cover of this Offer to Purchase. For a description of those document delivery requirements, see Section 3 entitled “Procedure for Tendering Company Securities” and Section 5 entitled “Material Tax Consequences to Security Holders” of this Offer to Purchase.

For ADSs held in certificated or direct registration form:

•	complete and sign the GREEN Letter of Transmittal for ADSs, which is enclosed with this document, in accordance with the instructions contained in the GREEN Letter of Transmittal;

•	have your signature on the GREEN Letter of Transmittal for ADSs medallion guaranteed if required by Instruction 1 of the GREEN Letter of Transmittal); and

•

mail or deliver the GREEN Letter of Transmittal for ADSs and any other required documents, including the certificate for your ADSs, known as an American Depositary Receipt, if applicable, to Citibank, N.A., the ADS Depositary, at the address set forth on the back cover of this Offer to Purchase.

Any holder of ADSs who desires to tender ADSs pursuant to the Offer and whose ADRs are not immediately available, or who cannot comply in a timely manner with the procedures for tendering ADSs by book-entry transfer, or who cannot deliver all required documents to the ADS Depositary by the expiration of the Offer, may tender such ADSs pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Company Securities.”

May I withdraw previously tendered Company Securities?

You may withdraw any previously tendered Company Securities at any time prior to 12:00 Midnight (one minute after 11:59 p.m.), New York City time, on Monday, June 1, 2009 (which is 1:00 p.m., Seoul time, on Tuesday, June 2, 2009), or such later date as the Offer may be extended, and, unless accepted for payment pursuant to the Offer, you may also withdraw any previously tendered Company Securities at any time after Friday, July 3, 2009.

If we provide for a subsequent offering period, you will not be able to withdraw any Company Securities that you tender during the subsequent offering period.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

How do I withdraw previously tendered Company Securities?

To withdraw Common Shares that you previously tendered in the Offer, you or your duly appointed attorney-in-fact must visit a branch of the Common Share Depositary, and deliver a written notice of withdrawal together with any other required information while you still have the right to withdraw the Common Shares. To withdraw ADSs that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, together with any other required information to the ADS Depositary while you still have the right to withdraw the ADSs.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

If the Offer is completed, what will happen to Company Securities that are not tendered and will the Company remain a public company?

Company Securities that are not tendered in the Offer will remain outstanding after the completion of the Offer (or any subsequent offering period). In addition, the Company has agreed to sell to the Offeror, and the Offeror has agreed to purchase from the Company, 23,131,071 newly issued Common Shares for a price per share equal to the Offer Price, or an aggregate purchase price of approximately U.S. $555.1 million in cash. If the Offer is completed, neither the Offeror nor eBay will be obligated to purchase any Company Securities not tendered in the Offer (or any subsequent offering period). If the Offer and the purchase of the New Shares are completed and the Company Securities that are subject to the Agreements to Tender and Voting Agreements have been tendered pursuant to the Offer, the Offeror will own approximately 67.8% of the outstanding Common Shares and, accordingly, will control the election of the Company Board and the outcome of certain matters submitted to a vote of the Company’s shareholders. Consequently, holders of Company Securities who do not tender their Company Securities in the Offer will be minority shareholders of the Company and will not be able to exercise any significant degree of control over the Company or these matters.

There is currently no public trading market for the Common Shares, and we do not expect there will be any public market for the Common Shares after completion of the Offer. It is also anticipated that there would cease to be a public trading market for ADSs that are not tendered in the Offer following the completion of the Offer. The Offeror will cause the Company to apply for delisting of the ADSs from The Nasdaq Stock Market promptly after the Acceptance Time. In addition, following the Acceptance Time, the Offeror will cause the Company to terminate the existing Deposit Agreement under which the ADSs were issued. On and after the date of termination of the Deposit Agreement, each ADS surrendered to the Depositary, upon payment of the charges of the Depositary for the surrender of ADSs referred to in the Deposit Agreement, and upon the payment of any applicable taxes or governmental charges, shall be cancelled and the underlying Common Shares withdrawn. Six months after termination of the Deposit Agreement, the Depositary may sell the Common Shares evidenced by ADSs that have not been cancelled. If the Depositary sells the Common Shares evidenced by the ADSs, the holders of ADSs who have not tendered their ADSs or surrendered their ADSs for cancellation will only be entitled to receive their pro rata share of the proceeds of such sale, without interest. Even in the absence of the delisting of the ADSs and the termination of the Deposit Agreement, the number of ADSs that will remain in the hands of the public after the Offer is completed is likely to be so small that there will no longer be an active public trading market for the ADSs. Accordingly, holders of Company Securities who do not tender should be prepared to hold these securities indefinitely.

The Offeror will cause the Company to apply for termination of registration of the Company Securities under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. In the event of such termination of registration, the Company will cease to be required to provide, and does not intend to provide, current and periodic reports to the holders of the Company Securities currently required by the Exchange Act, including annual reports on Form 20-F and reports on Form 6-K. After such termination, the Company will be under no obligation to provide financial statements or other disclosure to holders of Company Securities who do not tender their Company Securities in the Offer under the Exchange Act or to comply with SEC rules and regulations to publicly held companies.

The Company has agreed to purchase all of the shares of IAC held by the Offeror (representing approximately 99.99% of the total issued and outstanding shares of IAC) pursuant to the IAC Share Purchase Agreement. It is contemplated that this transaction will close within a few business days of the closing of the issuance and sale of the New Shares to the Offeror following the Acceptance Time. The business, financial condition and results of operations of the Company will be significantly affected by its acquisition of IAC and the risks associated with integrating and operating the business of the Company and IAC. Holders of Company Securities should take into account the potential effects of such acquisition and operations in making a decision whether to tender their Company Securities in the Offer.

See Sections 7, 10 and 13 of this Offer to Purchase entitled “Effect of Offer on Listing, Market for Company Securities, Deposit Agreement and SEC Registration,” “Certain Information Concerning IAC and the Proposed Acquisition of IAC by the Company” and “Purpose of the Offer; Plans for the Company,” respectively.

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer.

See Section 18 of this Offer to Purchase entitled “Appraisal Rights.”

What is the market value of my Company Securities as of a recent date?

There is no established public trading market for the Common Shares. The ADSs currently trade on the Nasdaq Global Select Market under the symbol “GMKT.” On April 15, 2009, the last full day of trading in the United States before the public announcement of the execution of the Share Allocation and Tender Offer Agreement, the closing price of the ADSs on the Nasdaq Global Select Market was U.S. $19.96 per share. On May 1, 2009, the last full day of trading in the United States before the commencement of the Offer, the closing price of the ADSs on the Nasdaq Global Select Market was U.S. $23.89 per share. We encourage you to obtain a recent quotation for the ADSs in deciding whether to tender your Company Securities in the Offer.

See Section 6 of this Offer to Purchase entitled “Price Range of ADSs; Dividends on the Company Securities.”

What will happen to the Company’s stock options in the Offer?

The Company’s stock options (“Company Options”) that are not exercised prior to the expiration of the Offer will remain outstanding following the closing of the Offer. Pursuant to the Share Allocation and Tender Offer Agreement, within 30 days after the Acceptance Time (or, if there is a subsequent offering period with respect to the Offer, within 30 days after the expiration of the subsequent offering period), eBay will offer each holder of outstanding Company Options the opportunity to receive, in exchange for such holder’s agreement in writing to cancel such holder’s Company Option, a newly issued option to purchase shares of the common stock of eBay having the terms described in this Offer to Purchase.

See Section 14 of this Offer to Purchase entitled “The Transaction Documents.”

What are the material United States federal income tax consequences to United States security holders who tender their Company Securities?

The following is a summary of certain material United States federal income tax consequences to United States security holders (as such term is defined in Section 5 of this Offer to Purchase) who tender their Company Securities in the Offer. United States security holders are strongly urged to review Section 5 of this Offer to Purchase entitled “Material Tax Consequences to Security Holders” and to consult with their own tax advisors as to the particular tax consequences to them of participating in the Offer.

The receipt of cash by United States security holders in exchange for their Company Securities pursuant to the Offer will be a taxable transaction for United States federal income tax purposes for those United States security holders who elect to participate in the Offer.

Generally, a United States security holder who sells Company Securities pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the aggregate Offer Price paid to such holder and the security holder’s adjusted tax basis in the Company Securities sold pursuant to the Offer. If such Company Securities constitute capital assets in the hands of a security holder, such gain or loss will generally be capital gain or loss. Generally, under current United States federal income tax law, capital gains recognized by a United States individual are currently subject to a maximum United States federal income tax rate of 15% if the Company Securities were held for more than one year. The period in which a United States security holder held ADSs that were acquired upon conversion of Common Shares should include the period in which such converted Common Shares were held. Certain limitations apply to the deductibility of capital losses, and security holders should consult their own tax advisors regarding the deductibility of any capital losses.

A United States security holder may be subject to United States federal income tax backup withholding on proceeds received for the security holder’s ADSs in the Offer. The backup withholding rate under current United States federal income tax law is 28%. Backup withholding will generally not apply, however, to a United States security holder who tenders ADSs and who furnishes the ADS Depositary with a correct taxpayer identification number on and properly executes the attached Substitute Form W-9.

What are the material Korean income and transaction tax consequences to United States security holders who tender their Company Securities?

The following is a summary of certain material Korean income and transaction tax consequences to United States security holders who tender their Company Securities in the Offer and who are not otherwise Korean residents subject to taxation as discussed below.

Generally under Korean law, Korean income tax withholding will not apply to the receipt of cash by United States security holders upon the sale of their ADSs. If a United States holder of ADSs acquired the ADSs through a conversion of Common Shares, however, such United States holder of ADSs will be subject to Korean income tax withholding at a rate equal to the lower of (i) 11% (including resident surtax) of the gross proceeds; or (ii) 22% (including resident surtax) of the net gains realized, unless such United States holder of ADSs can claim an exemption from Korean income tax pursuant to the income tax treaty between Korea and the United States. Notwithstanding the foregoing, in order to avoid Korean income tax withholding in connection with the sale of the ADSs pursuant to the Offer, a United States security holder must timely satisfy certain certification and documentation requirements set forth in this Offer to Purchase. If a United States holder of ADSs fails to satisfy these requirements, Korean income tax will be calculated and withheld at a rate of 11% of the aggregate Offer Price paid to such holder (notwithstanding that the amount determined under clause (ii) above might be less).

United States security holders who convert their Common Shares into ADSs prior to tendering their securities in connection with the Offer generally may not avoid Korean income tax withholding unless such security holder can claim an exemption from such Korean income tax pursuant to the income tax treaty between Korea and the United States. The Korean securities transaction tax, however, will not apply to the sale of ADSs pursuant to the Offer.

Generally under Korean law, a sale of Common Shares by a United States holder of Common Shares will be subject to Korean income tax withholding at a rate equal to the lower of (i) 11% (including resident surtax) of the gross proceeds; or (ii) 22% (including resident surtax) of the net gains realized, unless such United States holder of Common Shares can claim an exemption from Korean income tax pursuant to the income tax treaty between Korea and the United States. In order to claim an exemption from Korean income tax or an income tax rate of 22% of the net gains realized (if such amount is lower than 11% of the aggregate Offer Price paid to such holder), a United States holder of Common Shares must timely satisfy certain documentation requirements set forth in Section 5 of this Offer to Purchase entitled “Material Tax Consequences to Security Holders.” If a United States holder of Common Shares fails to satisfy these requirements, Korean income tax will be calculated and withheld at a rate of 11% of the aggregate Offer Price paid to such holder. In addition, the receipt of the Offer Price by a United States holder of Common Shares upon the sale of Common Shares will be subject to withholding of Korean securities transaction tax at a rate of 0.5% of the aggregate Offer Price paid to such holder of Common Shares.

United States security holders are strongly urged to review Section 3 entitled “Procedure for Tendering Company Securities” and Section 5 entitled “Material Tax Consequences to Security Holders” of this Offer to Purchase and to consult with their own tax advisors as to the particular tax consequences to them of participating in the Offer, including the effect of their respective domestic tax laws and Korean tax laws, their eligibility and qualification for benefits under the income tax treaty between Korea and the United States, and how to satisfy the certification and documentation requirements to avoid Korean income tax withholding as set forth in this Offer to Purchase.

What are the material Korean income and transaction tax consequences to Korean security holders who tender their Company Securities?

The following is a summary of certain material Korean income and transaction tax consequences to Korean security holders (as such term is defined in Section 5 of this Offer to Purchase) who tender their Company Securities in the Offer.

Generally, a Korean resident corporate holder of Common Shares that sells its Common Shares pursuant to the Offer is responsible for paying corporate income tax at a rate of 24.2% (including resident surtax) of the net realized gains. In addition, the Common Share Depositary will withhold Korean securities transaction tax at a rate of 0.5% of the aggregate Offer Price paid to such tendering holder of Common Shares.

Generally, a Korean resident individual holder of Common Shares who sells his or her Common Shares pursuant to the Offer is responsible for paying income tax generally at a rate of 11% (including resident surtax) of his or her net realized gains. In addition, the Common Share Depositary will withhold Korean securities transaction tax at a rate of 0.5% of the aggregate Offer Price paid to such tendering holder of Common Shares.

Generally, a Korean resident corporate holder of ADSs that sells its ADSs pursuant to the Offer is responsible for paying corporate income tax at a rate of 24.2% (including resident surtax) of the net realized gains. However, Korean income tax at a rate of 11% of the aggregate Offer Price paid to a tendering holder of ADSs will be calculated and withheld unless the Korean resident corporate holder of ADSs timely satisfies certain certification and documentation requirements set forth in this Offer to Purchase. The Korean securities transaction tax will not apply to the sale of ADSs pursuant to the Offer.

Generally, a Korean resident individual holder of ADSs that sells his or her ADSs pursuant to the Offer is responsible for paying income tax at a rate of 11% (including resident surtax) of his or her net realized gains. However, Korean income tax at a rate of 11% of the aggregate Offer Price paid to a tendering holder of ADSs will be calculated and withheld unless the Korean resident individual holder of ADSs timely satisfies certain certification and documentation requirements set forth in this Offer to Purchase. The Korean securities transaction tax will not apply to the sale of ADSs pursuant to the Offer.

Korean security holders are strongly urged to review Section 3 entitled “Procedure for Tendering Company Securities” and Section 5 entitled “Material Tax Consequences to Security Holders” of this Offer to Purchase and to consult with their own tax advisors as to the particular tax consequences to them of participating in the Offer and, in the case of Korean holders of ADSs, how to satisfy the certification and documentation requirements to avoid Korean income tax withholding as set forth in this Offer to Purchase.

What documentation is necessary to establish that a holder of ADSs is not subject to Korean income tax withholding?

For ADSs being tendered that are held in book-entry form through DTC:

A beneficial owner of ADSs held in book-entry form through DTC may establish that it is not subject to Korean income tax withholding through a certification from a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized

Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program, or by any other “eligible guarantor institution” as defined under Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”) (i) on behalf of the beneficial owner that the ADSs being tendered were not acquired through a conversion of Common Shares into ADSs and (ii) on behalf of the Eligible Institution that it has reviewed and has in its possession a trade confirmation or account statement evidencing that the ADSs being tendered were not acquired through a conversion of Common Shares into ADSs. If such a certification cannot be provided through the facilities of DTC, either because the ADSs being tendered were acquired through a conversion of Common Shares or for any other reason, but the beneficial owner can establish that it would not be subject to Korean income tax withholding because the beneficial owner is either a resident of Korea or qualifies for an exemption under an applicable income tax treaty with Korea, in order to avoid Korean income tax withholding the beneficial owner and its Eligible Institution must deliver the ADSs via book-entry through DTC and follow the procedures for ADSs held in certificated or direct registration form for the delivery of other documentation to the ADS Depositary using the GREEN Letter of Transmittal for ADSs (including proper identification by the Eligible Institution of such beneficial owner) accompanied by certain required documentation described in Section 3 entitled “Procedure for Tendering Company Securities” and Section 5 entitled “Material Tax Consequences to Security Holders” of this Offer to Purchase. Such beneficial owner should carefully review the information contained in those sections regarding the eligibility and documentation requirements to avoid withholding of Korean income tax and should consult its own tax advisors regarding such matters.

The failure to establish that the ADSs being tendered were acquired other than through conversion of Common Shares or to establish that Korean income tax withholding does not apply on the basis of the eligibility and documentation requirements set forth above will result in Korean income tax being withheld at a rate of 11% of the aggregate Offer Price paid to a tendering holder of ADSs.

For ADSs being tendered that are held in certificated or direct registration form:

A record holder of ADSs held in certificated or direct registration form may establish that it is not subject to Korean income tax withholding by confirming that such holder acquired the ADSs being tendered other than through a conversion of Common Shares. Appropriate confirmation for record holders of ADSs consists of a certification by such holder in its GREEN Letter of Transmittal for ADSs that such record holder did not acquire the ADSs being tendered through a conversion of Common Shares and delivery to the ADS Depositary of either a trade confirmation or account statement evidencing the purchase of such ADSs.

If such certification and document delivery cannot be provided by the record holder, either because the ADSs being tendered were acquired through a conversion of Common Shares or for any other reason, but the record owner can establish that it would not be subject to Korean income tax withholding because the record owner is either a resident of Korea or qualifies for an exemption under an applicable income tax treaty with Korea, in order to avoid Korean income tax withholding the record holder must deliver the GREEN Letter of Transmittal for ADSs to the ADS Depositary, accompanied by certain documentation described in Section 3 entitled “Procedure for Tending Company Securities” and Section 5 entitled “Material Tax Consequences to Security Holders” of this Offer to Purchase, and the certificates for ADSs, if applicable. Such record holder should carefully review the information contained in those sections regarding the eligibility and documentation requirements to avoid withholding of Korean income tax and should consult with its own tax advisors regarding such matters.

The failure to establish that the ADSs being tendered were acquired other than through conversion of Common Shares or to establish that Korean income tax withholding does not apply on the basis of the eligibility and documentation requirements set forth above will result in Korean income tax being withheld at a rate of 11% of the aggregate Offer Price paid to a tendering holder of ADSs.

What documentation is necessary to establish that a holder of Common Shares is not subject to Korean income tax withholding?

A tendering holder of Common Shares may avoid Korean income tax withholding if such holder timely establishes that it is either a resident of Korea or qualifies for an exemption under an applicable income tax treaty with Korea. Such holders should carefully review the information contained in Section 3 entitled “Procedure for Tendering Company Securities” and Section 5 entitled “Material Tax Consequences to Security Holders” of this Offer to Purchase regarding the eligibility and documentation requirements to avoid withholding of Korean income tax and consult with their own tax advisors regarding such matters.

Whom should I call if I have questions about the Offer?

You may call D. F. King & Co., Inc., the information agent for the Offer, at (800) 488-8095 toll-free in the United States and Canada, or at (212) 269-5550 from outside the United States and Canada.

Questions and requests for assistance in connection with the Offer regarding Common Shares may also be directed to the Common Share Depositary in Korea for the Offer at its address and telephone number set forth on the back cover page of this Offer to Purchase.

See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

INTRODUCTION

eBay KTA (UK) Ltd. (the “Offeror”), a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of eBay Inc., a Delaware corporation (“eBay”), is offering to purchase all outstanding common shares, par value KRW 100 per share (the “Common Shares”), and all outstanding American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by Citibank, N.A. (the “ADSs” and, together with the Common Shares, the “Company Securities”), of Gmarket Inc., a company organized under the laws of the Republic of Korea (the “Company”), at a price of U.S. $24.00 per Company Security, net to the seller in cash (such price, or any other price per Company Security that is paid in the tender offer, the “Offer Price”), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to the Share Allocation and Tender Offer Agreement, dated as of April 16, 2009, by and among eBay, the Offeror and the Company (as it may be amended from time to time, the “Share Allocation and Tender Offer Agreement”). The Share Allocation and Tender Offer Agreement provides, among other things, for the making of the Offer by the Offeror and the purchase by the Offeror of 23,131,071 newly issued Common Shares (the “New Shares”) from the Company for a price per New Share equal to the Offer Price, or an aggregate purchase price of approximately $555.1 million in cash. Company Securities that are not tendered in the Offer will remain outstanding after the completion of the Offer. The Share Allocation and Tender Offer Agreement is more fully described in Section 14 of this Offer to Purchase entitled “The Transaction Documents,” which also contains a discussion of the treatment of the Company’s stock options.

If you hold your Company Securities directly as the registered owner and you tender your Company Securities in the Offer, you will not have to pay brokerage fees or similar expenses.

If you own your Company Securities through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Company Securities tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Company Securities to determine whether any charges will apply. The Offeror will pay all charges and expenses of Citibank, N.A. (the “ADS Depositary”), Goodmorning Shinhan Securities Co., Ltd. (the “Common Share Depositary”) and D. F. King & Co., Inc. (the “Information Agent”) for their respective services in connection with the Offer. See Section 19 of this Offer to Purchase entitled “Fees and Expenses.”

The Company’s Board of Directors (the “Company Board”) and a special committee of independent directors of the Company Board that negotiated the Share Allocation and Tender Offer Agreement on behalf of the Company Board (the “Special Committee”) have unanimously determined that the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the issuance of the New Shares, are in the best interests of the Company and its shareholders. The Special Committee has unanimously recommended that the Company Board approve the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby and by the Agreements to Tender and Voting Agreements described in this Offer to Purchase and the IAC Share Purchase Agreement (as defined below) (collectively, the “Contemplated Transactions”) and has unanimously recommended that the Company Board resolve to recommend that holders of Company Securities tender their Company Securities in the Offer and vote in favor of the proposals to be considered at the extraordinary general meeting of the Company’s shareholders (the “Special Meeting”) to be convened prior to the time that the Offeror first accepts Company Securities for payment pursuant to the Offer (the “Acceptance Time”). The Company Board has unanimously approved the Share Allocation and Tender Offer Agreement and the Contemplated Transactions and has unanimously recommended that holders of Company Securities tender their Company Securities in the Offer and vote in favor of the proposals to be considered at the Special Meeting. The proposals to be considered at the Special Meeting (the “Voting Proposals”) are described more fully in Section 13 of this Offer to Purchase entitled “Purpose of the Offer; Plans for the

Company.” The recommendations of the Company Board and the Special Committee described above are referred to in this Offer to Purchase as the “Company Board Recommendation” and the “Special Committee Recommendation,” respectively.

The Company has represented to eBay and the Offeror that the Special Committee and the Company Board have received an opinion letter from Cowen and Company, LLC (“Cowen”) dated April 15, 2009 (the “Cowen Opinion Letter”) setting forth Cowen’s opinions that, as of such date and subject to the assumptions, qualifications and limitations set forth in the Cowen Opinion Letter: (i) the Offer Price of U.S. $24.00 in cash per outstanding Company Security was fair, from a financial point of view, to the holders of the Company Securities, other than parties to the Agreements to Tender and Voting Agreements described below who are not employees of the Company (Cowen was not asked to, and did not, express any opinion as to the fairness of the Offer Price to those parties); and (ii) the aggregate price to be paid by the Offeror to the Company for the New Shares, together with the aggregate price to be paid by the Company to the Offeror for the shares of Internet Auction Co., Ltd., a company organized under the laws of the Republic of Korea (“IAC”), to be purchased from the Offeror pursuant to the IAC Share Purchase Agreement (as defined below) (together, as used in the Cowen Opinion Letter, the “IAC Transaction Consideration”), was fair, from a financial point of view, to the Company. The full text of the Cowen Opinion Letter is attached as Appendix A to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”), which is being filed with the SEC and being mailed to the holders of the Company Securities with this Offer to Purchase. Holders of the Company Securities are urged to read the Cowen Opinion Letter in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the Cowen Opinion Letter set forth in this paragraph and in the Schedule 14D-9 is qualified in its entirety by the full text of the Cowen Opinion Letter. Cowen’s analyses and opinions were prepared for the benefit and use of, and addressed to, the Special Committee and the Company Board in their respective considerations of the transactions contemplated by the Share Allocation and Tender Offer Agreement and the IAC Share Purchase Agreement, and were directed only to the fairness to the holders of the Company Securities (other than the parties referred to above) from a financial point of view, of the Offer Price and to the fairness to the Company, from a financial point of view, of the IAC Transaction Consideration, respectively. Cowen’s opinions contained in the Cowen Opinion Letter do not constitute opinions as to the merits of those transactions, nor a recommendation to any holder of the Company Securities as to how such holder should respond to the Offer or vote such holder’s Company Securities in respect of the Voting Proposals. In addition, the Cowen Opinion Letter does not address the Company’s underlying business decision to effect the transactions contemplated by the Share Allocation and Tender Offer Agreement and the IAC Share Purchase Agreement or the relative merits of those transactions as compared to other business strategies or transactions that might be available to the Company. For information with respect to the fees to which Cowen became entitled from the Company upon the rendering of Cowen’s opinions to the Special Committee and the Company Board, and the transaction fee the Company has agreed to pay Cowen if the Offer is consummated, reference is made to the Schedule 14D-9.

The Offer is conditioned upon, among other things, the condition that, prior to the expiration of the Offer, there shall have been validly tendered in accordance with the terms of the Offer and not withdrawn both (i) a number of Common Shares (including Common Shares represented by ADSs) that, together with any Common Shares (including Common Shares represented by ADSs) owned by the Offeror or eBay immediately prior to the Acceptance Time and the issuance to the Offeror of the New Shares pursuant to the Share Allocation and Tender Offer Agreement, represents more than 50% of the sum of (x) all then outstanding Common Shares (including Common Shares represented by ADSs) plus (y) at the election of eBay, an additional number of shares up to (but not exceeding) the aggregate number of shares of capital stock of the Company issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire shares of capital stock of the Company, and (ii) at the election of eBay, all of the Company Securities owned, of record or beneficially, by each of Mr. Ki-Hyung Lee, Chairman of the Company Board, and Interpark Corporation (“Interpark”) as of the date of the Agreement to Tender and Voting Agreement executed by each of them (whether or not such Agreements to Tender and Voting Agreements are then in effect) (the condition described in this paragraph is referred to in this Offer to Purchase as the “Minimum Condition”). See Section 16 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations” for a description of all of the conditions to the Offer.

The Company has represented that as of April 16, 2009 there were 50,423,122 outstanding Common Shares (including Common Shares represented by outstanding ADSs) and outstanding stock options to purchase 2,081,002 Common Shares. Neither eBay nor the Offeror currently beneficially owns any Company Securities except insofar as the Agreements to Tender and Voting Agreements described in Section 14 of this Offer to Purchase entitled “The Transaction Documents” may be deemed to constitute beneficial ownership. eBay expressly disclaims such beneficial ownership. Holders of Company Securities that collectively beneficially own an aggregate of 26,717,026 of the Company’s issued and outstanding Common Shares (including Common Shares represented by ADSs but excluding Common Shares issuable upon the exercise of options), representing approximately 53.0% of the number of Common Shares outstanding as of April 16, 2009, already have agreed to tender their Company Securities into the Offer pursuant to the Agreements to Tender and Voting Agreements. Performance by these security holders of their obligations to tender their Company Securities pursuant to such Agreements to Tender and Voting Agreements will result in satisfaction of the Minimum Condition. See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

As used in this Offer to Purchase, the term “required withholding taxes” means the amount of withholding taxes determined by the ADS Depositary or the Common Share Depositary, as applicable.

All references to “Korea” herein shall be deemed to refer to the Republic of Korea. Unless otherwise indicated, all dates set forth in this Offer to Purchase are dates in time zones of the United States.

This Offer to Purchase and the related Letters of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Forward-Looking Statements

This document and the documents incorporated by reference into this document include certain forward-looking statements. These forward-looking statements appear throughout this document and include statements regarding our intent, belief or current expectations, including statements concerning plans with respect to the acquisition of all the Company Securities. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside eBay’s, the Offeror’s and the Company’s control, that could cause actual results to differ materially from such statements. Factors that may cause or contribute to such differences include:

•	the effect that the current global financial crisis and global economic recession will or may have on the Company’s and IAC’s business prospects, financial condition and results of operations;

•

the effect that political, economic or social conditions in Korea or other areas of Asia may have on the Company’s and IAC’s businesses, including the volume of transactions on their e-commerce marketplaces and their results of operations;

•

the effect from competitive factors affecting the Company’s and IAC’s industry, in particular the retail e-commerce industry in Korea, including new services that may be introduced, changes in consumer preferences and confidence levels;

•	the Company’s and IAC’s ability to attract new customers and retain existing customers;

•	risks associated with the Company’s and IAC’s international operations (including foreign currency exchange rate fluctuations);

•	the ability to implement security processes to guard against hacking or information loss or prevent listing of counterfeit or illegal products on the Company’s and IAC’s websites;

•	the Company’s and IAC’s ability to manage regulatory and litigation risks in Korea and other areas of Asia;

•	the Company’s and IAC’s ability to integrate their employees and certain systems in a timely and effective manner;

•	the Company’s and IAC’s ability to execute fully on their business strategy following the completion of the transactions described in this Offer to Purchase; and

•

other risks and uncertainties described in reports filed by the Company and eBay with the SEC under the Exchange Act, including without limitation under the heading “Risk Factors” in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 and in eBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in eBay’s subsequent quarterly reports on Form 10-Q.

We are under no obligation, and expressly disclaim any intention or obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Except as otherwise set forth in this Offer to Purchase, the information concerning eBay and the Offeror contained in this document has been furnished by eBay and the information concerning the Company contained in this document has been furnished by the Company.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Company Securities validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase entitled “Withdrawal Rights.” The term “Expiration Date” means 12:00 Midnight (one minute after 11:59 p.m.), New York City time, on Monday, June 1, 2009 (which is 1:00 p.m., Seoul time, on Tuesday, June 2, 2009) (the “Scheduled Expiration Date”), unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

Unless the Share Allocation and Tender Offer Agreement has been terminated:

•

the Offeror may (and if requested by the Company, will) extend the Offer, on one or more occasions, for an additional period of up to 20 business days per extension, if any of the conditions to the Offer have not been satisfied or waived as of the Expiration Date in order to permit the satisfaction of the conditions to the Offer; and

•	the Offeror is required to extend the Offer for any period as may be required by any rule or regulation of the SEC or The Nasdaq Stock Market that is applicable to the Offer.

Notwithstanding the foregoing, the Offeror is not obligated to extend the Offer beyond the earlier of August 14, 2009 or 25 days after receipt by eBay of a valid written notice from Interpark of the termination of the Agreement to Tender and Voting Agreement among eBay, the Offeror and Interpark (the “End Date”). The Offeror also may make available a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of between three and 20 business days and will do so if requested by the Company prior to the Acceptance Time. There can be no assurance that the Offeror will exercise its right to extend the Offer or make available a subsequent offering period or that in either case it will be requested to do so by the Company.

The Offeror has also agreed in the Share Allocation and Tender Offer Agreement that, without the prior written consent of the Company, it will not (i) change the form of consideration to be delivered by the Offeror pursuant to the Offer; (ii) decrease the Offer Price or the number of Company Securities sought to be purchased by the Offeror in the Offer; (iii) impose conditions to the Offer in addition to the Offer Conditions (as defined below); (iv) waive the Minimum Condition; (v) except for the reasons described above, extend the expiration of the Offer beyond the Scheduled Expiration Date; or (vi) otherwise change the terms of the Offer in a manner that is adverse in any material respect to the holders of Company Securities generally.

The Offer is being made only with respect to Company Securities. The Offeror is not offering to purchase any options, warrants or other rights to acquire Company Securities.

The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer also is subject to other terms and conditions. See Section 16 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations.” Holders of Company Securities that collectively beneficially own an aggregate of 26,717,026 of the Company’s issued and outstanding Common Shares (including Common Shares represented by ADSs but excluding Common Shares issuable upon the exercise of options), representing approximately 53.0% of the number of Common Shares outstanding as of April 16, 2009, have agreed to tender their Company Securities into the Offer pursuant to the Agreements to Tender and Voting Agreements.

Subject to the applicable rules and regulations of the SEC and the limitations set forth in the Share Allocation and Tender Offer Agreement, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Company Securities (or delay payment for any Company Securities, regardless of whether such Company Securities were theretofore accepted for payment), and not to accept for payment or pay for any Company Securities not theretofore accepted for payment or paid for upon the failure of any of the Offer

Conditions, in each case by giving written notice of such delay or refusal to the ADS Depositary and the Common Share Depositary. The Offeror’s right to delay payment for any Company Securities or not to pay for any Company Securities theretofore accepted for payment is subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to the Offeror’s obligation to pay for or return tendered Company Securities promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right to waive any Offer Condition (other than the Minimum Condition), increase the Offer Price or amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, termination or amendment of the Offer, will be followed as promptly as practicable by public announcement thereof. In the case of an extension of the Offer, such announcement will be issued not later than 9:00 a.m., New York City time (which is 10:00 p.m., Seoul time), on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14(e)-1(d) under the Exchange Act (which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is generally required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time (from 1:01 p.m. through 1:00 p.m. on the next day, Seoul time).

The Company has provided the Offeror with its list of holders of Company Securities for the purpose of disseminating this Offer to Purchase to holders of Company Securities. This document and the related Letters of Transmittal and other relevant materials will be mailed to record holders of Company Securities and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of ADSs to the extent permitted by applicable law.

2. Acceptance for Payment and Payment for Company Securities.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment, and will pay for, all Company Securities validly tendered prior to the Expiration Date (and not withdrawn) promptly after the Acceptance Time, and in any event, eBay has agreed to instruct each the ADS Depositary and Common Share Depositary for the Offer to pay for Company Securities validly tendered pursuant to the Offer and not withdrawn no later than three business days after the ADS Depositary and the Common Share Depositary has received all of the documents reasonably required by them in connection with such Company Securities from the holder of such Company Securities. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Company Securities in order to comply in whole or in part with any applicable law. See Section 1 entitled “Terms of the Offer” and Section 16 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after the tendering holder, or the tendering holder’s attorney-in-fact:

•

has opened a U.S. dollar account with a foreign exchange bank in Korea in the manner described in this Offer to Purchase (unless the tendering holder already has a U.S. dollar account with a foreign exchange bank in Korea);

•

has opened a securities account with the Common Share Depositary in the manner described in this Offer to Purchase (unless the tendering holder already has a securities account with the Common Share Depositary);

•

has timely deposited or caused to be deposited (physically by way of a delivery of certificates or by way of an account transfer) into the tendering holder’s securities account maintained at the Common Share Depositary the Common Shares which are to be tendered; and

•

has timely delivered a properly completed and duly executed BLUE Letter of Transmittal for Common Shares and any other required documents, including a copy of the bank passbook for the tendering holder’s U.S. dollar account, to the Common Share Depositary or any of its branches in Korea.

In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the ADS Depositary of:

•

ADRs representing such ADSs or confirmation of the book-entry transfer of such ADSs into the ADS Depositary’s account at The Depository Trust Company (“DTC”) or, in the case of ADSs in the Direct Registration System of the Depositary, on the books of the Depositary, pursuant to the procedures set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Company Securities”;

•

a GREEN Letter of Transmittal for ADSs, properly completed and duly executed, together with any required medallion signature guarantees (or, in the case of a book-entry transfer in which no supplemental tax documentation is to be provided, an Agent’s Message (as defined below) in lieu of the GREEN Letter of Transmittal); and

•	any other documents required by the GREEN Letter of Transmittal for ADSs.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the ADS Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in the system of DTC tendering ADSs that such participant has received and agrees to be bound by the terms of the GREEN Letter of Transmittal for ADSs and that the Offeror may enforce such agreement against such participant.

The Agent’s Message may also contain a certification from the participant that the beneficial owner did not acquire the ADSs through a conversion of Common Shares and the participant has reviewed and has in its possession a trade confirmation or account statement evidencing the acquisition of such ADSs. If this certification is not made, 11% of the aggregate Offer Price to which such beneficial owner is otherwise entitled will be withheld from the distribution of proceeds to such non-certifying beneficial owner unless such beneficial owner is otherwise entitled to an exemption from Korean income tax withholding, delivers the ADSs via book-entry transfer through DTC, completes and signs the GREEN Letter of Transmittal for ADSs in accordance with the instructions contained therein, and mails or delivers the GREEN Letter of Transmittal and any other required documents to the ADS Depositary prior to the Expiration Date. If the certification is not made and the GREEN Letter of Transmittal for ADSs is to be submitted by the beneficial owner, the beneficial owner who submits such GREEN Letter of Transmittal must be properly identified by the Eligible Institution (as defined below).

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Company Securities validly tendered and not withdrawn, if and when the Offeror gives written notice to the Common Share Depositary and the ADS Depositary of the Offeror’s acceptance of such Company Securities for payment.

In all cases, payment for ADSs purchased pursuant to the Offer will be made by deposit of the purchase price in U.S. dollars with the ADS Depositary, which will act as agent for tendering ADS holders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering ADS holders.

In all cases, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the purchase price in U.S. dollars with the Common Share Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders by means of a wire transfer to the tendering shareholder’s U.S. dollar account specified in its BLUE Letter of Transmittal for Common Shares.

If, for any reason whatsoever, acceptance for payment of any Company Securities tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Company Securities tendered pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 16 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations,” the Common Share Depositary and ADS Depositary may retain tendered Company Securities, respectively, on behalf of the Offeror, and such Company Securities may not be withdrawn except to the extent that the tendering security holders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase entitled “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Company Securities by the Offeror by reason of any delay in making such payment.

If any tendered ADSs are not accepted for payment for any reason, or if ADRs are submitted for more ADSs than are tendered, ADRs representing ADSs for such unpurchased or untendered ADSs will be returned, without expense, to the tendering security holder (or, in the case of ADSs delivered by book-entry transfer to DTC, such ADSs will be credited to an account maintained within DTC), promptly after the expiration, termination or withdrawal of the Offer. If any tendered Common Shares are not accepted for payment for any reason, such unpurchased Common Shares will remain with the tendering security holder’s account with the Common Share Depositary, and the tendering security holder will be able to withdraw such Common Shares from such account promptly after the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, the Offeror increases the consideration offered to security holders pursuant to the Offer, such increased consideration will be paid to all security holders whose Company Securities are purchased pursuant to the Offer.

3. Procedure for Tendering Company Securities.

Valid Tender of Common Shares. A holder of Common Shares must follow one of the following procedures to validly tender Common Shares into the Offer:

For Common Shares held in certificated form:

•	unless you already have a U.S. dollar account with a foreign exchange bank in Korea, open a U.S. dollar account with any foreign exchange bank in Korea;

•

open a securities account with the Common Share Depositary (unless you already have a securities account with the Common Share Depositary), and deposit the certificates for your Common Shares which are to be tendered into your securities account maintained at the Common Share Depositary in the manner described in this Offer to Purchase; and

•

complete and execute the BLUE Letter of Transmittal for Common Shares, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver, the BLUE Letter of Transmittal and any other required documents, including a copy of the bank passbook for your U.S. dollar account, to the Common Share Depositary or any of its branches in Korea.

For Common Shares deposited with any custodian depositary, securities or other qualified financial institution under Korean law:

•	unless you already have a U.S. dollar account with a foreign exchange bank in Korea, open a U.S. dollar account with any foreign exchange bank in Korea;

•	unless you already have a securities account with the Common Share Depositary, open a securities account with the Common Share Depositary in the manner described in this Offer to Purchase;

•

instruct your custodian depositary, securities or other qualified financial institution that holds your Common Shares to effect the transfer of your Common Shares which are to be tendered to your securities account maintained at the Common Share Depositary; and

•

complete and execute the BLUE Letter of Transmittal for Common Shares, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver, the BLUE Letter of Transmittal and any other required documents; including a copy of the bank passbook for your U.S. dollar account, to the Common Share Depositary or any of its branches in Korea.

To Open a Securities Account with the Common Share Depositary, you must personally visit, or have a duly authorized attorney-in-fact visit, any of the Common Share Depositary’s branches throughout Korea. The Common Share Depositary will not accept tendered Common Shares unless the tendering shareholder, or its attorney-in-fact, has opened a securities account with the Common Share Depositary and hand delivered to the Common Share Depositary a duly executed BLUE Letter of Transmittal for Common Shares and any other required documents, including a copy of the bank passbook for the tendering holder’s U.S. dollar account. For a list of branches of the Common Share Depositary or for other questions or requests for assistance in connection with the Offer for Common Shares, please contact the Common Share Depositary at its address and telephone number set forth on the back cover of this Offer to Purchase. In opening a securities account with the Common Share Depositary, you will need to submit certain documents that the Common Share Depositary requires. The documents required to open a securities account will vary depending on such factors as whether you are a Korean national or a non-Korean national, a Korean resident or non-resident, an organization or an individual, or whether you visit personally the branch of the Common Share Depositary or will cause your attorney-in-fact to visit. Accordingly, please consult with the Common Share Depositary in advance of the visit and inquire about the documents you will need to open a securities account with the Common Share Depositary.

For non-Korean organizations or individuals, the Common Share Depositary will accept only certain securities companies, foreign exchange banks and custodians set forth in the applicable Korean law as a duly authorized attorney-in-fact. As part of opening a securities account at the Common Share Depositary, in case you have not already obtained investment identification, you must first obtain investment identification, which could cause delay in your ability to open a securities account at the Common Share Depositary, to timely tender your shares or to receive payment for shares timely tendered and accepted for payment. In all cases, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the purchase price in U.S. dollars with the Common Share Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders by means of a wire transfer to the tendering shareholder’s U.S. dollar account specified in its BLUE Letter of Transmittal for Common Shares.

To Open a U.S. Dollar Account with a foreign exchange bank in Korea, you must personally visit or have your duly appointed attorney-in-fact visit a foreign exchange bank in Korea and submit the documents that such bank requires. The documents required to open a U.S. dollar account will vary depending whether you are a Korean national or a non-Korean national, a Korean resident or a non-resident, an organization or an individual, or whether you visit personally a foreign exchange bank in Korea or will cause your attorney-in-fact to visit. Accordingly, please consult with a foreign exchange bank in Korea in advance of the visit and inquire about the documents you will need to open an account with such bank.

United States security holders who convert their Common Shares into ADSs prior to tendering their securities in connection with the Offer generally may not avoid Korean income tax withholding unless such security holder can claim an exemption from such Korean income tax pursuant to the income tax treaty between Korean and the United States. The Korean securities transaction tax, however, will not apply. The cost of converting Common Shares into ADSs is U.S. $0.05 per share and is payable by the security holder. A United States security holder who chooses to convert Common Shares into ADSs is responsible for completing such conversion prior to participating in the Offer. If you wish to convert your Common Shares into ADSs, please contact the Information Agent for more information.

Valid Tender of ADSs. A holder of ADSs must follow one of the following procedures to validly tender ADSs in the Offer:

•

For ADSs held in certificated or direct registration form, (i) a properly completed and duly executed GREEN Letter of Transmittal for ADSs in accordance with the instructions contained in the GREEN Letter of Transmittal, together with any required medallion signature guarantees, (ii) ADRs representing the ADSs to be tendered, if applicable, and (iii) any other documents required by the GREEN Letter of Transmittal, must be received by the ADS Depositary at one of its addresses set forth on the back cover of this document prior to 12:00 Midnight (one minute after 11:59 p.m.), New York City time (which is 1:00 p.m., Seoul time), on the Expiration Date;

•

For ADSs held in book-entry form, such ADSs and an Agent’s Message must be properly delivered pursuant to the procedures for book-entry transfer through DTC described below and a confirmation of such delivery must be received by the ADS Depositary prior to the Expiration Date (if such Agent’s Message does not contain the certification from an Eligible Institution described below, Korean income tax will be withheld from the distribution of proceeds to the tendering holder at a rate of 11% of the aggregate Offer Price paid to the tendering holder of ADSs unless the tendering holder completes and signs the GREEN Letter of Transmittal for ADSs in accordance with the instructions contained therein and mails or delivers the GREEN Letter of Transmittal (including proper identification of the beneficial owner) and any other required documents to the ADS Depositary at the address set forth on the back cover of this Offer to Purchase); or

•	the tendering holder must comply with the guaranteed delivery procedures described in this Offer to Purchase.

Valid Tender of Book-Entry ADSs. The ADS Depositary will make a request to establish accounts with respect to the ADSs at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of ADSs by causing DTC to transfer such ADSs to one of the ADS Depositary’s accounts in accordance with DTC’s procedures for such transfer. If you hold your ADSs in an account maintained with an Eligible Institution and you wish to tender your ADSs pursuant to the Offer, you must instruct your Eligible Institution to take the following steps before the Expiration Date:

•	deliver to the ADS Depositary a GREEN Letter of Transmittal for ADSs by means of an Agent’s Message, together with the applicable ADSs via DTC;

•

make book-entry delivery of the ADSs through DTC and physically deliver to the ADS Depositary (i) a GREEN Letter of Transmittal for ADSs executed by you as beneficial owner, (ii) any documentation required to evidence that Korean income tax withholding is not necessary and (iii) the Voluntary Offering Instruction (VOI); or

•	comply with the guaranteed delivery procedures described in this Offer to Purchase.

The Agent’s Message may contain a certification from an Eligible Institution (i) on behalf of the tendering holder that the ADSs being tendered with such Agent’s Message were not acquired through a conversion of Common Shares into ADSs; and (ii) on behalf of the Eligible Institution that it has reviewed and has in its possession a trade confirmation or account statement evidencing that the ADSs being tendered with such Agent’s Message were not acquired through a conversion of Common Shares into ADSs. If this certification is not made, 11% of the aggregate Offer Price to which such beneficial owner is otherwise entitled will be withheld from the distribution of proceeds to such non-certifying beneficial owner unless such beneficial owner elects to demonstrate that Korean income tax withholding is not required by physical delivery of the applicable documentation and such documentation is complete.

Although delivery of ADSs may be effected via book-entry transfer through DTC, a properly completed and duly executed GREEN Letter of Transmittal for ADSs (together with any required signature guarantees and any other required documents), or, in the case of a book-entry delivery, an Agent’s Message (in lieu of the GREEN Letter of Transmittal unless the beneficial owner elects to deliver the GREEN Letter of Transmittal and all required documentation evidencing an exemption from Korean income tax withholding) together with any other required documents, must, in any case, be transmitted to and received by the ADS Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of ADSs, the GREEN Letter of Transmittal for ADSs, the Notice of Guaranteed Delivery, ADRs representing ADSs, Korean residency and withholding tax documentation and all other required documents, including book-entry delivery through DTC, is at the election and risk of the tendering holder, and ADSs will be deemed delivered only when actually received by the ADS Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantee. Except as otherwise provided below, all signatures on a GREEN Letter of Transmittal for ADSs must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program, or by any other “eligible guarantor institution” as defined under Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on the GREEN Letter of Transmittal for ADSs need not be guaranteed if (i) the ADSs tendered thereby are tendered by the registered holder(s) of ADSs (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the ADSs) who has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the GREEN Letter of Transmittal, or (ii) such ADSs are tendered for the account of an Eligible Institution. If the certificates evidencing ADSs are registered in the name of a person or persons other than the signer(s) of the GREEN Letter of Transmittal for ADSs, or if payment is to be made, or ADRs for ADSs are to be issued or returned, to a person other than the registered owner or owners of the ADSs, then the ADRs for the tendered ADSs must be endorsed or accompanied by duly executed stock powers or in the case of ADSs in the Direct Registration System, duly executed stock powers must be delivered, in any case signed exactly as the name or names of the registered owner or owners appear on the ADRs or in the Direct Registration System, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the GREEN Letter of Transmittal. See Instructions 1 and 5 to the GREEN Letter of Transmittal for ADSs.

In addition, if a GREEN Letter of Transmittal for ADSs is being submitted together with documentation to support an exemption from Korean income tax withholding, the signature of the beneficial owner of the tendered ADSs on the GREEN Letter of Transmittal must be guaranteed by an Eligible Institution.

Guaranteed Delivery for ADSs. If a holder desires to tender ADSs pursuant to the Offer and such holder’s ADRs are not immediately available, or such holder cannot deliver the ADRs and all other required documents to the ADS Depositary on or before the Expiration Date, or such holder cannot complete the procedure for delivery by book-entry on a timely basis, such ADSs may nevertheless be tendered, provided that all the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery (or a photocopy thereof), substantially in the form made available by the Offeror in the accompanying materials, is received no later than 12:00 Midnight (one minute after 11:59 p.m.), New York City time (which is 1:00 p.m., Seoul time), on the Expiration Date by the ADS Depositary as provided below; and

•

the ADRs (or a book-entry confirmation) evidencing all tendered ADSs, in proper form for transfer, in each case together with the GREEN Letter of Transmittal for ADSs, properly completed and duly executed, with any required signature guarantee (or, in the case of a book-entry transfer where no tax documentation is being submitted, an Agent’s Message) and any other documents required by the GREEN Letter of Transmittal, are received by the ADS Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares listed on the Nasdaq Global Select Market.

The Notice of Guaranteed Delivery delivered in respect of ADSs may be delivered by hand or mail to the ADS Depositary and must include (i) a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Offeror, or, (ii) in the case of a book-entry transfer, an Agent’s Message.

Other Requirements. Payment for Common Shares accepted for payment pursuant to the Offer will in all cases be made only after the tendering holder, or the tendering holder’s attorney-in-fact:

•

has opened a U.S. dollar account with a foreign exchange bank in Korea in the manner described in this Offer to Purchase (unless the tendering holder already has a securities account with the Common Share Depositary);

•

has opened a securities account with the Common Share Depositary in the manner described in this Offer to Purchase (unless the tendering holder already has a U.S. dollar account with a foreign exchange bank in Korea);

•

has timely deposited or caused to be deposited (physically by way of a delivery of certificates or by way of an account transfer) into the tendering holder’s securities account maintained at the Common Share Depositary the Common Shares which are to be tendered; and

•

has timely delivered a properly completed and duly executed BLUE Letter of Transmittal for Common Shares and any other required documents, including a copy of the bank passbook for the tendering holder’s U.S. dollar account, to the Common Share Depositary.

Payment for ADSs accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the ADS Depositary of:

•	the ADRs representing (or a timely book-entry confirmation with respect to) such ADSs;

•

a GREEN Letter of Transmittal for ADSs, properly completed and duly executed, together with any required medallion signature guarantees (or, in the case of a book-entry transfer when Korean residency and withholding tax documentation is not being submitted, an Agent’s Message in lieu of the GREEN Letter of Transmittal); and

•	any other documents required by the GREEN Letter of Transmittal for ADSs.

Accordingly, tendering holders may be paid at different times depending upon when the ADRs representing (or book-entry confirmations with respect to) ADSs are actually received by the ADS Depositary.

Under no circumstances will we pay interest on the purchase price of the Company Securities, regardless of any extension of the Offer or any delay in making such payment.

United States Federal Income Tax Backup Withholding. In order to avoid backup withholding of United States federal income tax at a rate of 28% on payments of cash in connection with the Offer, a holder of ADSs whose ADSs are accepted for payment in the Offer who is either a United States security holder (as such term is defined in Section 5 of this Offer to Purchase) or an entity treated as a partnership for United States federal income tax purposes that is organized within the United States must, unless an exemption applies, provide the ADS Depositary with such security holder’s correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct, that such security holder is not subject to backup withholding and that such security holder is a United States person. If a security holder does not provide such security holder’s correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such security holder. All such security holders tendering ADSs in the Offer should complete and sign the Substitute Form W-9 included as part of the GREEN Letter of Transmittal for ADSs enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Offeror and the ADS Depositary). Certain security holders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. Holders of ADSs who are neither United States security holders nor entities treated as partnerships for United States federal income tax purposes that are organized within the United States, should complete, sign and return to the ADS Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding (or other appropriate Form W-8), to provide the information and certification necessary to avoid backup withholding. Holders of ADSs that are not described in this section or otherwise have questions about whether they should execute a Form W-8 or Substitute Form W-9 should consult their tax advisors. See Instruction 8 to the GREEN Letter of Transmittal for ADSs enclosed with this Offer to Purchase.

Korean Tax Withholding for Security Holders Who Are Non-Korean Residents. Generally under Korean law, Korean income tax withholding will not apply to the receipt of cash by non-Korean resident security holders upon the sale of ADSs. If a non-Korean resident holder of ADSs acquired the ADSs through a conversion of Common Shares, such non-Korean resident will be subject to Korean income tax withholding at a rate equal to the lower of (i) 11% (including resident surtax) of the gross proceeds, or (ii) 22% (including resident surtax) of the net gains realized, unless such non-Korean resident holder can claim an exemption from Korean income tax pursuant to an income tax treaty between Korea and the country of tax residence of such holder. Notwithstanding the foregoing, in order to avoid Korean income tax withholding in connection with a sale of the ADSs pursuant to the Offer, a non-Korean resident holder of ADSs must timely satisfy certain certification and documentation requirements as described below. If a non-Korean resident holder of ADSs fails to satisfy these requirements, Korean income tax will be calculated and withheld at a rate of 11% of the aggregate Offer Price paid to such holder (notwithstanding that the amount determined under clause (ii) above might be less).

In the case of a non-Korean resident beneficial owner of ADSs, such holder may establish that it is not subject to Korean income tax withholding through a certification from an Eligible Institution (i) on behalf of the beneficial owner that the ADSs being tendered were not acquired through a conversion of Common Shares into ADSs and (ii) on behalf of the Eligible Institution that it has reviewed and has in its possession a trade confirmation or account statement evidencing that the ADSs being tendered were not acquired through a conversion of Common Shares into ADSs. If such a certification cannot be provided through the facilities of DTC but the non-Korean resident beneficial owner of ADSs can establish that it would not be subject to Korean income tax withholding based upon the other documentation set forth below, the non-Korean resident beneficial owner that wishes to avoid Korean income tax withholding and its Eligible Institution must deliver the ADSs via book-entry and follow the procedures for ADSs held in certificated or direct registration form for the delivery of other documentation to the ADS Depositary using the GREEN Letter of Transmittal for ADSs (including proper identification of such beneficial owner) accompanied by the documentation described below.

In the case of a non-Korean resident holder of ADSs in certificated or direct registration form that is tendering such ADSs pursuant to a GREEN Letter of Transmittal for ADSs, such holder may avoid Korean income tax withholding either by (i) certifying in the GREEN Letter of Transmittal that such holder did not acquire the ADSs through a conversion of Common Shares and delivering to the ADS Depositary a copy of either a trade confirmation or account statement evidencing the purchase of such ADSs, or (ii) delivering to the ADS Depositary three duly completed and originally executed copies of Application for Tax Exemption/Non-taxation on Form 29-2(2) of the Enforcement Regulation of the Korean Income Tax Law, together with all required attachments (the “Application for Tax Exemption/Non-taxation”).

The Application for Tax Exemption/Non-taxation must be prepared in the Korean language in accordance with the instructions set forth on the back of such application, and must be accompanied by certain documentation. The Application for Tax Exemption/Non-taxation must include the following information:

•	Name, passport number or taxpayer identification number (as applicable), address and country of residence (including resident country code (ISO Code)) of the holder of ADSs, as income earner;

•	Name, taxpayer identification number and address of the Offeror, as payer;

•	Name, taxpayer identification number and address of the Company, as issuer of relevant securities;

•

Type of income, bank account number of the holder of ADSs to which the Offer Price will be deposited (including whether such bank account is maintained in the name of the holder of ADSs), and the date of sale;

•

Number of the ADSs being tendered, aggregate sale price, acquisition cost basis of the ADSs being tendered, amount of capital gains, amount equal to 10% (excluding surtax) of the aggregate sale price, amount equal to 20% (excluding surtax) of capital gains, amount of income tax that would otherwise have been withheld, and amount of income tax exemption;

•	Applicable income tax treaty and relevant provision and period of income tax exemption; and

•	If applicable, type, name, taxpayer identification number, and address of the attorney-in-fact and the tax office having jurisdiction over such attorney-in-fact.

Documents required to be attached to the Application for Tax Exemption/Non-taxation vary depending upon the identity of the non-Korean resident holder of ADSs as follows:

In the case of non-Korean resident individuals or corporations:

•

A copy of a tax residency certification duly issued by the tax authorities of the country of tax residence of such holder (e.g., in the case of a United States individual or corporation, a Certification of United States Tax Residency, which is U.S. Internal Revenue Service Form 6166).

•	A copy of the relevant Agreement to Tender and Voting Agreement (if applicable), together with a Korean summary translation thereof;

•

Documents verifying acquisition cost basis for the ADSs being tendered (e.g., a copy of the receipt of the purchase price for the ADSs being tendered that was paid at the time of acquisition of such ADSs or a copy of the share purchase agreement for purchase of the Common Shares that were converted into the ADSs being tendered);

•	Copies of any other documents supporting entitlement to a tax exemption (typically, a copy of the income tax treaty between Korea and the country of tax residence of such holder); and

•

If the Application for Tax Exemption/Non-taxation is prepared and executed by an attorney-in-fact, a copy of a duly executed power of attorney, together with a Korean translation thereof. Notarization or legalization of the power of attorney is not required.

In the case of non-Korean resident partnerships (or other entities treated as partnerships for income tax purposes):

•

A list of the partners or holders of equity interests (including their ultimate beneficial owners, if the partners or holders of equity interests are also partnerships or other entities treated as partnerships for income tax purposes), including their respective names, addresses, tax residencies and ownership in the partnership or such other entity;

•

A copy of a tax residency certification (e.g., in the case of a United States partnership, a Certification of United States Tax Residency, which is U.S. Internal Revenue Service Form 6166), for each of the partners, other holders of equity interests, or their ultimate beneficial owners;

•	A copy of the relevant Agreement to Tender and Voting Agreement (if applicable), together with a Korean summary translation thereof;

•

Documents verifying acquisition cost basis for the ADSs being tendered (e.g., a copy of the receipt of the purchase price for the ADSs being tendered that was paid at the time of acquisition of such ADSs or a copy of the share purchase agreement for purchase of the Common Shares that were converted into the ADSs being tendered);

•

Copies of any other documents supporting entitlement to a tax exemption (typically, a copy of the income tax treaty between Korea and the country of tax residence of each of the partners, other holders of equity interests, or their ultimate beneficial owners); and

•

If the Application for Tax Exemption/Non-taxation is prepared and executed by an attorney-in-fact, a copy of a duly executed power of attorney, together with a Korean translation thereof. Notarization or legalization of the power of attorney is not required.

All amounts set forth in the Application for Tax Exemption/Non-taxation must be calculated and denominated in Korean Won, using the basic exchange rate quoted by the Seoul Money Brokerage Services, Ltd. for the date of the Application for Tax Exemption/Non-taxation. If a tax residency certification is required, application should be made promptly. There may not be sufficient time prior to expiration of the Offer to obtain a tax residency certification.

Failure to timely satisfy the foregoing certification and documentation requirements will result in Korean income tax withholding at a rate of 11% of the aggregate Offer Price paid to a tendering holder. For this purpose, Korean income tax withholding will be calculated based on the Korean Won equivalent of the aggregate Offer Price paid to a tendering holder, calculated by converting the aggregate Offer Price into Korean Won using the basic exchange rate quoted by the Seoul Money Brokerage Services, Ltd. for the date of the payment of the Offer Price to such tendering holder.

Generally, a sale of Common Shares by a holder of Common Shares who is a non-Korean resident will be subject to Korean income tax withholding at a rate equal to the lower of (i) 11% (including resident surtax) of the gross proceeds, or (ii) 22% (including resident surtax) of the net gains realized, unless the holder of Common Shares can claim an exemption from Korean income tax pursuant to an applicable income tax treaty between Korea and the non-Korean resident security holder’s country of tax residency. In order to claim an exemption from Korean income tax or an income tax rate of 22% of the net gains realized (if such amount is lower than 11% of the aggregate Offer Price paid upon the sale of Common Shares pursuant to the Offer), a non-Korean resident holder of Common Shares must timely satisfy certain documentation requirements described in Section 5 of this Offer to Purchase entitled “Material Tax Consequences to Security Holders.” If a non-Korean resident holder of Common Shares fails to satisfy these requirements, Korean income tax will be calculated and withheld at a rate of 11% of the aggregate Offer Price paid to such holder. In addition, the receipt of the Offer Price by a non-Korean resident holder of Common Shares will be subject to withholding of Korean securities transaction tax at a rate of 0.5% of the aggregate Offer Price paid to a tendering holder of Common Shares. For additional information regarding taxation on Common Shares and the Application for Tax Exemption/Non-taxation, see Section 5 of this Offer to Purchase entitled “Material Tax Consequences to Security Holders.”

Non-Korean resident security holders who convert their Common Shares into ADSs prior to tendering their securities in connection with the Offer generally may not avoid Korean income tax withholding unless such security holder can claim an exemption from such Korean income tax withholding pursuant to the applicable income tax treaty between Korea and the non-Korean resident security holder’s country of tax residency. The Korean securities transaction tax, however, will not apply. The cost of converting Common Shares into ADSs is U.S. $.05 per share and is payable by the security holder. A non-Korean resident security holder who chooses to convert Common Shares into ADSs is responsible for completing such conversion prior to participating in the Offer. If you wish to convert your Common Shares to ADSs, please contact the Information Agent for more information.

Korean Tax Withholding for Security Holders Who Are Korean Residents. Korean income tax withholding at a rate of 11% of the aggregate Offer Price paid will apply to a Korean resident holder of ADSs unless such Korean resident holder timely satisfies certain certification and documentation requirements described below.

A Korean beneficial owner of ADSs held in book-entry form may establish that it is not subject to Korean income tax withholding through a certification from an Eligible Institution (i) on behalf of the beneficial owner that the ADSs being tendered were not acquired through a conversion of Common Shares into ADSs and (ii) on behalf of the Eligible Institution that it has reviewed and has in its possession a trade confirmation or account statement evidencing that the ADSs being tendered were not acquired through a conversion of Common Shares into ADSs. If such a certification cannot be provided through the facilities of DTC, but the Korean beneficial owner of ADSs can establish that it would not be subject to Korean income tax withholding based upon the other documentation set forth below, the Korean beneficial owner who wishes to avoid Korean income tax withholding and its Eligible Institution must deliver the ADSs via book-entry through DTC and follow the procedures for ADSs held in certificated or direct registration form for the delivery of other documentation to the ADS Depositary using the GREEN Letter of Transmittal for ADSs (including proper identification of such beneficial owner) accompanied by certain required documentation described in Section 5 of this Offer to Purchase entitled “Material Tax Consequences to Security Holders.”

A Korean holder of ADSs held in certificated or direct registration form that is timely tendering such ADSs pursuant to a GREEN Letter of Transmittal may establish that such holder is not subject to Korean income tax withholding either by (i) certifying in the GREEN Letter of Transmittal that such holder did not acquire the ADSs being tendered through a conversion of Common Shares and delivering to the ADS Depositary a copy of either a trade confirmation or account statement evidencing the purchase of such ADSs, or (ii) delivering to the ADS Depositary the documentation evidencing its Korean residency described in Section 5 of this Offer to Purchase entitled “Material Tax Consequences to Security Holders.”

For additional information regarding the taxation of Korean resident security holders, see Section 5 of this Offer to Purchase entitled “Material Tax Consequences to Security Holders.”

Korean Securities Transaction Tax. The Korean securities transaction tax will not apply to the sale of ADSs pursuant to the Offer. The Common Share Depositary will withhold Korean securities transaction tax at a rate of 0.5% of the aggregate Offer Price paid to a tendering holder of Common Shares.

Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Company Securities will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering security holder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. The Offeror reserves the absolute right to reject any or all tenders of any Company Securities that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition and as otherwise prohibited by the Share Allocation and Tender Offer Agreement, as described in Section 1 of this Offer to Purchase entitled “Terms of the Offer”) or any defect or irregularity in the tender of any Company Securities. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the Instructions to the Letters of Transmittal) will be final and binding on all parties. No tender of Company Securities will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the ADS Depositary, the Common Share Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering holder irrevocably appoints designees of the Offeror as such holder’s proxies, each with full power of substitution, to the full extent of such holder’s rights with respect to the Company Securities tendered by such holder and accepted for payment by the Offeror and with respect to any and all other Company Securities or other securities issued or issuable in respect of such Company Securities on or after the date of this Offer to Purchase. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Company Securities. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Company Securities tendered by such holder as provided in this Offer to Purchase. Except as provided in the applicable Letter of Transmittal, upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder that conflict with such proxy will be revoked, and no subsequent conflicting powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Offeror’s designees will, with respect to the Company Securities or other securities and rights for which the appointment of the proxy becomes effective, be empowered to exercise all voting and other rights of such holder with respect to such Company Securities or other securities and rights, including, without limitation, in connection with any annual, extraordinary, adjourned or postponed general meeting of shareholders, by written consent in lieu of any such meeting or otherwise, as they, in their sole discretion, deem proper. The Offeror reserves the right to require that, in order for Company Securities to be deemed validly tendered, immediately upon the Offeror’s payment for such Company Securities, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Company Securities, including voting at any meeting of shareholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Company Securities, for any general meeting of the Company’s shareholders.

Binding Agreement. The valid tender of Company Securities pursuant to any one of the procedures described above will constitute the tendering security holder’s acceptance of the terms and conditions of the Offer as well as the tendering security holder’s representation and warranty that (a) such security holder has a net long position in the Company Securities being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (b) the tender of such Company Securities complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Company Securities for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Company Securities tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Company Securities tendered and such person will acquire such Company Securities for tender by conversion, exchange or exercise, and (ii) will cause such Company Securities to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror’s acceptance for payment of Company Securities validly tendered pursuant to the Offer will constitute a binding agreement between the tendering security holder and the Offeror upon the terms and subject to the conditions of the Offer.

Stock Options. The Offer is being made only with respect to Company Securities. The Offeror is not offering to purchase any options or other rights to acquire Company Securities. Holders of vested but unexercised options to purchase Common Shares (“Company Options”) may participate in the Offer only if they first exercise their Company Options in accordance with the terms of the applicable option agreement and tender some or all of the Common Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure that the holder of such Company Options will have sufficient time to comply with the procedures for tendering Common Shares described in this Offer to Purchase.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Company Securities made pursuant to the Offer are irrevocable. Company Securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after July 3, 2009. Any Company Securities that are tendered during any subsequent offering period may not be withdrawn. Subject to the terms and conditions of the Offer and the Share Allocation and Tender Offer Agreement, if all conditions to the Offer have been met or waived, the Offeror will accept for payment, and will pay for, all Company Securities validly tendered prior to the Expiration Date. Subject to Rule 14e-1(c) under the Exchange Act, if the purchase of or payment for Company Securities is delayed for any reason or if the Offeror is unable to purchase or pay for Company Securities for any reason, then, without prejudice to the Offeror’s rights under the Offer, tendered Common Shares and ADSs may be retained by the Common Share Depositary and the ADS Depositary, respectively, on behalf of the Offeror and may not be withdrawn except to the extent that tendering security holders are entitled to withdrawal rights as set forth in this Section 4.

For a withdrawal of ADSs to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the ADS Depositary with respect to ADSs at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name in which the certificates representing such ADRs representing ADSs are registered, if different from that of the person who tendered the ADSs. If ADRs representing ADSs to be withdrawn have been delivered or otherwise identified to the ADS Depositary, then, prior to the physical release of such ADRs, the serial numbers shown on such ADRs must be submitted to the ADS Depositary and, unless such ADSs have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If ADSs have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Company Securities,” any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn ADSs.

To withdraw Common Shares that you previously tendered in the Offer, you or your duly appointed attorney-in-fact must visit a branch of the Common Share Depositary, and deliver a written notice of withdrawal together with any other required information while you still have the right to withdraw the Common Shares.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the ADS Depositary, the Common Share Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Any Company Securities properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Company Securities.”

5. Material Tax Consequences to Security Holders.

Material Income and Transaction Tax Consequences to United States Security Holders

Except as specifically provided in this Offer to Purchase, the following discussion is a summary of the material United States and Korean income and transaction tax consequences of the Offer to United States security holders. A United States security holder includes a holder of Company Securities that is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, organized under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if, generally, the trust is subject to the supervision of a court within the United States and control of one or more United States persons as described in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended (referred to as the “Code”).

— United States Federal Income Taxation

Except as specifically provided in this Offer to Purchase, the following summary is a general discussion of certain material United States federal income tax consequences to United States security holders of the receipt of cash pursuant to the Offer. This summary is based on the provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly with retroactive effect, which could result in tax consequences different from those described in this Offer to Purchase. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described in this Offer to Purchase. This summary is for the general information of United States security holders only and does not purport to be a complete analysis of all potential tax effects of the Offer. For example, it does not consider the effect of any applicable state or local tax laws, or of any non-income tax laws, nor does it address the potential impact of any applicable income tax treaty between the United States and another country, including Korea, except as set forth in this Offer to Purchase. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Offer, including, without limitation, any exercise of a Company Option or the acquisition or disposition of Company Securities other than pursuant to the Offer. In addition, it does not address all aspects of federal income taxation that may affect particular United States security holders in light of their particular circumstances, including:

•	security holders that are insurance companies;

•	security holders that are tax-exempt organizations;

•	security holders that are regulated investment companies, mutual funds, real estate investment trusts, banks or other financial institutions, or brokers, dealers or traders in securities;

•	security holders that hold their Company Securities as part of a hedge, straddle or conversion transaction;

•	security holders that are liable for the federal alternative minimum tax;

•	security holders that are partnerships for United States federal income tax purposes or other pass-through entities or investors in such pass-through entities;

•	security holders who acquired their Company Securities pursuant to the exercise of a Company Option or otherwise as compensation;

•	security holders whose functional currency for United States federal income tax purposes is not the U.S. dollar;

•

security holders who have, at any time within the 5-year period preceding the Offer, owned, or been deemed to own within the meaning of Section 958 of the Code, 10% or more of the combined voting power of all classes of capital stock of the Company (including ADSs) entitled to vote;

•

security holders who in addition to being United States security holders are also Korean security holders within the meaning of the discussion below entitled “Material Korean Income and Transaction Tax Consequences to Korean Security Holders”; and

•

security holders that are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States, except as set forth in “Backup Withholding,” below.

The following summary also does not address the tax consequences for the holders of securities of the Company other than Company Securities, such as Company Options. The following summary assumes that United States security holders hold their Company Securities as a “capital asset” (generally, property held for investment).

The receipt of cash in exchange for Company Securities pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. Generally, this means that a United States security holder will recognize a capital gain or loss equal to the difference between (1) the amount of cash the security holder receives in the Offer and (2) the security holder’s adjusted tax basis in the Company Securities surrendered therefor. For this purpose, United States security holders who acquired different blocks of Company Securities at different times or for different prices must calculate gain or loss separately for each identifiable block of Company Securities surrendered in the exchange. Any such capital gain or loss will be long-term if the holder has held the Company Securities for more than one year as of the date of the sale of such Company Securities by such holder in the Offer. The period in which a United States security holder held ADSs that were acquired upon conversion of Common Shares should include the period in which such converted Common Shares were held. Generally, under the current United States federal income tax law, capital gains recognized by a United States individual are subject to a maximum United States federal income tax rate of 15% if the Company Securities were held for more than one year. Certain limitations apply to the deductibility of capital losses, and security holders should consult their own tax advisors regarding the deductibility of any capital losses.

Notwithstanding the foregoing, if the Company currently is, or at any time during which a United States security holder held the Company Securities was, a passive foreign investment company (a “PFIC”), then some or all the gain, if any, recognized by such United States security holder with respect to the sale of Company Securities for cash in the Offer may be recharacterized as ordinary income and such United States security holder may be subject to an interest charge based, in part, on the amount of such gain and the amount of time which such United States security holder owned the Company Securities which generated such gain. In its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on March 16, 2009, the Company stated, “Based upon an analysis of our current assets and income and the manner in which we intend to operate our business, we believe that we were not in 2008, and we do not currently expect to become, a passive foreign investment company.” United States security holders should consult their tax advisors with respect to the determination of whether the Company is or has been a PFIC and application of the rules governing PFICs.

— Credit for Korean Tax

United States security holders who are subject to Korean income tax withholding (as discussed below in “Material Income and Transaction Tax Consequences to United States Security Holders – Korean Taxation”) are unlikely to qualify for a United States foreign tax credit with respect to the payment of such tax. United States security holders should consult their tax advisors regarding the availability and the limitations on the use of United States foreign tax credits resulting from participation in the Offer.

— Backup Withholding

A United States security holder may be subject to “backup withholding” with respect to certain “reportable payments,” including taxable proceeds received in exchange for the security holder’s ADSs in the Offer. The backup withholding rate under current United States federal income tax law is 28%. Backup withholding will generally not apply, however, to a security holder who tenders ADSs and either (i) furnishes the ADS Depositary with a correct taxpayer identification number on and properly executes Form W-9 or an appropriate substitute form (and who does not subsequently become subject to backup withholding) or (ii) is otherwise exempt from backup withholding, such as a corporation. In addition, security holders who are neither United States security holders nor an entity treated as a partnership for United States federal income tax purposes that is organized within the United States may establish an exemption from backup withholding by delivering the proper version of Form W-8. Each United States security holder and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the GREEN Letter of Transmittal for ADSs enclosed with this Offer to Purchase (or other appropriate form) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the ADS Depositary. Any amounts withheld from payments to a security holder under the backup withholding rules generally will be allowed as a credit against such security holder’s United States federal income tax liability, provided that the required information is given to the Internal Revenue Service.

— Korean Taxation

Except as specifically provided in this Offer to Purchase, the following summary is a general discussion of certain material Korean income and transaction tax consequences to United States security holders who tender their Company Securities in the Offer and who are not Korean security holders within the meaning of the discussion below entitled “Material Korean Income and Transaction Tax Consequences to Korean Security Holders.” This summary is based on the provisions of the Korean tax laws and regulations, judicial authority and administrative rulings, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly with retroactive effect, which could result in tax consequences different from those described in this Offer to Purchase. No ruling from the Korean tax authorities has been or will be sought with respect to any aspect of the transactions described in this Offer to Purchase. This summary is for the general information of United States security holders only and does not purport to be a complete analysis of all potential tax effects of the Offer. For example, it does not consider the effect of any applicable local tax laws, or of any non-income tax laws (other than Korean transaction tax), nor does it address the potential impact of any applicable income tax treaty between the United States and another country, including Korea, except as set forth in this Offer to Purchase. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Offer, including, without limitation, any exercise of a Company Option or the acquisition or disposition of Company Securities other than pursuant to the Offer. In addition, it does not address all aspects of Korean income and transaction taxation that may affect particular United States security holders in light of their particular circumstances.

The following summary also does not address the tax consequences for the holders of securities of the Company other than Company Securities, such as Company Options.

Generally under Korean law, Korean income tax withholding will not apply to the receipt of cash by United States security holders upon the sale of their ADSs. However, if a United States holder of ADSs acquired the ADSs through a conversion of Common Shares, such United States holder will be subject to Korean income tax withholding at a rate equal to the lower of (i) 11% (including resident surtax) of the gross proceeds, or (ii) 22% (including resident surtax) of the net gains realized, unless such United States holder can claim an exemption from Korean income tax pursuant to the income tax treaty between Korea and the United States. Notwithstanding the foregoing, in order to avoid Korean income tax withholding in connection with the sale of ADSs pursuant to the Offer, a United States holder of ADSs must timely satisfy certain certification and documentation requirements as described below. If a United States holder of ADSs fails to satisfy these requirements, Korean income tax will be calculated and withheld at a rate of 11% of the aggregate Offer Price paid to such holder (notwithstanding that the amount determined under clause (ii) above might be less).

In the case of a United States beneficial owner of ADSs held in book-entry form, such holder may establish that it is not subject to Korean income tax withholding through a certification from an Eligible Institution (i) on behalf of the beneficial owner that the ADSs being tendered were not acquired through a conversion of Common Shares into ADSs and (ii) on behalf of the Eligible Institution that it has reviewed and has in its possession a trade confirmation or account statement evidencing that the ADSs being tendered were not acquired through a conversion of Common Shares into ADSs. If such a certification cannot be provided through the facilities of DTC, but the United States beneficial owner of ADSs can establish that it would not be subject to Korean income tax withholding based upon the other documentation set forth below, the United States beneficial owner who wishes to avoid Korean income tax withholding and its Eligible Institution must deliver the ADSs via book-entry through DTC and follow the procedures for ADSs held in certificated or direct registration form for the delivery of other documentation to the ADS Depositary using the GREEN Letter of Transmittal for ADSs (including proper identification of such United States beneficial owner) accompanied by the documentation described below.

In the case of a United States holder of ADSs in certificated or direct registration form that is timely tendering such ADSs pursuant to a GREEN Letter of Transmittal for ADSs, such holder may avoid Korean income tax withholding either by (i) certifying in the GREEN Letter of Transmittal that such holder did not acquire the ADSs through a conversion of Common Shares and delivering to the ADS Depositary a copy of either a trade confirmation or account statement evidencing the purchase of such ADSs, or (ii) delivering to the ADS Depositary three duly completed and originally executed copies of Application for Tax Exemption/Non-taxation on Form 29-2(2) of the Enforcement Regulation of the Korean Income Tax Law.

The Application for Tax Exemption/Non-taxation must be prepared in the Korean language in accordance with the instructions set forth on the back of such application, and must be accompanied by certain documentation. See Section 3 of this Offer to Purchase entitled “Procedure for Tendering Company Securities” for additional information regarding the Application for Tax Exemption/Non-taxation.

If a Certification of United States Tax Residency is required, application should be made promptly. A Certification of United States Tax Residency may be obtained from the Internal Revenue Service by completing and submitting Form 8802, Application for United States Residency Certification. Information about Form 8802 and a copy thereof may be obtained at http://www.irs.gov/businesses/small/international/article/0,,id=122559,00.html. The Internal Revenue Service recommends that the application for a Certification of United States Tax Residency be submitted at least 45 days before it is needed. There may not be sufficient time prior to expiration of the Offer to obtain a Certification of United States Tax Residency.

Failure to timely satisfy the foregoing certification and documentation requirements will result in Korean income tax withholding at a rate of 11% of the aggregate Offer Price paid to a tendering holder. For this purpose, Korean income tax withholding will be calculated based on the Korean Won equivalent of the aggregate Offer Price paid to a tendering holder, calculated by converting the aggregate Offer Price into Korean Won using the basic exchange rate quoted by the Seoul Money Brokerage Services, Ltd. for the date of the payment of the Offer Price to such tendering holder.

The Korean securities transaction tax will not apply to the sale of ADSs pursuant to the Offer.

Generally, a sale of Common Shares by a United States holder of Common Shares will be subject to Korean income tax withholding at a rate equal to the lower of (i) 11% (including resident surtax) of the gross proceeds, or (ii) 22% (including resident surtax) of the net gains realized, unless such United States holder can claim an exemption from Korean income tax pursuant to the income tax treaty between Korea and the United States. In order to claim such exemption from Korean income tax, if available, the United States holder of Common Shares must provide the Common Share Depositary with three duly completed and originally executed copies of Application for Tax Exemption/Non-taxation in form and substance satisfactory to the Common Share Depositary.

The Application for Tax Exemption/Non-taxation in connection with Common Shares must include the same information and must be accompanied by the same documentation as described in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Company Securities” for the Application for Tax Exemption/Non-taxation in connection with ADSs by substituting “Common Shares” for “ADSs.”

Failure to timely provide the Common Share Depositary with three duly completed and originally executed copies of Application for Tax Exemption/Non-taxation will result in Korean income tax withholding at a rate of 11% of the aggregate Offer Price unless a United States holder of Common Shares timely provides documents evidencing that 22% of the net gains realized is lower than 11% of the aggregate Offer Price paid to such holder, in form and substance satisfactory to the Common Share Depositary. For this purpose, Korean income tax withholding will be calculated based on the Korean Won equivalent of the aggregate Offer Price paid to a tendering holder of Common Shares, calculated by converting the aggregate Offer Price into Korean Won using the basic exchange rate quoted by the Seoul Money Brokerage Services, Ltd. for the date of the payment of the Offer Price to such tendering holder.

In addition, the receipt of the Offer Price by a United States security holder upon the sale of Common Shares will be subject to withholding of Korean securities transaction tax at a rate of 0.5% of the aggregate Offer Price paid to such holder of Common Shares. For this purpose, Korean securities transaction tax will be calculated based on the Korean Won equivalent of the aggregate Offer Price paid to a tendering holder of Common Shares, calculated by converting the aggregate Offer Price into Korean Won using the basic exchange rate quoted by the Seoul Money Brokerage Services, Ltd. for the date of the payment of the Offer Price to such tendering holder. United States security holders who are subject to the Korean securities transaction tax are strongly urged to consult their own tax advisors as to the limitations on the creditability of such Korean taxes for United States federal income tax purposes.

If a partnership (including for this purpose any entity treated as a partnership for Korean income tax purposes, which may include a partnership organized in the United States or in another country) is an owner of Company Securities, the partnership may be viewed as a “pass-through” entity and the applicable Korean taxes generally will be imposed on the partners. Partners in a partnership that owns Company Securities should consult their own tax advisors regarding the specific tax consequences to them of their partnership participating in the Offer as well as the specific requirements for such partners to claim an exemption, if available, from Korean income tax withholding pursuant to an applicable income tax treaty.

A United States security holder’s entitlement to claim an exemption from Korean income tax pursuant to the income tax treaty between Korea and the United States is subject to such holder’s eligibility for benefits under the income tax treaty and proper identification of the holder to the Korean tax authorities. United States security holders who intend to claim an exemption from Korean income tax on the sale of their Company Securities pursuant to the Offer are strongly urged to consult their own tax advisors as to their eligibility for benefits under the income tax treaty between Korea and the United States and the documentation necessary to claim such benefits and, in the case of a tender of ADSs in book-entry form, to ensure that the ADS Depositary will receive appropriate and timely notice of their identity.

If the Common Share Depositary (or, in the case of ADSs, the Offeror) withholds and pays income tax to the Korean tax authorities with respect to the sale of Company Securities by a United States security holder, such holder may elect to complete the documentation necessary to claim a refund of such tax. The Common Share Depositary (or, in the case of ADSs, the Offeror) will provide such reasonable cooperation, to the extent permitted under Korean law, to allow such holder to obtain a refund. Such holder will be solely responsible for the preparation of the documentation (in the manner required by the Korean taxing authorities) to claim a refund and all costs and expenses associated therewith. All costs and expenses incurred by the Common Share Depositary (or, in the case of ADSs, the Offeror) in connection with a claim for refund shall be borne by the holder who makes the claim.

Any Korean income tax that is withheld from the Offer Price paid to a United States security holder will likely not qualify for a foreign tax credit for United States federal income tax purposes. Such United States security holders should consult their own tax advisors on such matters based on their particular circumstances.

United States security holders who convert their Common Shares into ADSs prior to tendering their securities in connection with the Offer generally may not avoid Korean income tax withholding unless such security holder can claim an exemption from such Korean income tax withholding pursuant to the income tax treaty between Korea and the United States. The Korean securities transaction tax, however, will not apply to the sale of ADSs pursuant to the Offer. The cost of converting Common Shares into ADSs is U.S. $.05 per share and is payable by the security holder. A United States security holder who chooses to convert Common Shares into ADSs is responsible for completing such conversion prior to participating in the Offer. If you wish to convert your Common Shares to ADSs, please contact the Information Agent for more information.

The foregoing discussion of the material income tax consequences of the Offer to United States security holders is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any particular United States security holder. Each United States security holder of Company Securities is strongly urged to consult such holder’s own tax advisors as to the particular tax consequences to it of participating in the Offer, including the effect of United States federal, state and local tax laws and Korean tax laws, its eligibility and qualification for benefits under the income tax treaty between Korea and the United States or another applicable tax treaty and how to satisfy the certification and documentation requirements to avoid Korean income tax withholding as set forth in this Offer to Purchase.

Material Korean Income and Transaction Tax Consequences to Korean Security Holders

The following discussion is a summary of certain material Korean income and transaction tax consequences of the Offer to Korean security holders who tender their Company Securities in the Offer.

A Korean security holder includes a holder of Company Securities that is:

•	an individual whose “domicile” is in Korea;

•	an individual who has had a “place of residence” in Korea for at least one year; or

•	a corporation or an entity organized under the laws of Korea, having its head or principal office or other place of substantive business management in Korea.

Domicile will be determined by looking at the overall objective facts of the individual’s residential ties in Korea, including the presence of assets, family members supported by such individual and his/her occupation. A place of residence is where an individual resides continuously for some period of time without forming a strong residential tie required for a domicile. Residency for tax purposes is not related to nationality or citizenship. A taxpayer may be deemed to have a domicile in Korea under the following circumstances, for example: (i) the taxpayer’s occupation requires residing in Korea for at least one year, or (ii) the taxpayer’s family members reside in Korea and the taxpayer is likely to reside in Korea for one or more years in view of his/her occupation or assets held in Korea.

This summary is based on the provisions of the Korean tax laws and regulations, judicial authority and administrative rulings, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly with retroactive effect, which could result in tax consequences different from those described in this Offer to Purchase. No ruling from the Korean tax authorities has been or will be sought with respect to any aspect of the transactions described in this Offer to Purchase. This summary is for the general information of Korean security holders only and does not purport to be a complete analysis of all potential tax effects of the Offer. For example, it does not consider the effect of any local tax laws or of any non-income tax laws (other than Korean transaction tax). In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Offer, including, without limitation, the acquisition or disposition of Company Securities other than pursuant to the Offer. In addition, it does not address all aspects of Korean income and transaction taxation that may affect particular Korean security holders in light of their particular circumstances.

The following summary also does not address the tax consequences for the holders of securities of the Company other than Company Securities, such as Company Options.

— Holders of Common Shares

Generally, a Korean resident corporate holder of Common Shares that sells its Common Shares pursuant to the Offer is responsible for paying corporate income tax on the gain realized at a rate of 24.2% (including resident surtax) of the net realized gains. In addition, the Common Share Depositary will withhold securities transaction tax at a rate of 0.5% of the aggregate Offer Price paid to a tendering holder of Common Shares and pay the same to the Korean tax authorities. For this purpose, Korean securities transaction tax will be calculated based on the Korean Won equivalent of the aggregate Offer Price paid to a tendering holder of Common Shares, calculated by converting the aggregate Offer Price into Korean Won using the basic exchange rate quoted by the Seoul Money Brokerage Services, Ltd. for the date of the payment of the Offer Price to such tendering holder.

Generally, a Korean resident individual holder of Common Shares who sells his or her Common Shares pursuant to the Offer is responsible for paying income tax generally at a rate of 11% (including resident surtax) of his or her net realized gains. Generally, a Korean resident individual holder of Common Shares is required to file a preliminary tax return within two months of the last day of the quarter in which the sale takes place. If such holder of Common Shares pays the applicable income tax at the time of filing the preliminary tax return, he or she is entitled to a 10% deduction of his or her income tax. A Korean resident individual holder of Common Shares who does not file a preliminary tax return is required to file a final tax return from May 1 to May 31 of the year immediately after the year in which the sale took place. In addition, the Common Share Depositary will withhold securities transaction tax at a rate of 0.5% of the aggregate Offer Price paid to a tendering holder of Common Shares and pay the same to the Korean tax authorities. For this purpose, Korean securities transaction tax will be calculated based on the Korean Won equivalent of the aggregate Offer Price paid to a tendering holder of Common Shares, calculated by converting the aggregate Offer Price into Korean Won using the basic exchange rate quoted by the Seoul Money Brokerage Services, Ltd. for the date of the payment of the Offer Price to such tendering holder.

— Holders of ADSs

Generally, a Korean resident corporate holder of ADSs that sells its ADSs pursuant to the Offer is responsible for paying corporate income tax on the gain realized at a rate of 24.2% (including resident surtax) of the net realized gains. The Korean securities transaction tax will not apply to the sale of ADSs pursuant to the Offer.

Generally, a Korean resident individual holder of ADSs that sells his or her ADSs pursuant to the Offer is responsible for paying income tax at a rate of 11% (including resident surtax) of his or her net realized gains. Generally, a Korean resident individual holder of ADSs is required to file a preliminary tax return within two months of the last day of the quarter in which the sale takes place. If such holder of ADSs pays the applicable income tax at the time of filing the preliminary tax return, he or she is entitled to a 10% deduction of his or her income tax. A Korean resident individual holder of ADSs who does not file a preliminary tax return is required to file a final tax return from May 1 to May 31 of the year immediately after the year in which the sale took place. The Korean securities transaction tax will not apply to the sale of ADSs pursuant to the Offer.

Notwithstanding the foregoing, Korean income tax withholding at a rate of 11% of the aggregate Offer Price paid to a tendering holder of ADSs will apply to a Korean resident holder of ADSs unless such Korean holder timely satisfies certain certification and documentation requirements described below.

A Korean beneficial owner of ADSs held in book-entry form may establish that it is not subject to Korean income tax withholding through a certification from an Eligible Institution (i) on behalf of the beneficial owner that the ADSs being tendered were not acquired through a conversion of Common Shares into ADSs and (ii) on behalf of the Eligible Institution that it has reviewed and has in its possession a trade confirmation or account statement evidencing that the ADSs being tendered were not acquired through a conversion of Common Shares into ADSs. If such a certification cannot be provided through the facilities of DTC but the Korean beneficial owner of ADSs can establish that it would not be subject to Korean income tax withholding based upon the other documentation set forth below, the Korean beneficial owner who wishes to avoid Korean income tax withholding and its Eligible Institution must deliver the ADSs via book-entry and follow the procedures for ADSs held in certificated or direct registration form for the delivery of other documentation to the ADS Depositary using the GREEN Letter of Transmittal for ADSs (including proper identification of the beneficial owner) accompanied by certain required documentation described below.

A Korean holder of ADSs in certificated or direct registration form that is timely tendering such ADSs pursuant to a GREEN Letter of Transmittal may establish that such holder is not subject to Korean income tax withholding either by (i) certifying in the GREEN Letter of Transmittal that such holder did not acquire the ADSs through a conversion of Common Shares and delivering to the ADS Depositary a copy of either a trade confirmation or account statement evidencing the purchase of such ADSs, or (ii) delivering to the ADS Depositary the following documentation evidencing its Korean residency:

•

In the case of Korean individuals, (i) a copy of the resident registration card (“ju-min-deung-rok-jeung” in Korean) or alien registration card (“woe-guk-in-deung-rok-jeung” in Korean), as applicable; (ii) a copy of the certificate of tax payment (“nap-se-sa-sil-jeung-myung” in Korean) for individual income tax for the most recent year, dated within one month of the date of delivery thereof to the ADS Depositary, issued by the competent District Tax Office in Korea; and (iii) a certification by such beneficial owner of ADSs that such beneficial owner of ADSs is a Korean resident for Korean tax law purposes and will be liable for withholding tax and related penalties, if any, to be assessed if such beneficial owner of ADSs is found not to be a Korean resident; and

•

In the case of Korean corporations, a certified copy of the company registry issued by the commercial recording office of the court having jurisdiction over its registered office, dated within one month of the date of delivery thereof to the ADS Depositary.

The foregoing discussion of the material income tax consequences of the Offer to Korean security holders is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any particular Korean security holder. Each Korean security holder of Company Securities is strongly urged to consult such holder’s own tax advisors as to the particular tax consequences to it of participating in the Offer including, in the case of Korean holders of ADSs, how to satisfy the certification and documentation requirements to avoid Korean income tax withholding as set forth in this Offer to Purchase.

6. Price Range of ADSs; Dividends on the Company Securities.

There is no established public trading market for the Common Shares. The ADSs currently trade on the Nasdaq Global Select Market (“Nasdaq”), under the symbol “GMKT.” The ADSs began trading on Nasdaq on June 28, 2006. Prior to such time, there was no established public trading market for the ADSs. The following table sets forth the high and low closing sales prices per ADSs on the Nasdaq Global Select Market for the periods indicated (in U.S. dollars).

	High	Low
Fiscal Year Ending December 31, 2009
First Quarter	$17.63	$12.24
Second Quarter (through May 1, 2009)	23.92	17.05

Fiscal Year Ended December 31, 2008
First Quarter	$27.45	$18.69
Second Quarter	26.22	18.32
Third Quarter	26.42	19.67
Fourth Quarter	23.99	11.43

Fiscal Year Ended December 31, 2007
First Quarter	$26.05	$15.10
Second Quarter	21.75	15.51
Third Quarter	29.20	19.32
Fourth Quarter	25.94	22.28

On April 15, 2009, the last full day of trading in the United States before the public announcement of the execution of the Share Allocation and Tender Offer Agreement, the closing price of the ADSs on the Nasdaq Global Select Market was U.S. $19.96 per share. On May 1, 2009, the last full day of trading in the United States before the commencement of the Offer, the closing price of the ADSs on the Nasdaq Global Select Market was U.S. $23.89 per share. Security holders are urged to obtain current market quotations for the ADSs and to review all information received by them from the Company, including the materials referred to in Section 8 of this Offer to Purchase entitled “Certain Information Concerning the Company.”

The Company has not paid any dividends since it was incorporated. Pursuant to the Share Allocation and Tender Offer Agreement, the Company has agreed not to declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock or other securities.

7. Effect of Offer on Listing, Market for Company Securities, Deposit Agreement and SEC Registration.

Minority Ownership. Company Securities that are not tendered in the Offer will remain outstanding after the completion of the Offer (or any subsequent offering period). In addition, the Company has agreed to sell to the Offeror, and the Offeror has agreed to purchase from the Company, 23,131,071 newly issued Common Shares for a price per share equal to the Offer Price, or an aggregate purchase price of approximately $555.1 million in cash. If the Offer is completed, neither the Offeror nor eBay will be obligated to purchase any Company Securities not tendered in the Offer (or any subsequent offering period). If the Offer and the purchase of the New Shares are completed and the Company Securities that are subject to the Agreements to Tender and Voting Agreements have been tendered pursuant to the Offer, the Offeror will own approximately 67.8% of the outstanding Common Shares and, accordingly, will control the election of the Company Board and the outcome of certain matters submitted to a vote of the shareholders. Under the Company’s Articles of Incorporation, the affirmative vote of the holders of a majority of the Company Securities present at a general meeting of shareholders, which holders also hold at least one quarter (1/4) of the total issued and outstanding Company Securities, is required to adopt an ordinary resolution of shareholders. The affirmative vote of the holders of two thirds (2/3) of the Company Securities present at a general meeting of shareholders, which holders also hold at least one third (1/3) of the total issued and outstanding Company Securities, is required to adopt a special resolution of shareholders, which is required for the Company to take certain actions, including the amendment of the Company’s Articles of Incorporation, the dismissal of directors, capital reductions, mergers and the dissolution and winding-up of the Company. Consequently, holders of Company Securities who do not tender their Company Securities in the Offer will not be able to exercise any significant degree of control over the Company or these matters. The Offeror will be able to pass any ordinary or special resolution at a general meeting of shareholders of the Company without the approval of any other shareholders, except for certain limited matters requiring the approval of all shareholders under Korean law.

Lack of a Public Trading Market for Company Securities. There is currently no public trading market for the Common Shares, and we do not expect there will be any public trading market for the Common Shares after completion of the Offer. It is also anticipated that there would cease to be a public trading market for ADSs that are not tendered in the Offer following the completion of the Offer. The Offeror will cause the Company to apply for delisting of the ADSs from The Nasdaq Stock Market promptly after the Acceptance Time. In addition, following the Acceptance Time, the Offeror will cause the Company to terminate the existing Deposit Agreement, dated as of July 5, 2006, between the Company and Citibank, N.A., as depositary (the “Depositary”), and the holders and beneficial owners of the ADSs issued thereunder (the “Deposit Agreement”), under which the ADSs were issued. On and after the date of termination of the Deposit Agreement, each ADS surrendered to the Depositary, upon payment of the charges of the Depositary for the surrender of ADSs referred to in the Deposit Agreement, and upon the payment of any applicable taxes or governmental charges, shall be cancelled and the underlying Common Shares withdrawn. Six months after termination of the Deposit Agreement, the Depositary may sell the Common Shares evidenced by ADSs that have not been cancelled. If the Depositary sells the Common Shares evidenced by the ADSs, the holders of ADSs who have not tendered their ADSs or surrendered their ADSs for cancellation will only be entitled to receive their pro rata share of the proceeds of such sale, without interest. Even in the absence of the delisting of the ADSs and the termination of the Deposit Agreement, the number of ADSs that will remain in the hands of the public after the Offer is completed is likely to be so small that there will no longer be an active public trading market for the ADSs. Accordingly, holders of Company Securities who do not tender should be prepared to hold these securities indefinitely.

Termination of Disclosure Obligations. The Company Securities are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Company Securities on a worldwide basis or who are United States residents. If such registration were terminated, the Company would no longer legally be required to disclose publicly the information which it now must provide under the provisions of the Exchange Act applicable to foreign private issuers or to make public disclosure of financial and other information and reports required to be filed with the SEC under the Exchange Act and the ADSs would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board’s “margin list.” Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Offeror intends to, and will cause the Company to, apply for termination of registration of the Company Securities under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. In the event of such termination of registration, the Company will cease to be required to provide, and does not intend to provide, reports to the holders of the Company Securities currently required by the Exchange Act, including annual reports on Form 20-F and reports on Form 6-K. After such termination, the Company will be under no obligation to provide financial statements or other disclosure to holders of Company Securities who do not tender their Company Securities in the Offer under the Exchange Act or to comply with SEC rules and regulations applicable to publicly held companies.

Acquisition of IAC. The Company has agreed to purchase all of the shares of IAC held by the Offeror (representing approximately 99.99% of the total issued and outstanding shares of IAC) pursuant to a separate

Share Purchase Agreement, dated April 16, 2009, among eBay, the Offeror and the Company (the “IAC Share Purchase Agreement”). It is contemplated that this transaction will close within a few business days after the issuance and sale of the New Shares following the Acceptance Time. The business, financial condition and results of operations of the Company will be significantly affected by its acquisition of IAC and the risks associated with integrating and operating the businesses of the Company and IAC. Holders of Company Securities should take into account the potential effects of such acquisition and operations in making a decision whether to tender their Company Securities in the Offer. See Section 10 of this Offer to Purchase entitled “Certain Information Concerning IAC and the Proposed Acquisition of IAC by the Company.”

8. Certain Information Concerning the Company.

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the financial and other information in such reports and other publicly available information. Neither eBay nor the Offeror has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such documents and records are untrue. However, neither eBay nor the Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to eBay or the Offeror.

General. The Company operates as a company organized under laws of Korea. The Company was incorporated on April 7, 2000. The address and telephone number of the Company’s registered office and principal place of business is 9th Floor, LIG Tower, 649-11 Yeoksam-Dong, Gangnam-Gu, Seoul 135-912, Korea, telephone number 82-2-1566-5701. The Company’s agent for service of process in the United States is CT Corporation System, 111 8th Avenue, New York, New York 10011 and the agent’s telephone number is (206) 894-8940. The Company is a leading retail e-commerce marketplace in Korea offering buyers a wide selection of products at competitive prices and sellers a comprehensive and flexible sales solution.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act applicable to a foreign private issuer and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition, information as of particular dates concerning the Company’s directors and officers, information as of particular dates concerning the principal holders of the Company’s securities and any material interests of such persons in transactions with the Company. Such reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9. Certain Information Concerning the Offeror and eBay.

The Offeror is a company organized under the laws of the United Kingdom and was incorporated in January 2001, with principal executive offices at Hotham House, 1 Heron Square, Richmond upon Thames, Surrey, TW9 1EJ, United Kingdom. The telephone number of its principal executive offices is 44-20-8605-3000. The Offeror is an indirect wholly-owned subsidiary of eBay.

eBay was formed as a sole proprietorship in September 1995, incorporated in California in May 1996, and reincorporated in Delaware in April 1998. eBay’s principal executive offices are located at 2145 Hamilton Avenue, San Jose, CA 95125. The telephone number of eBay’s principal executive offices is (408) 376-7400.

eBay and its subsidiaries provide online marketplaces for the sale of goods and services as well as other online commerce, or ecommerce, platforms, online payment solutions and online communications offerings to a diverse community of individuals and businesses.

The name, business address, current principal occupation or employment, five-year material employment history and citizenship of each director and executive officer of the Offeror and eBay and certain other information are set forth on Annex I hereto.

During the last five years, none of eBay or the Offeror, or, to the best knowledge of eBay and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, except as set forth therein, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as set forth in Section 14 entitled “The Transaction Documents,” Section 12 entitled “Background of Offer; Past Contacts or Negotiations with the Company,” Section 10 entitled “Certain Information Concerning IAC and the Proposed Acquisition of IAC by the Company” and elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of eBay and the Offeror and, to the knowledge of eBay and the Offeror, the persons listed in Annex I hereto or any associate or majority-owned subsidiary of eBay, the Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Company Securities or any other equity securities of the Company; (ii) none of eBay, the Offeror and, to the knowledge of eBay and the Offeror, the persons or entities referred to in clause (i) above has effected any transaction in the Company Securities or any other equity securities of the Company during the past 60 days; (iii) none of eBay, the Offeror and, to the knowledge of eBay and the Offeror, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between eBay, the Offeror, their subsidiaries or, to knowledge of eBay and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between eBay, the Offeror, their subsidiaries or, to eBay’s and the Offeror’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. eBay is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition, information as of particular dates concerning eBay’s directors and officers, information as of particular dates concerning the principal holders of eBay’s securities and any material interests of such persons in transactions with eBay. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase entitled “Certain Information Concerning the Company.”

10. Certain Information Concerning IAC and the Proposed Acquisition of IAC by the Company.

The Proposed Transaction. The Offeror owns approximately 99.99% of the issued and outstanding shares of IAC, such shares having been acquired in a series of transactions in 2001 through 2007. IAC’s shares are not listed on any stock exchange or organized trading market, and there is no public market for IAC’s shares. Upon completion of the transactions contemplated by the IAC Share Purchase Agreement, the Company will acquire all of the shares of IAC currently owned by the Offeror in exchange for U.S. $555,145,704 in cash.

The relative values of the Company and IAC were determined primarily by evaluating the relative contribution of the two businesses to a combined company on both an historical and projected basis. eBay and the Company compared each of the Company’s and IAC’s actual contribution to overall market value, revenues and earnings for 2007 and 2008, as well as projected contributions for 2009. This analysis generated a range of potential valuations, and eBay and the Company engaged in an arms-length negotiation to determine their relative values to a combined company. eBay and the Company ultimately agreed that the Company would be contributing 69% of the value of a combined company, while IAC would be contributing the remaining 31% of value. The stand alone value of the Company was then determined based upon the U.S. $24.00 per share Offer Price. Based on the parties’ agreement that IAC would contribute 31% of the value of a combined company, the Company agreed to issue to the Offeror the New Shares pursuant to the Share Allocation and Tender Offer Agreement, representing 31% of the outstanding equity capitalization of the Company on a post-issuance basis. Based on the Offer Price of U.S. $24.00 per Company Security, the New Shares have an aggregate value of U.S. $555,145,704, which reflects the implied value of IAC as agreed to by eBay and the Company. Based on their agreement on the relative contributions of IAC and the Company to a combined company, the parties further agreed that the aggregate purchase price for the IAC shares held by the Offeror would be equal to the aggregate value of the New Shares, or U.S. $555,145,704.

The cash used to pay the purchase price will be obtained by the Company through the issuance and sale of the New Shares to the Offeror pursuant to the Share Allocation and Tender Offer Agreement. The closing of this sale of the New Shares is conditioned upon consummation of the Offer and will close within a few business days following the Acceptance Time. The purchase of the IAC shares by the Company will occur within a few business days after this closing.

Overview of IAC’s Business. IAC is engaged in the business of connecting buyers and sellers in its e-commerce marketplace, where users can buy and sell goods at fixed prices or by auction. This marketplace is one of the many marketplaces in eBay’s Marketplaces segment. IAC provides a platform for the purchase and sale of all manner of goods, including, but not limited to, clothing, electronics, food, furniture, sporting goods, automobiles, books, CDs, DVDs and video games. IAC’s e-commerce marketplace is located at www.auction.co.kr. IAC’s principal corporate offices are located at Kyobo Tower, 1303-22 Seocho-dong, Seocho-gu, Seoul, Korea. IAC’s telephone number is 82-2-530-9750.

With the exception of business-to-consumer transactions, IAC charges sellers fees for listing of goods for sale. Except for collection, escrow and settlement of the purchase price, all sales activities, such as product registration, sale, delivery, exchange and refund, with respect to sales made through IAC’s e-commerce marketplace are carried out directly by sellers.

IAC is one of many competitors to the Company in Korean e-commerce. Other major competitors of IAC include Interpark, the Company’s largest shareholder as of the commencement of the Offer; 11th Street, a division of SK Telecom Co., Ltd., Korea’s leading mobile telecommunications service provider in terms of market share based on subscribers and revenue; and online retail websites operated by some of the largest department stores in Korea, such as Lotte.com, Shinsegae.com and Hmall.com.

Summary Financial Information. The following tables set forth an unaudited condensed summary of certain portions of IAC’s statement of income, balance sheet and other data as of and for the periods ended on the dates indicated. The unaudited condensed summary statement of income and balance sheet data have been derived from IAC’s accounting records maintained in Korean Won and prepared in conformity with accounting principles generally accepted in Korea. Certain accounting principles applied by IAC that conform with the financial accounting standards and accounting principles in Korea may not conform with generally accepted accounting principles in other countries, including the United States. These accounting principles include differing methods of depreciation and amortization, classification and timing of expense related to research and development costs, and classification of loyalty programs costs within the statement of income.

	Year Ended December 31,
	2006	2007	2008
	(in millions of Korean Won)
	(unaudited)
Statement of income data:
Revenues	162,107	182,465	203,406
Cost of revenues	64,085	73,823	85,741
Gross income	98,022	108,642	117,665
Operating income	24,038	7,001	3,998
Net income before income taxes	32,606	15,104	3,600
Net income	23,517	10,345	495

	Year Ended December 31,
	2006	2007	2008
	(in millions of Korean Won)
	(unaudited)
Supplemental operating data:
Gross merchandise volume	1,805,698	2,328,382	2,814,432

	December 31, 2007	December 31, 2008
	(in millions of Korean Won)
	(unaudited)
Balance sheet data:

Assets:
Cash and cash equivalents	133,913	178,291
Short-term financial instruments	21,600	5,800
Receivables, net	50,419	47,543
Property and equipment, net	10,112	9,148
Intangible assets, net	3,891	5,782
Other assets	40,179	37,520
Total assets	260,114	284,084

Liabilities:
Payables due to sellers and customer prepayments	74,404	84,249
Other payables and accrued expenses	18,443	16,419
Other liabilities	13,973	25,512
Total liabilities	106,820	126,180

IAC prepares its financial statements using the Korean Won. The U.S. dollar amounts disclosed in the following condensed summary statement of income and balance sheet data are presented solely for the convenience of the reader, and have been converted at the rate of KRW 1,262 to one U.S. dollar, which was the noon buying rate of the U.S. Federal Reserve Bank of New York in effect on December 31, 2008.

	Year Ended December 31,
	2006	2007	2008
	(in thousands of U.S. Dollars)
	(unaudited)
Statement of income data:
Revenues	128,452	144,584	161,177
Cost of revenues	50,781	58,497	67,941
Gross income	77,672	86,087	93,237
Operating income	19,048	5,548	3,168
Net income before income taxes	25,837	11,968	2,853
Net income	18,635	8,197	392

	Year Ended December 31,
	2006	2007	2008
	(in thousands of U.S. Dollars)
	(unaudited)
Supplemental operating data:
Gross merchandise volume	1,430,822	1,844,993	2,230,136

	December 31, 2007	December 31, 2008
	(in thousands of U.S. Dollars)
	(unaudited)
Balance sheet data:

Assets:
Cash and cash equivalents	106,112	141,277
Short-term financial instruments	17,116	4,596
Receivables, net	39,952	37,673
Property and equipment, net	8,013	7,249
Intangible assets, net	3,083	4,582
Other assets	31,838	29,731
Total assets	206,113	225,106

Liabilities:
Payables due to sellers and customer prepayments	58,957	66,758
Other payables and accrued expenses	14,614	13,010
Other liabilities	11,072	20,216
Total liabilities	84,643	99,984

Legal Proceedings. IAC has notified a majority of its approximately 20 million users of a January 2008 data breach involving personally identifiable information including name, address, resident registration number and some transaction and refund data (but not including credit card information or real time banking information). Approximately 144,000 users have sued IAC over this breach in several lawsuits in Korean courts and IAC expects more to do so in the future. There is some precedent in Korea for a court to grant “consolation money” for data breaches without a specific finding of harm from the breach. Such precedents have involved payments of up to approximately U.S. $200 per user. IAC intends to vigorously defend itself in these lawsuits. In December 2008, the Korea Consumer Agency (KCA) made a non-binding recommendation that IAC make payments of KRW 50,000-100,000 (approximately U.S. $37-75) to consumers who had complained to it as a result of such breach. IAC rejected this non-binding recommendation and did not make any payments, and this KCA process has ended.

From time to time, IAC may be involved in other disputes or regulatory inquiries that arise in the ordinary course of business. Any claims or regulatory actions against IAC, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, and result in the diversion of significant operational resources.

For a further discussion of the terms and conditions of the proposed acquisition of IAC by the Company, please refer to “The IAC Share Purchase Agreement” set forth in Section 14 of this Offer to Purchase entitled “The Transaction Documents.”

11. Source and Amount of Funds.

The Offeror estimates that it will need approximately U.S. $1.3 billion to purchase all of the Company Securities pursuant to the Offer and to pay all related fees and expenses. The Offeror will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Company Securities that are validly tendered and accepted for payment in the Offer because eBay or an affiliate of eBay will contribute or otherwise advance funds to the Offeror to enable the Offeror to pay for the Company Securities that are tendered and accepted for payment in the Offer. The Offer is not subject to any financing condition.

12. Background of Offer; Past Contacts or Negotiations with the Company.

eBay regularly evaluates various strategies to improve its competitive position and enhance value for its stockholders, including opportunities for acquisitions of other companies or their assets. eBay and IAC have been familiar with the Company’s business for several years.

Beginning prior to the Company’s initial public offering, from time to time eBay and Mr. Ki-Hyung Lee (“Chairman Lee”), Chairman of the Company Board and Chairman of Interpark, the Company’s largest security holder, held discussions regarding a possible strategic partnership between eBay and the Company and the possible purchase by eBay of the Company Securities owned by Chairman Lee and Interpark (together, in their capacities as security holders of the Company, the “Significant Shareholders”).

In September 2005, Chairman Lee met with Mr. Jay Lee, an officer of IAC, an indirect subsidiary of eBay and operator of eBay’s e-commerce marketplace in Korea. At that meeting, Chairman Lee expressed his thoughts about the Company’s future course and discussed with Mr. Jay Lee the possibility of a strategic partnership with a global e-commerce company, an initial public offering of the Company’s securities or a sale of the Company Securities owned by the Significant Shareholders. Chairman Lee expressed his belief that a potential partnership between the Company and eBay could be mutually beneficial. Mr. Jay Lee and Chairman Lee then discussed exploring a possible partnership or investment and Mr. Jay Lee asked Chairman Lee to keep him informed regarding next steps.

On November 3, 2005, a representative of eBay contacted a representative of the Company’s financial advisor at that time (the “Financial Advisor”) to discuss various strategic benefits of a possible strategic partnership between the Company and eBay.

The Financial Advisor advised eBay that the Company was planning an initial public offering in the United States. In or about January 2006, representatives of the Financial Advisor had a telephone discussion with representatives of Morgan Stanley & Co. Incorporated (“Morgan Stanley”), which had been retained by eBay as its financial advisor in connection with a possible transaction involving the Company, to discuss such a transaction between eBay and the Company.

On January 24, 2006, eBay and the Company entered into a Mutual Non-Disclosure Agreement with respect to the sharing of confidential information in connection with a potential strategic partnership. Also on January 24, 2006, eBay transmitted a request to the Company for information about the Company’s business.

On January 25, 2006, Mr. Young Bae Ku, the Company’s Chief Executive Officer, and other representatives of the Company participated in a telephone conference with representatives of eBay. At this meeting, Mr. Ku made a presentation to representatives of eBay about the Company’s business.

On January 30, 2006, the Company delivered to eBay summary financial information about the Company.

On February 3, 2006, the Financial Advisor received from eBay a non-binding letter expressing eBay’s interest in a possible acquisition of all of the Company Securities at a valuation of between U.S. $800 million and U.S. $1 billion.

On February 7, 2006, representatives of the Financial Advisor contacted representatives of eBay and informed them that the expression of interest contained in eBay’s letter of February 3, 2006 was not acceptable to the Significant Shareholders but that the Significant Shareholders remained open to further discussions with eBay. Representatives of eBay requested additional financial information about the Company in order to decide eBay’s next steps.

On February 28, 2006, representatives of eBay met with members of management of the Company, including Mr. Ku, to discuss the Company’s business presentation and summary financial information that was previously provided to eBay in response to its information requests.

On June 6, 2006, the Company publicly filed a registration statement with the U.S. Securities and Exchange Commission for its initial public offering.

On June 29, 2006, the Company completed an initial public offering in the United States of ADSs at an initial public offering price per ADS of U.S. $15.25 (approximately KRW 14,649 based on the exchange rate on that date).

In November 2006, representatives of eBay, who had been continuing to consider a possible strategic transaction involving eBay and the Company, together with representatives of Morgan Stanley and representatives of Cooley Godward Kronish LLP (“Cooley Godward”), eBay’s outside legal counsel, began discussing a transaction that would involve combining IAC and the Company, with the combined company being jointly owned by eBay and the former security holders of the Company. The transaction being discussed internally at the time also included the purchase of certain outstanding Company Securities for cash such that upon completion of the combination of IAC and the Company and the purchase of outstanding Company Securities, eBay would own at least 67% of the Company.

Also in November 2006, eBay received an invitation from the Financial Advisor (whose engagement by the Company had been terminated in October 2006, but who from this time until August 2007 communicated with representatives of eBay on an informal basis on behalf of the Significant Shareholders) to submit a proposal for a possible acquisition of the Company Securities owned by the Significant Shareholders.

In early December 2006, eBay and Interpark negotiated a Mutual Non-Disclosure Agreement with respect to the sharing of confidential information. On December 13, 2006, eBay and Interpark signed the Mutual Non-Disclosure Agreement.

In February 2007, representatives of Morgan Stanley had discussions with representatives of the Significant Shareholders, and representatives of eBay had discussions with representatives of the Significant Shareholders, with respect to a possible acquisition by eBay of at least a 67% interest in the Company in connection with a possible offer for all of the outstanding Company Securities. During those discussions, it was communicated to the Significant Shareholders and the representatives of the Significant Shareholders that eBay would be interested in pursuing such a transaction at a price of U.S. $24.00 (approximately KRW 22,493 based on the exchange rate on that date) per Company Security.

On February 27, 2007, Morgan Stanley made a presentation to the representatives of the Significant Shareholders regarding the structure of the proposed transaction, and confirmed eBay’s interest in a transaction involving an acquisition of at least 67% of the voting securities of the Company through a series of related transactions, including an offer by eBay to all of the security holders of the Company to acquire the Company Securities held by such security holders for cash and involving a combination of IAC and the Company. These representatives indicated to eBay that the Significant Shareholders were not interested in pursuing a transaction at a value of U.S. $24.00 (approximately KRW 22,580 based on the exchange rate on that date) per Company Security. While at this time eBay indicated that it was interested in at least a 67% interest in the Company, eBay focused on the Company Securities owned by the Significant Shareholders (which represented approximately 37% of the outstanding Company Securities) as a necessary component of any possible transaction, from eBay’s point of view.

During the first quarter of 2007, representatives of Morgan Stanley and representatives of the Financial Advisor periodically continued to discuss the merits of a possible transaction as previously outlined by eBay, and agreed to schedule a meeting to discuss this topic further, including eBay’s desire to acquire the interests of the Significant Shareholders.

On April 5, 2007, representatives of eBay and the Significant Shareholders, together with representatives of Morgan Stanley, held meetings in Korea to discuss potential synergies between eBay and the Company and possible terms of a transaction involving eBay, the Significant Shareholders and the Company. Following these meetings, in light of a difference of opinion between eBay and the Significant Shareholders with respect to the valuation of the Company, eBay informed the Significant Shareholders that they were invited to contact eBay at such time as they were interested in pursuing a transaction closer to eBay’s view of the valuation.

Between April 2007 and October 2007, representatives of eBay and representatives of Morgan Stanley talked from time to time with representatives of the Significant Shareholders about a possible transaction involving eBay and the Company, but did not seriously pursue such a transaction at that time.

In early August 2007, the Significant Shareholders engaged Lehman Brothers Inc. (“Lehman Brothers”) as their exclusive financial advisor. During this period, representatives of eBay and representatives of Morgan Stanley had several discussions with representatives of Lehman Brothers regarding Lehman Brothers’ role and the renewed desire by the Significant Shareholders to explore the sale of their equity interest in the Company.

In connection with this process, on October 3, 2007, Lehman Brothers delivered a letter and a confidential business summary to eBay describing the process for the submission to Lehman Brothers of an expression of interest with respect to the possible purchase of the Company Securities owned by the Significant Shareholders.

At various times between October 3, 2007 and October 24, 2007, representatives of Lehman Brothers and representatives of Morgan Stanley discussed a possible transaction involving eBay, the Significant Shareholders and the Company.

On October 24, 2007, eBay delivered to Lehman Brothers a preliminary and non-binding proposal letter confirming eBay’s interest in acquiring all of the outstanding Company Securities, including those owned by the Significant Shareholders, and proposing a purchase price of U.S. $29.00 (approximately KRW 26,624 based on the exchange rate on that date) per Company Security, subject to confirmatory due diligence. The letter proposed that the transactions involve a tender offer by eBay (or an affiliate of eBay) for all of the outstanding Company Securities, the purchase by eBay (or an affiliate of eBay) from the Company of newly issued Common Shares and the combination of the Company and IAC. Shortly thereafter, a representative of Lehman Brothers called a representative of Morgan Stanley and rejected the proposal on behalf of the Significant Shareholders, partly because the Significant Shareholders believed the proposed purchase price was too low and partly because the Significant Shareholders were interested in a transaction involving only the purchase of their own Company Securities.

On November 5, 2007, eBay delivered to Lehman Brothers a revised preliminary and non-binding letter confirming eBay’s interest in acquiring the Company, including the Company Securities owned by the Significant Shareholders, and proposing a purchase price of U.S. $32.00 (approximately KRW 29,069 based on the exchange rate on that date) per Company Security, subject to confirmatory due diligence.

On November 6, 2007, representatives of Morgan Stanley and representatives of Cooley Godward participated in a telephone conference with representatives of Lehman Brothers and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), outside U.S. legal counsel to the Significant Shareholders. During this telephone conference, the representatives discussed the proposed structure and timing of the transaction contemplated by eBay’s November 5, 2007 letter, including timing related to a possible antitrust review of the transaction. On November 8, 2007, a representative of Lehman Brothers called a representative of Morgan Stanley and informed Morgan Stanley that eBay was invited to continue discussions with the Significant Shareholders with respect to a possible transaction involving their Company Securities, and that a meeting between representatives of eBay and members of senior management of the Company would be scheduled in the near future.

On November 14, 2007, senior executives of eBay met with Chairman Lee in Seoul, Korea. At that meeting, the representatives of eBay confirmed eBay’s strong interest in a transaction involving eBay, the Significant Shareholders and the Company. On November 20, 2007, representatives of eBay, together with representatives of Morgan Stanley, met in Seoul, Korea with senior executives of the Company and a senior executive of Interpark to discuss the Company’s business and prospects.

On November 21, 2007, Lehman Brothers delivered to eBay a letter describing the process for prospective purchasers to submit a final offer to acquire the Company Securities owned by the Significant Shareholders. The letter was accompanied by an initial draft of a share purchase agreement contemplating the purchase of only those Company Securities.

On November 27, 2007, representatives of Cooley Godward, acting for eBay, participated in a telephone conference with representatives of Bae, Kim and Lee, acting as Korean counsel for the Significant Shareholders, in which the representatives discussed antitrust-related aspects of the possible transaction, including risks and timing related thereto.

On November 29, 2007, eBay delivered to Lehman Brothers a non-binding letter setting forth the basis upon which eBay would be prepared to proceed with due diligence and negotiations for the purchase of all of the outstanding Company Securities at a purchase price of U.S. $34.00 (approximately KRW 31,565 based on the exchange rate on that date) per Company Security. The letter proposed that the transactions involve a tender offer by eBay (or an affiliate of eBay) for all of the outstanding Company Securities, the purchase by eBay (or an affiliate of eBay) from the Company of newly issued Common Shares and the combination of the Company and IAC. While the letter contemplated that eBay would acquire at least 67% of the Company through the related transactions described in the letter, the letter made it clear that only a majority ownership level (rather than a 67% ownership level) was a condition to the transaction and acknowledged that, in light of the number of shares that would be subject to agreements to tender and issued directly by the Company to eBay, there would not be any risk in satisfying the majority ownership condition. The letter was also accompanied by a pre-signing timeline, a summary of material terms of the key definitive agreements necessary to complete the transaction and a draft of an agreement to tender which was intended to replace the initial draft share purchase agreement delivered by Lehman Brothers to eBay on November 21, 2007.

On November 30, 2007, representatives of Lehman Brothers, acting on behalf of the Significant Shareholders, provided Morgan Stanley with a response to the proposal submitted by eBay on November 29, 2007. Among other things, the representatives of Lehman Brothers asked that eBay indicate how it would address concerns expressed by the Significant Shareholders relating to antitrust risk in any acquisition by eBay of a substantial interest in the Company (including whether eBay would agree to a reverse break-up fee payable to the Significant Shareholders if the transaction did not occur due to antitrust regulatory issues) and the financial metrics that would be used in determining the relative values of IAC and the Company in connection with the combination of IAC and the Company. Representatives of Lehman Brothers and representatives of Morgan Stanley continued to discuss these matters for the next several days. During those discussions, representatives of Morgan Stanley advised representatives of Lehman Brothers that eBay was not prepared to agree to a reverse break-up fee.

On December 13, 2007, representatives of Morgan Stanley had a discussion with representatives of Lehman Brothers in which representatives of Lehman Brothers indicated that the Significant Shareholders were not prepared to proceed with any transaction unless eBay could provide further comfort with respect to the concerns expressed by the Significant Shareholders with respect to the perceived antitrust risk in the transaction, which they viewed as significant. The representatives of Morgan Stanley reiterated eBay’s view that eBay was not prepared to provide a reverse break-up fee to the Significant Shareholders, but would be willing to continue to discuss antitrust-related matters. The representatives of Lehman Brothers indicated that the Significant Shareholders were not prepared to agree to a sale of their Company Securities on that basis. Lehman Brothers and Morgan Stanley agreed, however, to continue to talk from time to time about a possible transaction involving the acquisition of the Company Securities owned by the Significant Shareholders.

From December 2007 through mid-January 2008, representatives of eBay and representatives of Morgan Stanley continued to discuss with representatives of the Significant Shareholders and representatives of Lehman Brothers various ways in which to address concerns expressed by the Significant Shareholders with respect to a possible transaction in respect of their Company Securities. However, no meaningful progress was made during such discussions.

In late January 2008, eBay determined that it might be possible for eBay to make a confidential voluntary filing with the Korea Fair Trade Commission (“KFTC”) of an application for preliminary approval, under the Korean Monopoly Regulation and Fair Trade Act, of the acquisition by eBay, or an affiliate of eBay, of a controlling interest in the Company. From late January 2008 through early February 2008, representatives of Cooley Godward, together with eBay’s Korean legal counsel, Kim & Chang (“K&C”), explored this possibility and representatives of eBay conveyed to representatives of the Significant Shareholders eBay’s desire to make such a filing.

On February 12, 2008, representatives of Cooley Godward and representatives of Wilson Sonsini and BKL, together with representatives of Morgan Stanley and representatives of Lehman Brothers, discussed the possibility that eBay would make such a voluntary filing with the KFTC. K&C informed eBay that such a filing need not specify a possible purchase price for the Company Securities. Among the items discussed was the need for a non-binding memorandum of understanding between eBay and the Significant Shareholders for filing with the KFTC as part of eBay’s voluntary filing, and the parties’ desire to maintain the confidentiality of the filing for as long as possible.

From late February 2008 through mid-March 2008, representatives of eBay continued to evaluate antitrust matters relating to the possible transaction and prepared a non-binding memorandum of understanding to present to the Significant Shareholders.

On March 11, 2008, representatives of Morgan Stanley presented a draft of the non-binding memorandum of understanding to Lehman Brothers for distribution to the Significant Shareholders. The memorandum of understanding, which did not include a proposed purchase price for the Company Securities, contemplated the same structure previously proposed by eBay (i.e., a tender offer by eBay (or an affiliate of eBay) for all of the outstanding Company Securities, the purchase by eBay (or an affiliate of eBay) of newly issued Common Shares and the combination of the Company and IAC).

From mid-March 2008 through late April 2008, representatives of eBay and representatives of the Significant Shareholders negotiated a Cooperation Agreement, pursuant to which eBay and the Significant Shareholders, acting only in their capacities as security holders of the Company, would cooperate with each other to prepare a voluntary preliminary filing with the KFTC. The Cooperation Agreement also contemplated certain confidentiality obligations on the parties and certain transfer restrictions on securities of the Company owned by the Significant Shareholders. On April 7, 2008, Chairman Lee, acting as the representative of the Significant Shareholders, and Mr. Jay Lee agreed to postpone further discussions regarding the price in a possible transaction until the completion of the preliminary KFTC review. On April 25, 2008, eBay, Chairman Lee and Interpark entered into the Cooperation Agreement and the non-binding memorandum of understanding in the form provided by eBay.

From late April 2008 through late May 2008, eBay and the Significant Shareholders and their respective representatives, discussed (and prepared appropriate documentation regarding) the application for preliminary approval by the KFTC of the acquisition by eBay of a 50% or greater interest in the Company. On May 24, 2008, eBay submitted to the KFTC an application for preliminary approval of the proposed transaction as it was described in the non-binding memorandum of understanding.

Between May 24 and September 24, 2008, representatives of the Significant Shareholders were informed that K&C had held a number of telephonic and in-person meetings with the KFTC to discuss the competitive aspects of the possible transaction, and provided the KFTC with documents relating to, among other matters, the businesses of IAC, the Company and Interpark.

Also at various times between late May 2008 and early March 2009, representatives of the legal and financial advisors to the Significant Shareholders communicated to eBay that they were interested in selling only their Company Securities and proposed alternative transaction structures to eBay and its legal and financial advisors, with each such structure involving the acquisition by eBay of the Company Securities held by the Significant Shareholders and, possibly, other large security holders of the Company before eBay would commence a tender offer for additional Company Securities and before any transaction involving the Company and IAC. eBay did not accept any of the alternative structures.

In late September 2008, following the U.S. bankruptcy filing by Lehman Brothers, members of the Lehman Brothers team who were working with the Significant Shareholders joined Nomura Holdings, Inc. (“Nomura”), and Nomura was retained as exclusive financial advisor to the Significant Shareholders in October 2008.

On September 24, 2008, the KFTC Commissioners held a hearing to review the proposed transaction that was the subject of eBay’s voluntary filing on May 24, 2008. On September 25, 2008, the KFTC issued an official press release announcing that it would be granting eBay preliminary conditional approval to acquire a controlling interest in the Company.

On September 30, 2008, the KFTC provided eBay with written notice of its preliminary conditional approval for eBay to acquire a 50% or greater interest in the Company. The approval was conditioned on there being no increase in commission fees for three years, and no increase for three years on registration or advertising fees (excluding auction transactions) above the increase in the Korean Consumer Price Index, and on the adoption of new policies to protect small and medium-sized sellers. The KFTC indicated that the KFTC could modify these conditions according to the changed competitive landscape upon the Offeror’s request and proof of such change on or after January 1, 2011.

On October 6, 2008, eBay delivered a written transaction confirmation addressed to Interpark confirming that the decision of the KFTC issued on September 30, 2008 was acceptable to eBay under the Cooperation Agreement. The delivery of the transaction confirmation triggered an obligation under the Cooperation Agreement for eBay and the Significant Shareholders, for a period of 15 business days, to attempt to negotiate a letter of intent (including a purchase price and an exclusivity agreement) with respect to a possible transaction acceptable to the Significant Shareholders and contemplating a sale to eBay of their Company Securities.

On October 21, 2008, representatives of eBay and representatives of Morgan Stanley met with Chairman Lee, Interpark’s Chief Financial Officer, Mr. Dong Hwa Kang, and representatives of Nomura, in Seoul, Korea to discuss the terms of a possible transaction involving eBay and the Significant Shareholders. During the meeting, representatives of eBay made an offer to acquire the Company for U.S. $23.50 (approximately KRW 32,101 based on the exchange rate on that date) per Company Security. The structure of the offer included: (i) a negotiated purchase by eBay (or an affiliate of eBay) of the Company Securities owned by the Significant Shareholders (and possibly additional security holders), (ii) a public tender offer by eBay (or an affiliate of eBay) for the remaining Company Securities, and (iii) the issuance by the Company of new Common Shares to eBay (or an affiliate of eBay) and the Company’s acquisition of eBay’s interest in IAC, and was subject to further due diligence. On October 23, 2008, representatives of Nomura informed representatives of Morgan Stanley that the price offered by eBay was not acceptable to the Significant Shareholders.

In late October 2008, representatives of Cowen, the financial advisor to the Special Committee (which had been formed by the Company Board on September 5, 2008), held discussions with representatives of Morgan Stanley regarding the history of the discussions that had taken place among representatives of eBay and the Significant Shareholders and the terms of eBay’s proposal. On October 30, 2008, in anticipation of an additional due diligence review by eBay of the Company and by the Company of IAC, eBay, the Significant Shareholders and the Company entered into an additional confidentiality agreement with respect to the sharing of confidential information.

On November 3, 2008, at the Special Committee’s direction following its own deliberations as well as its discussions with the Significant Shareholders, representatives of Cowen informed representatives of Morgan Stanley that the Significant Shareholders and the Special Committee would be supportive of a price of U.S. $27.00 (approximately KRW 34,242 based on the exchange rate on that date) per Company Security. Also on November 3, 2008, at the direction of the Special Committee, Cowen advised Morgan Stanley that the Significant Shareholders had agreed that the Special Committee would lead the discussions with eBay going forward.

On November 4, 2008, representatives of Morgan Stanley indicated that eBay viewed its proposal as fully-priced at U.S. $23.50 (approximately KRW 29,477 based on the exchange rate on that date) per Company Security. However, the representatives also indicated that eBay would be open to the possibility of considering a higher purchase price if the Company could demonstrate realizable synergies from a combination of the Company and IAC.

Throughout November and early December 2008, representatives of Morgan Stanley, Nomura, Cowen, eBay, the Significant Shareholders and the Company continued discussions regarding a possible transaction, with particular focus on the potential synergies realizable from a combination of the Company and IAC. On December 8, 2008, following these discussions, eBay conveyed, through representatives of Morgan Stanley, a revised purchase price offer from eBay of U.S. $24.00 (approximately KRW 34,716 based on the exchange rate on that date) per Company Security. Discussions thereafter proceeded on the basis that this price was acceptable to the Special Committee and the Significant Shareholders, subject to the determination of a mutually acceptable transaction structure, and the negotiation and execution of mutually acceptable definitive agreements following satisfactory due diligence reviews by the Company and eBay.

On December 10, 2008, eBay delivered to the Significant Shareholders and the Company a non-binding letter of intent that provided for the proposed acquisition of control of the Company by eBay at a purchase price of U.S. $24.00 (approximately KRW 33,084 based on the exchange rate on that date) per Company Security. The letter contemplated the same structure previously proposed by eBay (i.e., a tender offer by eBay (or an affiliate of eBay) for all of the outstanding Company Securities, the purchase by eBay (or an affiliate of eBay) from the Company of newly issued Common Shares and the combination of the Company and IAC). The letter also included an exclusivity agreement providing for, among other things, a period of exclusive negotiations until February 18, 2009. On December 11, 2008, representatives of Morgan Stanley and representatives of Cooley Godward participated in a telephone conference with representatives of Nomura, Cowen, Wilson Sonsini and Pillsbury Winthrop Shaw Pittman LLP, counsel to the Special Committee. During this telephone conference, the representatives discussed the proposed structure and timing of the transaction contemplated by eBay’s December 10, 2008 letter.

During the balance of December 2008, representatives of the parties and their respective advisors discussed the due diligence process relating to eBay’s proposed transaction. Also during December 2008, representatives of the various parties involved in the possible transaction, including eBay, the Significant Shareholders and the Special Committee, and their respective outside legal counsel, continued to discuss the structure of the possible transaction, together with various alternative structures proposed by the Significant Shareholders, the Special Committee and their respective legal counsel. On December 19, 2008, Mr. John Milburn and Mr. Ku met with Mr. Robert Swan, eBay’s Chief Financial Officer, at eBay’s California offices to discuss concerns expressed by the Significant Shareholders relating to fluctuations in the Korean Won/U.S. dollar exchange rate, given that the offer price was proposed by eBay to be paid in U.S. dollars, and to discuss proposed alternative structures designed, in part, to address these concerns. The alternative structures, among other things, contemplated a purchase by eBay of the Company Securities owned by the Significant Shareholders and possibly other large security holders of the Company prior to the commencement of the tender offer by eBay and prior to the combination of IAC and the Company. Agreement on an alternative structure was not reached. The parties decided not to sign the letter of intent (or related exclusivity agreement) provided by eBay on December 10, 2008 pending resolution of the discussions regarding structure. However, the parties did agree to proceed with due diligence. The parties also agreed that their counsel should continue to work on matters relating to the possible transaction.

eBay’s Board of Directors had received quarterly updates on a possible transaction involving the Company since early 2006. On January 14, 2009, eBay’s Board held a meeting at which the proposed transaction was reported on. At that meeting, eBay’s Board unanimously approved moving forward with negotiation of the proposed transaction and delegated authority for approval of the transaction to a committee of the Board (the “eBay Special Transaction Committee”).

During January 2009, for the purposes of facilitating negotiations, the parties negotiated a confidentiality agreement that amended the October 2008 confidentiality agreement. This confidentiality agreement was signed on January 17, 2009. Also during January 2009, eBay and the Company exchanged high priority due diligence request lists, with a goal of exchanging information for purposes of reaching agreement on the relative values of IAC and the Company.

In late January and early February 2009, eBay and the Company exchanged information about IAC and the Company and representatives of eBay and the Company and their respective financial advisors held several telephone conferences to discuss the relative value of IAC and the Company. On February 4, 2009, eBay and the Company arrived at a preliminary agreement as to the relative value of the Company and IAC for purposes of the combination of the Company and IAC, subject to the parties reaching an agreement on the structure and terms of a business combination transaction to enable eBay to purchase a controlling interest in the Company.

From February 2009 through the signing of the definitive agreements in April 2009, the parties and their respective legal and financial advisors conducted their due diligence investigations and negotiated the definitive agreements, including the Share Allocation and Tender Offer Agreement, the IAC Share Purchase Agreement, the Agreements to Tender and Voting Agreements, the Key Shareholder Agreements with the Significant Shareholders, the Confidentiality, Non-Competition and Non-Solicitation Agreements with Mr. Ku and Mr. Kwang Jin Ryoo and a Services Agreement with Mr. Ku. During this period, the parties and their respective legal and financial advisors had numerous meetings and telephone conferences to discuss due diligence and the definitive agreements.

In March 2009, the parties continued to discuss alternative structures. On March 4, 2009, Cooley Godward advised counsel for the Special Committee and for the Significant Shareholders that eBay would not accept any alternative transaction structure.

In March and April 2009, eBay and its representatives negotiated with Yahoo! Inc. (“Yahoo!”) (and its counsel) Agreements to Tender and Voting Agreements pursuant to which Yahoo! Inc. and Yahoo! Korea Yuhan Hoesa (“Yahoo! Korea”) agreed to tender ADSs and Common Shares.

On April 15, 2009, the eBay Special Transaction Committee acted by unanimous written consent to approve the transactions reflected in the proposed definitive agreements substantially in the form presented to and discussed with the eBay Special Transaction Committee. Such approval by written consent was based in part on an indication from Morgan Stanley that it was prepared to deliver an opinion to the effect that, as of the signing date of the Share Allocation and Tender Offer Agreement, the cash offer price of U.S. $24.00 per Company Security, net to the seller in cash, for all of the outstanding Company Securities in connection with the Offer was fair from a financial point of view to eBay. Morgan Stanley delivered that opinion on April 15, 2009 (in the United States).

On April 15, 2009, eBay was notified that the transactions reflected in the proposed definitive agreements had been approved by the Special Committee and the Company Board and each of the Significant Shareholders.

On April 16, 2009 (in Korea), eBay, the Offeror, the Company and the Significant Shareholders executed the various definitive agreements related to the contemplated transaction. On the same day, eBay and the Company issued a joint press release announcing execution of the agreements.

On May  4, 2009, the Offeror commenced the Offer.

13. Purpose of the Offer; Plans for the Company.

Purpose. The purposes of the Offer are to enable the Offeror to acquire control of the Company and to purchase as many Company Securities as the holders thereof are willing to sell to the Offeror pursuant to the Offer. The Offer is being made pursuant to the Share Allocation and Tender Offer Agreement. In order to facilitate the purpose of acquiring control of the Company, the Share Allocation and Tender Offer Agreement provides for the issuance and sale of the New Shares to the Offeror.

Extraordinary General Meeting of Shareholders. Pursuant to the Share Allocation and Tender Offer Agreement, the Company will convene the Special Meeting for the purpose of considering and voting on certain proposals. The Company has fixed the close of business on May 4, 2009 as the record date for the determination of holders of Common Shares entitled to notice of and to attend and vote at the Special Meeting (the “Record Date”). Each Common Share (including Common Shares represented by ADSs) entitles its holder to one vote at the Special Meeting on all matters properly presented at the meeting.

At the Special Meeting, all Company shareholders of record on the Record Date will be asked to consider and vote upon the proposals listed below and any other matters that may properly come before the Special Meeting (collectively, the “Voting Proposals”):

•	Elect the individuals designated by eBay to the Company Board, with such election to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

•

Amend the Articles of Incorporation of the Company to eliminate all provisions relating to outside directors (as such term is defined in the Articles of Incorporation of the Company), with such amendment to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

•

Amend the Articles of Incorporation of the Company to decrease the maximum number of members of the Company Board from nine to six, with such amendment to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

•	Amend the Articles of Incorporation of the Company to change the name of the company to a name that does not include the word “Interpark.”

•

Amend the Articles of Incorporation of the Company to eliminate the audit committee and replace it with a statutory auditor, with such amendment to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

•	Appoint a statutory auditor to be designated by eBay, with such appointment to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

•

Amend the Articles of Incorporation of the Company to provide that the Company shall have up to two representative directors, each authorized to represent and act on behalf of the Company, with such amendment to be conditioned upon the occurrence of, and to become effective as of, the Acceptance Time.

Following the Record Date for the Special Meeting, the Company will distribute a shareholder notice, proxy materials and related documents to the holders of Company Securities in connection with the Special Meeting.

The affirmative vote of the holders of a majority of the Common Shares present at the Special Meeting, which holders also hold at least one quarter (1/4) of the total issued and outstanding Common Shares on the Record Date, is required to elect the individuals designated by eBay to the Company Board and to elect the individual designated by eBay as statutory auditor of the Company. The affirmative vote of the holders of two thirds (2/3) of the Common Shares present at the Special Meeting, which holders also hold at least one third (1/3) of the total issued and outstanding Common Shares on the Record Date, is required to approve the other Voting Proposals. Holders of Company Securities who collectively held approximately 53.0% of the Company’s issued and outstanding Common Shares on April 16, 2009 have entered into agreements to vote their Company Securities and/or granted proxies to vote in favor of the Voting Proposals.

By executing and delivering a Letter of Transmittal in connection with the tender of Company Securities, subject to the provisions of the Letter of Transmittal, each tendering security holder irrevocably appoints designees of eBay as such holder’s proxies, each with full power of substitution, to the full extent of such holder’s rights with respect to the Company Securities tendered by such holder.

Company Control. The Offer is conditioned upon, among other things, the written and notarized resignation of each current director of the Company effective as of the Acceptance Time and the election to the Company Board of the designees of eBay effective as of the Acceptance Time. If the Offer and the purchase of the New Shares are completed and the Company Securities that are subject to the Agreements to Tender and Voting Agreements have been tendered pursuant to the Offer, the Offeror will own approximately 67.8% of the outstanding Common Shares and, accordingly, the Offeror and eBay will control the Company, the Company Board and certain matters submitted for the vote of the Company shareholders.

Plans for the Company. eBay and the Company have commenced a detailed integration review and planning process in order to consider the manner and timing of the integration of the business and operations of eBay and the Company following the completion of the Offer. This integration planning process will continue throughout the pendency of the Offer, but will not be implemented until the completion of the Offer and the other transactions contemplated by the Share Allocation and Tender Offer Agreement and the IAC Share Purchase Agreement.

Reference is made to the information contained in Section 10 of this Offer to Purchase entitled “Certain Information Concerning IAC and the Proposed Acquisition of IAC by the Company,” which is incorporated herein by reference.

14. The Transaction Documents.

Share Allocation and Tender Offer Agreement

The following is a summary of the material provisions of the Share Allocation and Tender Offer Agreement, a copy of which has been filed as Exhibit 2.2 to the Current Report on Form 8-K filed by eBay with the SEC on April 16, 2009. This summary is qualified in its entirety by reference to the Share Allocation and Tender Offer Agreement, which is incorporated by reference herein.

Allocation of Shares. The Share Allocation and Tender Offer Agreement provides that the Company will issue and sell the New Shares to the Offeror for a subscription price per share equal to the Offer Price. The closing of the sale and issuance of the New Shares will occur within five business days following the Acceptance Time and is conditioned on the occurrence of the Acceptance Time.

Commencement of Offer. The Share Allocation and Tender Offer Agreement provides for the commencement of the Offer as promptly as reasonably practicable after April 16, 2009, but in no event later than ten business days after April 16, 2009, provided that certain conditions have been met and the Share Allocation and Tender Offer Agreement has not been terminated in accordance with its terms.

Conditions to Obligations of the Offeror. The obligation of the Offeror to accept for payment (and the obligation of eBay to cause the Offeror to accept for payment) the Company Securities tendered pursuant to the Offer is subject to a number of conditions (the “Offer Conditions”). See Section 16 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations.”

Changes to the Offer. The Share Allocation and Tender Offer Agreement also provides that the Offeror may, in its sole discretion, either increase the Offer Price or waive or make any other changes to the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, the Offeror may not make any change to the Offer that: (i) changes the form of consideration to be delivered by the Offeror pursuant to the Offer; (ii) decreases the Offer Price or the number of Company Securities sought to be purchased by the Offeror in the Offer; (iii) imposes conditions to the Offer in addition to the Offer Conditions; (iv) waives the Minimum Condition; (v) extends the expiration of the Offer beyond the initial expiration time of the Offer, except as otherwise provided in the Share Allocation and Tender Offer Agreement; or (vi) is adverse in any material respect to the holders of Company Securities generally. In addition, if, between the date of the Share Allocation and Tender Offer Agreement and the Acceptance Time, the outstanding Company Securities are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price and the number of New Shares to be allocated, issued and sold to the Offeror will be appropriately adjusted.

Extensions of the Offer. The Share Allocation and Tender Offer Agreement provides that the Offer shall initially be scheduled to expire 20 business days following the date of the commencement of the Offer. The Share Allocation and Tender Offer Agreement also provides that, subject to the right of the parties to the agreement to terminate it in accordance with its terms: (i) if, on any date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then the Offeror may elect to (and, if requested by the Company prior to the Acceptance Time, the Offeror will) extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Offer Condition to be satisfied; (ii) the Offeror shall extend the Offer from time to time for any period required by any rule or regulation of the SEC or The Nasdaq Stock Market applicable to the Offer; and (iii) the Offeror may elect to (and, if requested by the Company, will) provide for a subsequent offering period (and one or more extensions thereof); provided, however, that in no event shall the Offeror be required to extend the Offer or provide for a subsequent offering period (or any extensions thereof) beyond the End Date.

Acceptance for Payment. The Share Allocation and Tender Offer Agreement further provides that, subject to the terms and conditions of the Offer, the Offeror will accept for payment all Company Securities validly tendered pursuant to the Offer and not withdrawn as soon as practicable after the Offeror is permitted to do so under applicable legal requirements, and, subject to any withholding or other taxes required to be deducted or withheld pursuant to applicable legal requirements, pay for each Company Security accepted for payment pursuant to the Offer. eBay has also agreed to instruct the ADS Depositary and the Common Share Depositary to pay for Company Securities, respectively, that are validly tendered pursuant to the Offer and not withdrawn no later than three business days after they have received all of the documents reasonably required by them in connection with such Company Securities from the holder thereof.

Schedule 14D-9. The Share Allocation and Tender Offer Agreement provides that the Company will, as promptly as practicable following the filing by the Offeror of the Schedule TO, file with the SEC and disseminate to the holders of the Company Securities a Solicitation/Recommendation Statement on Schedule 14D-9 that, except as described below under “Changes in Recommendation,” includes the Special Committee

Recommendation and Company Board Recommendation. The Company is required to cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other legal requirements.

Treatment of Stock Options. Company Options that are not exercised prior to the expiration of the Offer will remain outstanding following the completion of the Offer. Pursuant to the Share Allocation and Tender Offer Agreement, within 30 days after the Acceptance Time, or if there is a subsequent offering period with respect to the Offer, within 30 days after the expiration date of any subsequent offering period as it may be extended, eBay will make an offer (the “Replacement Offer”) to each holder of Company Options to grant to such holder, in exchange for the agreement in writing to the cancellation of such holder’s Company Option, a newly issued option to purchase shares of common stock of eBay (a “Replacement Option”). The terms of the Replacement Offer will include the following:

•

If the original Company Option that will be canceled in the Replacement Offer was granted before January 1, 2009 (a “Pre-2009 Option”): (i) the number of eBay shares subject to the Replacement Option issued pursuant to the Replacement Offer would be determined by multiplying the number of Company Shares that were subject to such Pre-2009 Option immediately prior to the cancellation thereof by the fraction having a numerator equal to the Offer Price, subject to adjustment for any stock split or other similar transaction involving the Company Securities between (or having a record date between) the Acceptance Time and the date of grant of such Replacement Option, and having a denominator equal to the average of the closing sale prices of a share of eBay stock as reported on the Nasdaq Global Select Market for each of the 20 consecutive trading days ending on (and including) the trading day immediately preceding the date of grant of such Replacement Option, subject to adjustment for any stock split or other similar transaction involving eBay shares between (or having a record date between) the date of the Share Allocation and Tender Offer Agreement and the date of grant of such Replacement Option (the “Pre-2009 Option Conversion Ratio”), and rounding the resulting number down to the nearest whole number of eBay shares; and (ii) the per share exercise price for the eBay shares issuable upon exercise of such Replacement Option shall be determined by multiplying (a) the quotient of the per share exercise price in Korean Won of Common Shares subject to such Pre-2009 Option, as in effect immediately prior to the cancellation thereof, divided by the Pre-2009 Option Conversion Ratio; by (b) the average of the U.S. dollar/Korean Won exchange rate quoted in the Western Edition of the Wall Street Journal for each of the 20 consecutive business days immediately preceding the date of the Share Allocation and Tender Offer Agreement, and rounding the resulting exercise price up to the nearest whole cent. Any Replacement Option granted pursuant to the Replacement Offer with respect to a Pre-2009 Option will have the same term and exercisability as the Pre-2009 Option canceled pursuant to the Replacement Offer and will vest over four years as provided in the Share Allocation and Tender Offer Agreement; and

•

If the original Company Option that will be canceled in the Replacement Offer was granted on or after January 1, 2009 (a “2009 Option”), (i) the number of eBay shares subject to the Replacement Option issued pursuant to the Replacement Offer would be determined by multiplying the number of Common Shares that were subject to such 2009 Option immediately prior to the cancellation thereof by the fraction having a numerator equal to the average of the closing sale prices of an ADS as reported on the Nasdaq Global Select Market for each of the 20 consecutive trading days ending on (and including) the trading day immediately preceding the date of the Share Allocation and Tender Offer Agreement, subject to adjustment for any stock split or other similar transaction involving the Company Securities between (or having a record date between) the date of the Share Allocation and Tender Offer Agreement and the date of grant of such Replacement Option, and having a denominator equal to the average of the closing sale prices of a share of eBay stock as reported on the Nasdaq Global Select Market for each of the 20 consecutive trading days ending on (and including) the trading day immediately preceding the date of the Share Allocation and Tender Offer Agreement, subject to adjustment for any stock split or other similar transaction involving eBay shares between (or having a record date between) the date of the Share Allocation and Tender Offer Agreement and the date of grant of such Replacement Option and rounding the resulting number down to the nearest whole number of eBay shares; and (ii) the per share exercise price for the eBay shares issuable upon exercise of such Replacement Option shall be the closing price of eBay stock on the date of grant of such Replacement Option. Any Replacement Option granted pursuant to the Replacement Offer with respect to a 2009 Option will have the same term and exercisability as the 2009 Option canceled pursuant to the Replacement Offer and will vest over four years as provided in the Share Allocation and Tender Offer Agreement.

Company Shareholder Meeting. The Share Allocation and Tender Offer Agreement requires the Company to take all actions necessary to set a record date for, and to call, give notice of and hold the Special Meeting as promptly as practicable following the date of the Share Allocation and Tender Offer Agreement (and in any event prior to the Acceptance Time) for the purpose of considering and voting on the Voting Proposals. The Company is required to take all reasonable actions to solicit from its shareholders proxies in favor of, and from the holders of the Company ADSs instructions to the ADS Depositary to vote in favor of, the Voting Proposals. Further, the Company is required to take all other actions reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company and the holders of the Company ADSs required by the Korean Commercial Code or the rules of The Nasdaq Stock Market to obtain the requisite shareholder approval for the Voting Proposals. The Company is also required to ensure that all proxies solicited in connection with the Company shareholder meeting are solicited in compliance with all applicable legal requirements.

The Share Allocation and Tender Offer Agreement requires the Company, in cooperation with eBay, to prepare a proxy statement to be sent to its shareholders in connection with the Company shareholder meeting. The Company has also agreed to:

•	cause the proxy statement to comply in all material respects with the applicable requirements of the Korean Commercial Code and with all other applicable legal requirements;

•

cause the proxy statement to include the Special Committee Recommendation, the Company Board Recommendation and all other information related to the transactions contemplated by the Share Allocation and Tender Offer Agreement reasonably requested by eBay;

•	notify eBay promptly of, and respond promptly to, any comments received from any governmental body with respect to the proxy statement; and

•	cause the proxy statement to be sent to the shareholders of the Company as promptly as practicable following the date of the Share Allocation and Tender Offer Agreement.

eBay, the Offeror and the Company have agreed to furnish to each other all information that may be required or reasonably requested in connection with the preparation and distribution of the proxy statement.

The Share Allocation and Tender Offer Agreement also requires the Company to request in writing that Citibank, N.A., as depositary (the “Depositary”) under the Deposit Agreement, distribute to the holders of the Company ADSs the documents specified in the Deposit Agreement with respect to the Special Meeting.

Representations and Warranties. The Share Allocation and Tender Offer Agreement contains representations and warranties made by the Company to eBay and the Offeror and representations and warranties made by eBay and the Offeror to the Company. The statements embodied in those representations and warranties were made solely for purposes of the Share Allocation and Tender Offer Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Share Allocation and Tender Offer Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or may have been used for the purpose of allocating risk between the parties to the Share Allocation and Tender Offer Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Share Allocation and Tender Offer Agreement.

The Company’s representations and warranties in the Share Allocation and Tender Offer Agreement include representations and warranties with respect to, among other things:

•	corporate matters, including due organization, standing, power to conduct the Company’s business, qualification to do business and the Company’s organizational documents;

•	its subsidiaries;

•	its capitalization;

•	its filings with the SEC;

•	its financial statements;

•	the absence of certain specified changes with respect to the Company and its business since December 31, 2008

•	its assets and equipment;

•	its owned and leased real property;

•	its intellectual property;

•	its material contracts;

•	the absence of undisclosed liabilities;

•	its compliance with legal requirements;

•	its permits and other governmental authorizations;

•	the filing of its tax returns and other tax matters;

•	labor and employment matters;

•	its employee benefits plans;

•	its insurance;

•	the absence of undisclosed affiliate transactions;

•	legal proceedings and orders;

•	its authority to enter into, and the enforceability against it of, the Share Allocation and Tender Offer Agreement;

•	the Company Board Recommendation and the Special Committee Recommendation;

•

the absence of conflicts with, or violations of, the Company’s organizational documents, certain contracts, applicable law or ordinances, statutes, treaties, judgments, orders or decrees or other obligations as a result of the completion of the transactions contemplated by the Share Allocation and Tender Offer Agreement;

•	necessary shareholder approvals of the Voting Proposals;

•	receipt of the Cowen Opinion Letter by the Special Committee and the Company Board;

•	the absence of undisclosed brokers’ fees; and

•	the material accuracy of the information provided by the Company to the holders of Company Securities in the Schedule TO and the Schedule 14D-9.

The Share Allocation and Tender Offer Agreement also contains representations and warranties made by eBay and the Offeror to the Company, including representations and warranties with respect to, among other things:

•	their organization, standing, and other corporate matters;

•	required consents and approvals as a result of their execution, delivery and performance of the Share Allocation and Tender Offer Agreement;

•	their authority to enter into, and the enforceability against them of, the Share Allocation and Tender Offer Agreement;

•	securities law compliance matters in connection with the purchase of the New Shares;

•	sufficiency of funds; and

•	the material accuracy of the information provided by eBay and the Offeror to the holders of Company Securities in the Schedule TO and the Schedule 14D-9.

Some of the Company’s representations and warranties are qualified by a Material Adverse Effect standard. A “Material Adverse Effect” means, with respect to the Company, any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, is materially adverse to or has a material adverse effect on:

•

the business, capitalization, assets, liabilities, financial condition or results of operations of the Company; provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has occurred, a Material Adverse Effect:

•

Effects since the date of the Share Allocation and Tender Offer Agreement resulting from conditions generally affecting the industries in which the Company participates to the extent that such conditions do not have a disproportionate impact on the Company;

•

Effects since the date of the Share Allocation and Tender Offer Agreement resulting from conditions generally affecting the Korean or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company relative to other companies in the industry in which the Company operates;

•	any adverse impact on the Company’s employees, advertisers or customers to the extent directly attributable to the announcement or pendency of the Offer;

•

any shareholder litigation commenced against the Company since the date of the Share Allocation and Tender Offer Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Share Allocation and Tender Offer Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Share Allocation and Tender Offer Agreement (provided, that any Effect underlying, causing or contributing to such litigation may constitute or be taken into account in determining whether there has been or would be a Material Adverse Effect);

•

Effects resulting from any change in legal requirements or U.S. GAAP since the date of the Share Allocation and Tender Offer Agreement, to the extent that such conditions do not have a disproportionate impact on the Company relative to other companies in the industry in which the Company operates;

•

Effects resulting from the failure by the Company after the date of the Share Allocation and Tender Offer Agreement to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (provided, that any Effect underlying, causing or contributing to such failure may constitute or be taken into account in determining whether there has been or would be a Material Adverse Effect); or

•

Effects resulting from any change in the Company’s stock price or trading volume, in and of itself (provided, that any Effect underlying, causing or contributing to such change may constitute or be taken into account in determining whether there has been or would be a Material Adverse Effect);

•

the ability of the Company to complete any of the transactions contemplated by the Share Allocation and Tender Offer Agreement or to perform any of its covenants or obligations under the Share Allocation and Tender Offer Agreement; or

•	the ability of eBay or the Offeror to:

•	acquire or pay for the Company Securities pursuant to the Offer; or

•

complete any of the transactions contemplated by the Share Allocation and Tender Offer Agreement or to perform any of its covenants or obligations under the Share Allocation and Tender Offer Agreement.

None of the representations and warranties contained in the Share Allocation and Tender Offer Agreement will survive the Acceptance Time.

Operation of Company’s Business Pending the Offer. During the period (the “Pre-Closing Period”) commencing on the date of the Share Allocation and Tender Offer Agreement and ending on the earlier of (i) the Acceptance Time or (ii) the valid termination of the Share Allocation and Tender Offer Agreement, the Company has agreed that it will:

•	conduct its business and operations in the ordinary course and consistent with past practices;

•	use commercially reasonable efforts to:

•	preserve intact its current business organization;

•	keep available the services of its current officers and other employees; and

•

maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with the Company and with all governmental bodies;

•	promptly notify eBay of:

•

any claim asserted by any governmental body, or any claim asserted in writing by any other person, against, relating to, involving or otherwise affecting the Company that relates to any of the transactions contemplated by the Share Allocation and Tender Offer Agreement; or

•

any legal proceeding commenced, or, to the knowledge of the Company, threatened, against, relating to, involving or otherwise affecting the Company that relates to any of the transactions contemplated by the Share Allocation and Tender Offer Agreement; and

•	with respect to certain specified legal proceedings:

•

to the extent practicable, provide eBay with reasonable advance notice of each material meeting, hearing, conference, filing or discussion to which it is a party or is otherwise involved relating to such specified legal proceedings;

•	consult with eBay prior to making any material decision relating to any of such specified proceedings; and

•	promptly notify eBay of any material development relating to any of such specified proceedings.

The Company has also agreed that during the Pre-Closing Period, subject to certain exceptions, or unless approved in advance by eBay in writing, which approval shall not be unreasonably withheld, it will not do any of the following:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

•	sell, issue, grant or authorize the sale, issuance or grant of:

•	any shares of its capital stock or other security;

•	any option, call, warrant or right to acquire any shares of its capital stock or other security; or

•

any instrument convertible into or exchangeable for any shares of its capital stock or other security (except upon the valid exercise of Company Options that were outstanding as of the date of the Share Allocation and Tender Offer Agreement);

•

amend or waive any of its rights under, or accelerate the vesting under, any provision of any agreement evidencing any outstanding Company Option, or otherwise modify any of the terms of any outstanding Company Option, warrant or other security or any related contract, except as required by applicable legal requirements;

•	amend or permit the adoption of any amendment to its Articles of Incorporation or other organizational documents, except as provided for in the Voting Proposals;

•	acquire any equity interest or other interest in any other entity;

•	form any subsidiary;

•

effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

•

make any capital expenditure, other than (i) capital expenditures pursuant to an existing contract that constitutes a significant contract for purposes of the Share Allocation and Tender Offer Agreement, and (ii) any capital expenditure that does not exceed KRW 500,000,000 individually and, when added to all other capital expenditures made on behalf of the Company (other than those in the foregoing clause (i)) following the date of the Share Allocation and Tender Offer Agreement, does not exceed KRW 2,000,000,000 in the aggregate;

•	except in the ordinary course of business and consistent with past practices:

•

enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract that constitutes a significant contract for purposes of the Share Allocation and Tender Offer Agreement; or

•

amend in any material respect or terminate, or waive any material right or remedy under, any contract that constitutes a significant contract for purposes of the Share Allocation and Tender Offer Agreement;

•	subject to limited exceptions, lend money to any person or, except in the ordinary course of business consistent with past practice, incur or guarantee any indebtedness;

•

subject to limited exceptions, establish, adopt, enter into or amend any employee benefit plan or agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees;

•

promote any employee to the level of director or above or change any employee’s title to director or above, except in order to fill a position vacated after the date of the Share Allocation and Tender Offer Agreement;

•	hire any employee at the level of director or above or with an annual base salary in excess of KRW 100,000,000;

•	other than as required by any applicable legal requirements and U.S. GAAP, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding;

•

settle any legal proceeding or other material claim, except pursuant to a settlement that does not involve any liability or obligation on the part of the Company or involves only the payment of monies by the Company of not more than KRW 350,000,000 in the aggregate for all such settlements; or

•	agree or commit to take any of the foregoing actions.

The Company has also agreed that during the Pre-Closing Period, it will promptly notify eBay in writing of:

•

the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the Share Allocation and Tender Offer Agreement or that occurs, arises or exists after the date of the Share Allocation and Tender Offer Agreement and that would, individually or in the aggregate, cause the representations and warranties of Company set forth in the Share Allocation and Tender Offer Agreement not to be accurate as of the Acceptance Time such that the Offer Conditions would not be satisfied;

•	any breach of any covenant or obligation of the Company such that the Offer Conditions would not be satisfied;

•

any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions impossible or unlikely or that has had or would reasonably be expected to have or result in a Material Adverse Effect; and

•	any Legal Proceeding or material claim threatened in writing, commenced or asserted in writing against or with respect to the Company.

Non-Solicitation Obligation. Subject to the exceptions described below, the Company has agreed at all times during the Pre-Closing Period not to, to ensure that its directors, officers and professional advisors do not, and to use best efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage the making, submission or announcement of any acquisition proposal or acquisition inquiry;

•	furnish to any third party any non-public information regarding the Company in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any third party with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal or acquisition inquiry; or

•	enter into any letter of intent or similar document or any contract contemplated or otherwise relating to any acquisition transaction.

An “acquisition inquiry” means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by eBay) that would reasonably be expected to lead to an acquisition proposal.

An “acquisition proposal” means any offer or proposal (other than an offer or proposal made or submitted by eBay) contemplating or otherwise relating to any acquisition transaction.

An “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Share Allocation and Tender Offer Agreement) involving:

•

any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction in which:

•	the Company is a constituent corporation;

•

a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or

•	the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company;

•

any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of the Company; or

•	any liquidation or dissolution of the Company.

However, if: (a) prior to the Acceptance Time, the Company receives an unsolicited, bona fide, written acquisition proposal from a third party that the Company Board has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to lead to, a superior offer, and that is not withdrawn; and (b) neither the Company nor any specified representative of the Company has breached any of the non-solicitation provisions described above, then the Company may then take the following actions (but only if and to the extent that the Company Board concludes in good faith, following the receipt of advice of its outside legal counsel and its financial advisor, that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties under applicable legal requirements):

•

furnish nonpublic information to the third party making such acquisition proposal, provided that: (i) at least two business days prior to furnishing any such nonpublic information to such third party, the Company gives eBay written notice that it is furnishing such nonpublic information to such third party; (ii) prior to furnishing any such nonpublic information to such third party, the Company receives from such third party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and “standstill” provisions) at least as favorable to the Company as the provisions of the confidentiality agreement in place between eBay and the Company; and (iii) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to eBay (to the extent such nonpublic information has not been previously so furnished); and

•

engage in discussions and negotiations with such third party with respect to such acquisition proposal, provided that at least two business days prior to engaging in discussions or negotiations with such third party, the Company gives eBay written notice of its intention to engage in discussions or negotiations with such third party.

A “superior offer” means an unsolicited bona fide written acquisition proposal (except that references to 15% in the definition of acquisition proposal shall be replaced by 50% for purposes of this definition) by a third party, that: (a) was not obtained or made as a direct or indirect result of a breach of the Share Allocation and Tender Offer Agreement; (b) is not subject to a financing contingency; (c) would reasonably be expected to be completed on the terms proposed; and (d) is on terms and conditions that the Company Board determines, in its reasonable, good faith judgment, after obtaining and taking into account the advice of its independent financial advisor and its outside legal counsel, to be more favorable from a financial point of view to the holders of Company Securities than the Offer (including the terms of any proposal by eBay to modify the terms of the transactions contemplated by the Share Allocation and Tender Offer Agreement).

Further, the Share Allocation and Tender Offer Agreement provides that if any acquisition proposal or acquisition inquiry is made or submitted by any person during the Pre-Closing Period, then the Company shall promptly (and in no event later than 48 hours after receipt of such acquisition proposal or acquisition inquiry) advise eBay orally and in writing of such acquisition proposal or acquisition inquiry (including the identity of the person making or submitting such acquisition proposal or acquisition inquiry, and the material terms thereof), and shall provide eBay with a copy of all written communications, documents or materials received from the person making such acquisition proposal or acquisition inquiry promptly after receipt thereof. The Company has agreed to keep eBay informed with respect to: (i) the status of any such acquisition proposal or acquisition inquiry; and (ii) the status and material terms of any modification or proposed modification thereto.

In addition, the Company has agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar contract to which the Company is a party or under which the Company has any rights, and will cause each such agreement to be enforced to the extent requested by eBay; provided however, that the Company may release or permit the release of any person from, or waive or permit the waiver of any provision of, such contract to the extent necessary to permit such person to make an unsolicited, bona fide, written acquisition proposal to the Company. The Share Allocation and Tender Offer Agreement also requires the Company to promptly request each person that has executed a confidentiality or similar agreement within the last 18 months in connection with its consideration of a possible acquisition transaction or a possible equity investment in the Company to return to the Company or destroy all confidential information heretofore furnished to such person by or on behalf of the Company.

Changes in Recommendations. Except as described below, neither the Company Board nor the Special Committee may: (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to eBay or the Offeror, the Company Board Recommendation or the Special Committee Recommendation; (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal (any action described in clause “(i)” or “(ii)” of this sentence being referred to as a “Company Adverse Recommendation Change”); or (iii) enter into a binding, written, definitive acquisition agreement providing for the consummation of an acquisition transaction that constitutes a superior offer (a “Specified Definitive Acquisition Agreement”). However, if at any time prior to the Acceptance Time: (A) an unsolicited, bona fide, written acquisition proposal is made to the Company and is not withdrawn; (B) such unsolicited, bona fide, written acquisition proposal was not obtained or made as a result of a breach of the non-solicitation provisions described above; (C) prior to any meeting of the Company Board at which the Company Board will consider and determine whether such acquisition proposal is a superior offer, the Company provides eBay with a written notice specifying the date and time of such meeting, and confirming that one purpose of the meeting is to consider and determine whether such acquisition proposal is a superior offer; (D) each of the Special Committee and the Company Board determines in good faith, after obtaining the advice of its financial advisor, that such acquisition proposal constitutes a superior offer; (E) each of the Special Committee and the Company Board determines in good faith, after obtaining the advice of its outside legal counsel, that, in light of such superior offer, their failure to withdraw or modify the Company Board Recommendation would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable legal requirements; (F) neither the Special Committee Recommendation nor the Company Board Recommendation is withdrawn or modified in a manner adverse to eBay or the Offeror at any time within the period of five business days after eBay receives a written notice from the Company (a “Superior Offer Notice”): (1) confirming that each of the Special Committee and the Company Board has determined that such acquisition proposal is a superior offer, and (2) including a copy of a Specified Definitive Acquisition Agreement, if any, setting forth the terms of such superior offer that the Company intends to execute and deliver following the termination of the Share Allocation and Tender Offer Agreement pursuant to the terms of the Share Allocation and Tender Offer Agreement; (G) the Company shall have promptly advised eBay of any modification proposed to be made to the acquisition proposal or to the Specified Definitive Acquisition Agreement (with any change to the financial terms or any other material term or condition of such acquisition proposal or Specified Definitive Acquisition Agreement requiring a new Superior Offer Notice, an additional 48 hour negotiation period (which would be additive to any remaining time under the original five business day period) and compliance with these provisions with respect to such Superior Offer Notice); (H) during such five business day period (and any additional 48 hour period(s)), if requested by eBay, the Company, the Special Committee and their respective legal and financial advisors engage in good faith negotiations with eBay and its legal and financial advisors to amend the Share Allocation and Tender Offer Agreement in such a manner that the acquisition proposal that was determined to constitute a superior offer no longer constitutes a superior offer; and (I) at the end of such five business day period (and any additional 48 hour period(s)), such acquisition proposal has not been withdrawn and continues to constitute a superior offer (taking into account any changes to the terms of the Share Allocation and Tender Offer Agreement proposed by eBay), then the

Company Board may: (1) make a Company Adverse Recommendation Change in response to such superior offer; (2) recommend such superior offer to the Company’s shareholders; or (3) to the extent permitted pursuant to and in compliance with the Share Allocation and Tender Offer Agreement, terminate the Share Allocation and Tender Offer Agreement and enter into a Specified Definitive Acquisition Agreement setting forth the terms of such superior offer.

The Share Allocation and Tender Offer Agreement further provides that nothing in the nonsolicitation provisions described above shall prohibit the Company Board from accepting, rejecting or remaining neutral with respect to an acquisition proposal, or from issuing a “stop-look-and-listen” communication pending disclosure of its position thereunder; provided, however, that any such disclosure shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to eBay of the Offeror unless in making such disclosure the Company Board expressly reaffirms the Company Board Recommendation.

Indemnification and Insurance. The Share Allocation and Tender Offer Agreement provides that all rights to indemnification by the Company existing in favor of those persons who are or were directors and officers of the Company as of the date of the Share Allocation and Tender Offer Agreement for their acts and omissions as directors and officers of the Company occurring prior to the Acceptance Time as provided in the Articles of Incorporation of the Company or in any indemnification agreements between the Company and said indemnified persons (in each case, as in effect as of the date of the Share Allocation and Tender Offer Agreement), will survive the completion of the transactions contemplated by the Share Allocation and Tender Offer Agreement and will continue in full force and effect (to the fullest extent such rights to indemnification are available under and consistent with applicable legal requirements) for a period of six years from the Acceptance Time. eBay has agreed that it will cause the Company to honor and perform the Company’s indemnification obligations under the Articles of Incorporation of the Company and in any indemnification agreements between the Company and the indemnified persons, in each case, (i) as in effect as of the date of the Share Allocation and Tender Offer Agreement; and (ii) in the forms disclosed by the Company to eBay prior to the date of the Share Allocation and Tender Offer Agreement.

For a period of six years after the Acceptance Time, eBay will cause the Company to maintain in effect, for the benefit of the officers and directors of the Company who are currently insured under the directors’ and officers’ liability insurance maintained by the Company as of the date of the Share Allocation and Tender Offer Agreement, with respect to their acts and omissions as officers and directors prior to the Acceptance Time (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available on commercially reasonable terms, except that (i) the Company may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Company will not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of the amount provided in the Share Allocation and Tender Offer Agreement based upon a multiple of past premiums paid by the Company (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Company may reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Alternatively, eBay or the Company may purchase a prepaid “tail” insurance policy on the Existing D&O Policy for a period of six years after the Acceptance Time, with coverage comparable to the coverage provided by the Existing D&O Policy, subject to the Maximum Premium.

In addition, the Share Allocation and Tender Offer Agreement further provides that in the event that eBay or the Offeror consolidates or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, eBay will cause proper provision to be made so that the continuing or surviving corporation or entity assumes the indemnification and insurance obligations described above.

Agreement to Take Further Action and to Use Reasonable Efforts. Subject to the terms and conditions of the Share Allocation and Tender Offer Agreement, eBay and the Company have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the Offer and make effective the other transactions contemplated by the Share Allocation and Tender Offer Agreement.

Additional Agreements. The Share Allocation and Tender Offer Agreement contains additional agreements between the Company and eBay relating to, among other things:

•

each party’s agreement to use commercially reasonable efforts to file, as promptly as practicable after the date of the Share Allocation and Tender Offer Agreement, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the Offer and the other transactions contemplated by the Share Allocation and Tender Offer Agreement, including with respect to any notifications required under the Korean Monopoly Regulation and Fair Trade Act;

•	using commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the transactions contemplated by the Share Allocation and Tender Offer Agreement;

•	eBay’s and eBay’s representatives’ reasonable access, upon reasonable notice, to information regarding the Company, and the confidentiality of such information;

•	public announcements and other communications with respect to the Offer and the Share Allocation and Tender Offer Agreement;

•	the resignation of all persons serving as members of the Company Board, with such resignations to become effective as of the Acceptance Time; and

•	eBay’s negotiation with the Depositary regarding termination of the Deposit Agreement.

Termination. The Company and eBay may by mutual written consent agree to terminate the Share Allocation and Tender Offer Agreement.

In addition, the Share Allocation and Tender Offer Agreement may be terminated by either eBay or the Company if:

•

the Acceptance Time shall not have occurred on or prior to the End Date (any such termination is referred to in this Offer to Purchase as an “End Date Termination”), except that a party shall not be permitted to terminate the Share Allocation and Tender Offer Agreement if the failure of the Acceptance Time to occur on or prior to the End Date is attributable to the failure of an Offer Condition to be satisfied and the failure of such Offer Condition to be satisfied is primarily attributable to a failure on the part of such party to perform any covenant in the Share Allocation and Tender Offer Agreement required to be performed by such party on or prior to the Acceptance Time;

•

the Offer shall have expired in accordance with the terms of the Share Allocation and Tender Offer Agreement without the Offeror having accepted Company Securities for payment pursuant to the Offer (an “Expiration Date Termination”), except that a party shall not be permitted to terminate the Share Allocation and Tender Offer Agreement if the failure of the Offeror to accept Company Securities for payment pursuant to the Offer is attributable primarily to the failure of an Offer Condition to be satisfied and the failure of such Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate the Share Allocation and Tender Offer Agreement, to perform any covenant in the Share Allocation and Tender Offer Agreement required to be performed by such party on or prior to the Acceptance Time; or

•	a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order or shall have taken any other final and nonappealable action, having the effect of:

•

permanently restraining, enjoining or otherwise prohibiting the acquisition or acceptance for payment of, or payment for, Company Securities pursuant to the Offer or any of the other transactions contemplated by the Share Allocation and Tender Offer Agreement; or

•

making the acquisition of or payment for Company Securities pursuant to the Offer, or the completion of any of the other transactions contemplated by the Share Allocation and Tender Offer Agreement, illegal.

eBay may terminate the Share Allocation and Tender Offer Agreement:

•	if the IAC Share Purchase Agreement shall have been terminated;

•

if (i) the Special Meeting shall have been held and completed and the Company’s shareholders shall have taken a final vote on the Voting Proposal to elect the persons designated by eBay to the Company Board; and (ii) the persons designated by eBay shall not have been elected as members of the Company Board at the Special Meeting (a “Special Meeting Termination”);

•

if (i) the Special Committee shall have failed to make, or shall have withdrawn or modified in a manner adverse to eBay or the Offeror, the Special Committee Recommendation; (ii) the Company Board shall have failed to make, or shall have withdrawn or modified in a manner adverse to eBay or the Offeror, the Company Board Recommendation; (iii) the Company shall have failed to include the Special Committee Recommendation and the Company Board Recommendation in the Schedule 14D-9 or the proxy statement or shall have amended the Schedule 14D-9 or the proxy statement to exclude the Special Committee Recommendation or the Company Board Recommendation; (iv) the Company or any of its specified representatives shall have breached in any material respect any of the nonsolicitation provisions set forth in the Share Allocation and Tender Offer Agreement; (v) an acquisition proposal shall have been publicly disclosed, announced, commenced, submitted or made and, promptly (and in any event within five days) following a request made by eBay, the Company shall not have made a public announcement: (A) unconditionally reaffirming the Special Committee Recommendation and the Company Board Recommendation; and (B) either unconditionally rejecting or recommending that the holders of Company Securities reject such acquisition proposal, as applicable (each of the events described in sections (i) through (v) hereof being referred to as a “Company Failure” and any termination pursuant to any such Company Failure, a “Company Failure Termination); or (vi) any shareholder of the Company who has executed and delivered an Agreement to Tender and Voting Agreement shall have breached in any material respect specified provisions of such Agreement to Tender and Voting Agreement;

•

at any time prior to the Acceptance Time if (i) any of the representations and warranties of the Company contained in the Share Allocation and Tender Offer Agreement shall have been inaccurate as of the date of the Share Allocation and Tender Offer Agreement or shall have become inaccurate as of a date subsequent to the date of the Share Allocation and Tender Offer Agreement (as if made on such subsequent date) such that either of the Offer Conditions relating to the accuracy of the Company’s representations and warranties would not be satisfied; or (ii) any of the Company’s covenants or obligations in the Share Allocation and Tender Offer Agreement shall have been breached such that the Offer Condition relating to compliance by the Company with its covenants and obligations would not be satisfied, except that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of the Share Allocation and Tender Offer Agreement or a breach of a covenant or obligation by the Company is curable by the Company within 30 days after the date that eBay gives the Company notice of such inaccuracy or breach and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then eBay may not terminate the Share Allocation and Tender Offer Agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that eBay gives the Company notice of such inaccuracy or breach.

The Company may terminate the Share Allocation and Tender Offer Agreement:

•

at any time prior to the Acceptance time if (i) any of eBay’s representations and warranties contained in the Share Allocation and Tender Offer Agreement shall be inaccurate as of the date of the Share Allocation and Tender Offer Agreement or shall have become inaccurate as of a date subsequent to the date of the Share Allocation and Tender Offer Agreement (as if made on such subsequent date), and the inaccuracies in such representations and warranties, taken together, have a material adverse effect on the Offeror’s ability to purchase and pay for the Company Securities validly tendered pursuant to the Offer or to complete the purchase of the New Shares; or (ii) any of eBay’s covenants or obligations contained in the Share Allocation and Tender Offer Agreement shall have been breached and such breaches, taken together, have a material adverse effect on the Offeror’s ability to purchase and pay for the Company Securities validly tendered pursuant to the Offer, except that if an inaccuracy in any of eBay’s representations and warranties or a breach of a covenant or obligation by eBay is curable by eBay within 30 days after the date that the Company gives eBay notice of such inaccuracy or breach and eBay is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate the Share Allocation and Tender Offer Agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives eBay notice of such inaccuracy or breach; or

•

at any time prior to the Acceptance Time in order to accept a superior offer from a third party and enter into a Specified Definitive Acquisition Agreement relating to such superior offer if: (i) the Company shall have complied with the requirements set forth in the Share Allocation and Tender Offer Agreement relating to making an Adverse Recommendation Change; (ii) each of the Special Committee and the Company Board shall have authorized the Company to enter into such Specified Definitive Acquisition Agreement; (iii) the Company shall have delivered to eBay a copy of such Specified Definitive Acquisition Agreement at least five business days prior to the date of termination of this Agreement; (iv) the Company prior to, or substantially contemporaneously with, such termination pays to eBay in immediately available funds the termination fee described below; and (v) the Company and the other party thereto enter into such Specified Definitive Acquisition Agreement as promptly as practicable following (but in any event on the same day as) such termination (a “Superior Offer Termination”).

Expenses. Each party will bear its own expenses in connection with the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby, whether or not the Offeror accepts any Company Securities pursuant to the Offer.

Effects of Termination. The termination of the Share Allocation and Tender Offer Agreement will not, among other consequences, relieve any party from any liability for any intentional or willful breach of any covenant or obligation or for any material breach of any representation or warranty contained in the Share Allocation and Tender Offer Agreement occurring prior to such termination (including, in the case of a claim by the Company, claims for damages based on the consideration that would have otherwise been payable to the shareholders of the Company).

Termination Fees. The Company will be required to pay eBay a nonrefundable cash termination fee equal to U.S. $44,700,000 (the “Termination Fee”) if:

•	eBay terminates the Share Allocation and Tender Offer Agreement pursuant to a Company Failure Termination; or

•	the Company terminates the Share Allocation and Tender Offer Agreement pursuant to a Superior Offer Termination.

The Termination Fee would be payable within two business days following any such termination.

In addition, unless a Termination Fee is required to be paid pursuant to the previous paragraph, the Company will be required to pay eBay a nonrefundable cash fee equal to U.S. $44,700,000 (the “Break-Up Fee”) if:

•

eBay or the Company terminates the Share Allocation and Tender Offer Agreement pursuant to an End Date Termination or Expiration Date Termination or eBay terminates the Share Allocation and Tender Offer Agreement pursuant to a Special Meeting Termination;

•	at or prior to the time of such termination an acquisition proposal shall have been publicly disclosed, announced, commenced, submitted or made; and

•

on or prior to the first anniversary of such termination, either a specified acquisition transaction is completed or a definitive agreement providing for a specified acquisition transaction is entered into and, following such first anniversary, such specified acquisition transaction (or any other specified acquisition transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is completed.

The Break-Up Fee would payable on or prior to the date of completion of the specified acquisition transaction.

A “specified acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Share Allocation and Tender Offer Agreement) involving:

•

any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction in which:

•	the Company is a constituent corporation;

•

a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of the Company; or

•	the Company issues securities representing more than 50% of the outstanding securities of any class of voting securities of the Company;

•

any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets that constitute or account for 50% or more of the net revenues, net income or assets of the Company; or

•	any liquidation or dissolution of the Company.

Amendment, Extension and Waiver. The Company and eBay may amend the Share Allocation and Tender Offer Agreement at any time. The Share Allocation and Tender Offer Agreement also provides that, at any time prior to the Acceptance Time, the Company, eBay and the Offeror may extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies or breaches of any representation, warranty, covenant or obligation of the other party, or waive compliance with any covenant, obligation or condition for the benefit of such party.

Agreements to Tender and Voting Agreements

The shareholders of the Company listed in the table below, as holders of the Company Securities or options or other rights exercisable for Common Shares set forth opposite their names below, have each entered into an Agreement to Tender and Voting Agreement with eBay and the Offeror, each dated as of April 16, 2009 (except with respect to KB Investment & Securities Co., Ltd. (“KB Securities”) and Wilshire Norman Limited (“Wilshire Norman”), which agreements are dated as of April 15, 2009), that, among other things:

•

restricts the transfer of their Company Securities and/or options, warrants and other rights to acquire Company Securities (including all such securities such shareholders may acquire between the date of the Agreements to Tender and Voting Agreements and the Offer’s expiration time);

•

subject to certain exceptions, obligates them to vote their Common Shares and direct the Depositary to vote their ADSs (including all such securities such shareholders may acquire between the date of the Agreements to Tender and Voting Agreements and the Offer’s expiration time):

•

in favor of each of the transactions and other related matters contemplated by the Share Allocation and Tender Offer Agreement including, the election of those individuals designated by eBay as directors of the Company and the other Voting Proposals;

•	against any of the following (other than the transactions contemplated by the Share Allocation and Tender Offer Agreement, including the Voting Proposals):

•	any merger, consolidation or other business combination involving the Company or any subsidiary of the Company;

•	any acquisition proposal;

•	any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company;

•	any change in the Company Board;

•	any amendment to the Company’s Articles of Incorporation, Bylaws or other similar charter document;

•	any material change in the capitalization of the Company or the Company’s corporate structure;

•

any other action which is intended, or would reasonably be expected, to impede, delay, postpone or materially and adversely affect any of the transactions contemplated by the Share Allocation and Tender Offer Agreement or cause the Minimum Condition or any of the other Offer Conditions to not be satisfied; and

•	obligates them to tender (and, subject to certain exceptions, not withdraw) all their Company Securities in the Offer.

Company Security Holder	Common Shares Held of Record	ADSs Held of Record	Additional Securities Beneficially Owned
Interpark	14,599,900	—	—
Ki-Hyung Lee	1,400,000	1,215,500	20,500	(1)(2)
Young Bae Ku	2,243,550	316,300	—
Duckjun (D.J.) Lee	—	200,000	(3)
Dae Sik Yang	—	454,000	—
Kwang Jin Ryoo	—	245,315	—
KB Securities	—	—	(4)
Wilshire Norman	—	1,000,000	—
Yahoo! Korea	4,505,650	—	—
Yahoo!	—	516,311	(5)
Total	22,749,100	3,947,426	20,500

(1)	20,500 Common Shares are held of record by certain members of Mr. Lee’s family.

(2)	Mr. Lee, as the Chief Executive Officer and Chairman of the Board of Interpark, may be deemed to beneficially own the Company Securities owned by Interpark. See the Interpark holdings in the prior row of this table. In addition, Mr. Lee has the right to acquire up to 800,000 ADSs from Wilshire Norman pursuant to an option granted to Mr. Lee by Wilshire Norman.

(3)	Mr. Lee has a right to purchase 330,000 Company Securities within sixty days after April 16, 2009 pursuant to the exercise of outstanding Company Options.

(4)	KB Securities has the right to acquire up to 200,000 ADSs from Wilshire Norman pursuant to an option granted to KB Securities by Wilshire Norman.

(5)	Yahoo!, as an affiliate of Yahoo! Korea, may be deemed to beneficially own the shares owned by Yahoo! Korea.

Based on the number of Common Shares (including Common Shares represented by ADSs) outstanding as of April 16, 2009, the number of Company Securities owned (of record or beneficially) by the holders of

Company Securities that entered into the Agreements to Tender and Voting Agreements (excluding the Common Shares issuable upon exercise of outstanding options or other rights and other Common Shares beneficially owned set forth above) represent approximately 53.0% of the Common Shares outstanding as of such date.

Pursuant to the Agreements to Tender and Voting Agreements, these shareholders (other than Wilshire Norman) also granted to the Offeror and certain representatives of the Offeror an irrevocable proxy to vote their respective Company Securities in accordance with the Agreements to Tender and Voting Agreements. These shareholders may vote their Company Securities on all other matters not referred to in such proxy. However, these shareholders may not enter into any tender, voting or other agreement, or grant a proxy or power of attorney that is inconsistent with the Agreements to Tender and Voting Agreements or take any action in respect to their respective Company Securities that would otherwise interfere with the shareholders’ obligations under the Agreements to Tender and Voting Agreements.

Pursuant to certain of the Agreements to Tender and Voting Agreements, certain shareholders and their counsel are granted reasonable opportunity to review and comment on (with reasonable comments to be taken into account and reflected in) certain Offer documents prior to the filing of those documents with the SEC. These shareholders and their counsel shall also be provided with a copy or description of comments from the SEC in regard to these documents.

Pursuant to the Agreements to Tender and Voting Agreements, these shareholders have also agreed, subject to certain exceptions, not to:

•	solicit, initiate, induce, knowingly facilitate or knowingly encourage the making, submission or announcement of any acquisition proposal or acquisition inquiry;

•	furnish any information regarding the Company to any person in connection with or in response to an acquisition proposal or an acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal or acquisition inquiry; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

The Agreements to Tender and Voting Agreements entered into by Interpark and Mr. Ki-Hyung Lee each provide that the transfer restrictions, agreement to tender, voting covenants, irrevocable proxies and limitations on solicitation of the party thereto will terminate or expire, as applicable, on the earliest to occur of: (i) the valid termination of the Share Allocation and Tender Offer Agreement in accordance with its terms; (ii) the Acceptance Time; (iii) the occurrence of any change to the Offer described in certain clauses of the Share Allocation and Tender Offer Agreement that is not consented to in writing by such party in such party’s sole discretion; or (iv) 11:59 pm in Seoul, Korea on any date after the 75th day following the date of the Agreements to Tender and Voting Agreements on which such party provides written notice to eBay of the termination of such party’s Agreement to Tender and Voting Agreement.

The Agreements to Tender and Voting Agreements entered into by Young Bae Ku, Duckjun (D.J.) Lee, Dae Sik Yang, Kwang Jin Ryoo, Wilshire Norman and KB Securities each provide that the transfer restrictions, agreement to tender, voting covenants, irrevocable proxies (if applicable) and limitations on solicitation of the party thereto will terminate or expire, as applicable, on the earliest to occur of: (i) the valid termination of the Share Allocation and Tender Offer Agreement in accordance with its terms; (ii) the Acceptance Time; or (iii) the occurrence of any change to the Offer described in certain clauses of the Share Allocation and Tender Offer Agreement that is not consented to in writing by such party in such party’s sole discretion.

The Agreements to Tender and Voting Agreements entered into by Yahoo! Korea and Yahoo! each provide that such agreements will terminate automatically, without any notice or action by any party, upon the earlier to occur of: (i) the valid termination of the Share Allocation and Tender Offer Agreement in accordance with its terms; or (ii) the Acceptance Time. In addition, each of Yahoo! Korea and Yahoo! will have the right to immediately terminate their applicable Agreement to Tender and Voting Agreement upon written notice to eBay at any time following: (i) the occurrence of any change to the Offer described in certain clauses of the Share Allocation and Tender Offer Agreement that is not consented to in writing by the such shareholder in such shareholder’s sole discretion; (ii) the modification or termination for any reason of the Interpark Agreement to Tender and Voting Agreement; or (iii) the withdrawal or modification of the Company Board Recommendation in response to a superior offer or the recommendation of a superior offer to the Company’s shareholders.

This summary of the Agreements to Tender and Voting Agreements is qualified in its entirety by reference to the Agreements to Tender and Voting Agreements that are filed as Exhibits 7.2 through 7.8 to the Schedule 13D filed by eBay Inc. and eBay KTA (UK) Ltd. on April 27, 2009 in respect of the securities of the Company and are incorporated by reference herein.

IAC Share Purchase Agreement

In connection with the Share Allocation and Tender Offer Agreement, eBay, the Offeror and the Company entered into the IAC Share Purchase Agreement. This summary of the IAC Share Purchase Agreement is qualified in its entirety by reference to the Form of IAC Share Purchase Agreement, which is filed as Exhibit 2.2 to the Current Report on Form 8-K filed by eBay dated April 16, 2009. This summary is qualified in its entirety by reference to the IAC Share Purchase Agreement, which is incorporated by reference herein.

Reference is also made to the information contained in Section 10 of this Offer to Purchase entitled “Certain Information Concerning IAC and the Proposed Acquisition of IAC by the Company,” which is incorporated herein by reference.

Purchase and Sale of Shares. The IAC Share Purchase Agreement provides that the Offeror will sell, assign, transfer and deliver all of its shares of common stock in IAC (the “IAC Shares”), to the Company for a purchase price equal to $555,145,704, which amount is equal to the aggregate subscription price payable by the Offeror for the New Shares. The Offeror is required to pay the applicable securities transaction tax applicable to the purchase of the IAC Shares. The closing of the sale and purchase of the IAC Shares will occur as promptly as practicable (and in no event later than the 4th business day) following the earlier of: (i) the satisfaction or waiver of the last to be satisfied or waived of the conditions to closing set forth in the IAC Share Purchase Agreement; and (ii) the closing of the issuance and sale of the New Shares.

Representations and Warranties. The IAC Share Purchase Agreement contains representations and warranties made by eBay and the Offeror to the Company and representations and warranties made by the Company to eBay and the Offeror. The statements embodied in those representations and warranties were made solely for purposes of the IAC Share Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the IAC Share Purchase Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or may have been used for the purpose of allocating risk between the parties to the IAC Share Purchase Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the IAC Share Purchase Agreement.

The Offeror’s and eBay’s representations and warranties in the IAC Share Purchase Agreement include representations and warranties relating to, among other things:

•	title to the IAC shares;

•	corporate matters related to IAC, including due organization, standing, power to conduct IAC’s business, qualification to do business and IAC’s organizational documents;

•	subsidiaries of IAC;

•	capitalization of IAC;

•	the financial statements of IAC;

•	the absence of certain specified changes to IAC or its business since December 31, 2008;

•	assets and equipment of IAC;

•	owned and leased real property of IAC;

•	intellectual property of IAC;

•	material contracts of IAC;

•	the absence of undisclosed liabilities of IAC;

•	IAC’s compliance with legal requirements;

•	permits and other governmental authorizations of IAC;

•	the filing of tax returns by IAC and other tax matters;

•	labor and employment matters related to IAC;

•	employee benefits plans of IAC;

•	insurance held by IAC;

•	legal proceedings and orders related to IAC;

•	their authority to enter into, and the enforceability against them of, the IAC Share Purchase Agreement;

•

the absence of conflicts with, or violations of, the organizational documents of eBay or the Offeror, certain contracts, applicable law or ordinances, statutes, treaties, judgments, orders or decrees or other obligations as a result of the completion of the transactions contemplated by the IAC Share Purchase Agreement; and

•	the absence of undisclosed brokers’ fees.

The IAC Share Purchase Agreement also contains representations and warranties made by the Company to the Offeror and eBay, including representations and warranties regarding, among other things:

•	its organization, standing, and other corporate matters;

•	required consents and approvals as a result of its execution, delivery and performance of the IAC Share Purchase Agreement;

•	its authority to enter into, and the enforceability against it of, the IAC Share Purchase Agreement; and

•	sufficiency of funds.

Some of the Offeror’s and eBay’s representations and warranties are qualified by an IAC Material Adverse Effect standard. An “IAC Material Adverse Effect” means any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, is materially adverse to or has a material adverse effect on:

•

the business, capitalization, assets, liabilities, financial condition or results of operations of IAC; provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has occurred, an IAC Material Adverse Effect

•

Effects since the date of the IAC Share Purchase Agreement resulting from conditions generally affecting the industries in which IAC participates, to the extent that such conditions do not have a disproportionate impact on IAC;

•

Effects since the date of the IAC Share Purchase Agreement resulting from conditions generally affecting the Korean or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on IAC relative to other companies in the industry in which IAC operates;

•	any adverse impact on the IAC’s employees, advertisers or customers to the extent directly attributable to the announcement and pendency of the Offer;

•

any shareholder litigation commenced against IAC since the date of the IAC Share Purchase Agreement and arising from allegations of breach of fiduciary duty of IAC’s directors relating to their approval of the IAC Share Purchase Agreement or from allegations of false or misleading public disclosure by IAC with respect to the IAC Share Purchase Agreement (provided, that any Effect underlying, causing or contributing to such litigation may constitute or be taken into account in determining whether there has been or would be an IAC Material Adverse Effect);

•

Effects resulting from any change in legal requirements or Korean GAAP since the date of the IAC Share Purchase Agreement, to the extent that such conditions do not have a disproportionate impact on IAC relative to other companies in the industry in which IAC operates;

•

Effects resulting from the failure by IAC after the date of the IAC Share Purchase Agreement to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (provided, that any Effect underlying, causing or contributing to such failure may constitute or be taken into account in determining whether there has been or would be an IAC Material Adverse Effect);

•

Effects resulting from any change in IAC’s stock price or trading volume, in and of itself (provided, that any Effect underlying, causing or contributing to such change may constitute or be taken into account in determining whether there has been or would be an IAC Material Adverse Effect); or

•

any Effects resulting from the facts or circumstances underlying the matter described in Section 10 of this Offer to Purchase entitled “Certain Information Concerning IAC and the Proposed Acquisition of IAC by the Company,” including any litigation resulting therefrom, any settlement, compromise or adjustment of such matter or any other claims made in connection therewith, or any judgment or order entered into against IAC or any affiliate of IAC in connection therewith;

•	the ability of the Offeror to complete the transactions contemplated by the IAC Share Purchase Agreement or to perform any of its covenants or obligations under the IAC Share Purchase Agreement; or

•	the ability of the Company to:

•	acquire the IAC Shares; or

•

complete the purchase of the IAC Shares or any of the other transactions contemplated by the IAC Share Purchase Agreement or to perform any of its covenants or obligations under the IAC Share Purchase Agreement.

Operation of IAC’s Business. During the period commencing on the date of the IAC Share Purchase Agreement and ending on the earlier of the Acceptance Time and the valid termination of the IAC Share Purchase Agreement, the Offeror has agreed to cause IAC to:

•	conduct its business and operations in the ordinary course and consistent with past practices;

•

use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with IAC and with all governmental bodies; and

•	promptly notify the Company of:

•	any claim asserted by any governmental body, or any claim asserted in writing by any other person, against, relating to, the transactions contemplated by the IAC Share Purchase Agreement; or

•

any legal proceeding commenced, or any legal proceeding, to the knowledge of eBay, the Offeror and IAC, threatened against, relating to, the transactions contemplated by the IAC Share Purchase Agreement.

The Offeror has also agreed that during the same period, subject to certain exceptions, or unless approved in advance by the Company in writing, the Offeror will use its commercially reasonable efforts to cause IAC not to do any of the following:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

•	sell, issue, grant or authorize the sale, issuance or grant of:

•	any shares of its capital stock or other security;

•	any option, call, warrant or right to acquire any shares of its capital stock or other security; or

•	any instrument convertible into or exchangeable for any shares of its capital stock or other security;

•	acquire any equity interest or other interest in any other entity, other than interests that constitute short term investments under Korean GAAP;

•

effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

•	except in the ordinary course of business and consistent with past practices, lend money to any person, or incur or guarantee any indebtedness;

•	settle any legal proceeding where the settlement would have a materially detrimental impact on the Company; or

•	agree or commit to take any of the foregoing actions.

Notification of Certain Events. eBay, the Offeror and the Company have agreed that during the period commencing on the date of the IAC Share Purchase Agreement and ending on the earlier of the Acceptance Time and the valid termination of the IAC Share Purchase Agreement, each party to the IAC Share Purchase Agreement will promptly notify the other party to the IAC Share Purchase Agreement in writing of:

•

the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the IAC Share Purchase Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in the IAC Share Purchase Agreement;

•

any event, condition, fact or circumstance that occurs, arises or exists after the date of the IAC Share Purchase Agreement and that would cause the conditions to closing set forth in the IAC Share Purchase Agreement not to be satisfied;

•	any breach of any covenant or obligation of such party that would cause the condition to closing set forth in the IAC Share Purchase Agreement not to be satisfied; and

•

any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to closing set forth in the IAC Share Purchase Agreement impossible or unlikely or that has had or would reasonably be expected to have or result in an IAC Material Adverse Effect.

Indemnification. The IAC Share Purchase Agreement provides that eBay will indemnify and hold harmless the Company from and against any reduction in value of IAC, or any losses, costs, damages, liabilities and expenses (including certain fees and costs) incurred or suffered by the Company, arising from any legal proceeding brought by a third party against IAC that is based on the facts and circumstances underlying the matter described in Section 10 of this Offer to Purchase entitled “Certain Information Concerning IAC and the Proposed Acquisition of IAC by the Company.”

Agreement to Take Further Action and to Use Reasonable Efforts. The Offeror and the Company have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the transactions contemplated by the IAC Share Purchase Agreement.

Additional Agreements. The IAC Share Purchase Agreement contains additional agreements between eBay, the Offeror and the Company relating to, among other things:

•

each party’s agreement to use commercially reasonable efforts to file, as promptly as practicable after the date of the IAC Share Purchase Agreement, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the transactions contemplated by the IAC Share Purchase Agreement; and

•	public announcements and other communications with respect to the IAC Share Purchase Agreement and the transactions contemplated thereby.

Conditions to Closing. The obligation of the Company to cause the purchase of the IAC Shares to be completed is subject to the satisfaction (or waiver by the Company), at or prior to the closing, of each of the following conditions:

•

each of the representations and warranties of the Offeror contained in the IAC Share Purchase Agreement shall be accurate in all respects as of the closing date as if made on and as of the closing date, except for any such representation or warranty is made as of a specific date, which representation and warranty shall have been accurate in all respects as of such date; provided, however that that the condition described in this paragraph shall be deemed to be satisfied even if such representations and warranties shall not be accurate in all respects unless the circumstances constituting inaccuracies in such representations and warranties (considered collectively and without regard to any materiality or IAC Material Adverse Effect qualifications contained therein or any update or modification to the IAC disclosure schedules made on or after April 16, 2009) constitute, or would reasonably be expected to have or result in, an IAC Material Adverse Effect;

•

the covenants and obligations contained in the IAC Share Purchase Agreement that the Offeror is required to comply with or to perform at or prior to the closing date shall have been complied with and performed in all material respects;

•

since the date of the IAC Share Purchase Agreement, there shall not have occurred and be continuing any IAC Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in an IAC Material Adverse Effect;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the purchase of the IAC Shares shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the purchase of the IAC Shares that makes the completion of the purchase of the IAC Shares illegal; and

•	the Acceptance Time and the sale of the New Shares shall have occurred.

The IAC Share Purchase Agreement provides that each of the foregoing conditions will be deemed to be satisfied upon the occurrence of the Acceptance Time.

The obligation of the Offeror to cause the sale of the IAC Shares to be completed is subject to the satisfaction (or waiver by the Offeror), at or prior to the closing, of each of the following conditions:

•

each of the representations and warranties of the Company contained in the IAC Share Purchase Agreement shall be accurate in all respects as of the closing date as if made on and as of the closing date except for any such representation or warranty is made as of a specific date, which representation and warranty shall have been accurate in all respects as of such date; provided, however that that the condition described in this bullet point shall be deemed to be satisfied even if such representations and warranties shall not be accurate in all respects unless the circumstances constituting inaccuracies in such representations and warranties (considered collectively without regard to any materiality qualifications contained therein) has or would reasonably be expected to have or result in, a material adverse effect on the Company’s ability to purchase the IAC Shares;

•

the covenants and obligations in the IAC Share Purchase Agreement that the Company is required to comply with or to perform at or prior to the closing date shall have been complied with and performed in all material respects;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the sale of the IAC Shares shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the sale of the IAC Shares that makes the completion of the sale of the IAC Shares illegal; and

•	the Acceptance Time and the sale of the New Shares shall have occurred.

The IAC Share Purchase Agreement provides that each of the foregoing conditions will be deemed to be satisfied upon the occurrence of the Acceptance Time.

Termination. The Company and the Offeror may by mutual written consent agree to terminate the IAC Share Purchase Agreement.

In addition, the IAC Share Purchase Agreement may be terminated by either the Company or the Offeror if:

•

a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, writ, injunction, judgment or decree or shall have taken any other final and nonappealable action, having the effect of: (i) permanently restraining, enjoining or otherwise prohibiting the completion of the purchase of the IAC Shares; or (ii) making the completion of the purchase of the IAC Shares illegal; or

•	the Share Allocation and Tender Offer Agreement shall have been terminated.

The IAC Share Purchase Agreement may be terminated by the Company at any time prior to the Acceptance Time if: (i) any of the representations and warranties of the Offeror contained in the IAC Share Purchase Agreement shall be inaccurate such that the closing conditions set forth in the IAC Share Purchase Agreement relating to the accuracy of the representations and warranties of the Offeror would not be satisfied; or (ii) any of the Offeror’s covenants or obligations in the IAC Share Purchase Agreement shall have been breached such that the closing conditions set forth in IAC Share Purchase Agreement relating to the performance of the Offeror’s covenants and obligations would not be satisfied, except that if an inaccuracy in any of the Offeror’s representations and warranties or a breach of a covenant or obligation by the Offeror is curable within 30 days after the date of the occurrence of such inaccuracy or breach and the Offeror is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate the IAC Share Purchase Agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives the Offeror notice of such inaccuracy or breach.

The IAC Share Purchase Agreement may be terminated by the Offeror at any time prior to the Acceptance Time if: (i) any of the representations and warranties of the Company contained in the IAC Share Purchase Agreement shall be inaccurate, such that the closing conditions set forth in the IAC Share Purchase Agreement relating to the accuracy of the representations and warranties of the Company would not be satisfied; or (ii) any of the Company’s covenants or obligations in the IAC Share Purchase Agreement shall have been breached such that the closing conditions set forth in the IAC Share Purchase Agreement relating to the performance of the Company’s covenants and obligations would not be satisfied, except that if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is curable by the Company within 30 days after the date of the occurrence of such inaccuracy or breach and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Offeror may not terminate the IAC Share Purchase Agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Offeror gives the Company notice of such inaccuracy or breach.

Expenses; Amendment. The IAC Share Purchase Agreement provides that all fees and expenses incurred in connection with the IAC Share Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the purchase of the IAC Shares is completed. The IAC Share Purchase Agreement may be amended with the approval of the Company, the Offeror and eBay.

Key Shareholder Agreements

In connection with the Share Allocation and Tender Offer Agreement, each of Mr. Ki-Hyung Lee and Interpark (each a “Key Shareholder”) entered into a Key Shareholder Agreement, dated as of April 16, 2009, in favor of, and for the benefit of eBay, IAC and the affiliates of eBay (the “Key Shareholder Agreements”). This summary of the Key Shareholder Agreements is qualified in its entirety by reference to the Key Shareholder Agreements, which are filed as Exhibits (d)(3)(i) and (d)(3)(ii) to the Schedule TO filed by eBay and the Offeror on May 4, 2009 and are incorporated by reference herein.

The Key Shareholder Agreements provide, among other things, that during the period between the effective time (as described below) and the two year anniversary of the effective time, the Key Shareholders, subject to certain exceptions, will not and will ensure that their affiliates do not:

•	engage in competition in any part of the restricted territory;

•

be or become an officer, director, employee, shareholder, owner or co-owner (in the sense of equity ownership) or affiliate (or, in relation to any business or activity that constitutes competition, a partner, promoter, manager, agent, representative, adviser or consultant), in each case of, for or to any specified person or other person that engages in competition in any part of the restricted territory;

•	with respect to Interpark, fail to adhere to certain agreed to restrictions relating to its online marketplace business;

•	subject to certain exceptions, hire any specified individual as an employee, consultant or independent contractor;

•

personally or through others, induce, knowingly encourage, solicit (on the Key Shareholder’s own behalf or on behalf of any other person) any specified individual who is known to the Key Shareholder or its affiliates (after reasonable inquiry) to be a specified individual to leave his or her employment, consulting or independent contractor relationship with eBay or any of eBay’s affiliates;

•	personally or through others, knowingly interfere or attempt to interfere with the relationship of eBay or any of eBay’s affiliates with any of its business contacts; or

•

intentionally libel, slander or disparage eBay or any affiliate of eBay in any manner that would reasonably be expected to be harmful to the business, business reputation or personal reputation of eBay or any such affiliate.

With respect to Interpark, “restricted territory” means each county, province, territory or other jurisdiction in Japan and Singapore, except that in the event that eBay, the Company and the Offeror exit from the online marketplace business in Japan or Singapore, such country shall be excluded from the definition of “restricted territory” on and after the time of such exit.

With respect to Mr. Ki-Hyung Lee, “restricted territory” means each county, province, territory or other jurisdiction in Korea, Japan and Singapore, except that in the event that eBay, the Company and the Offeror exit from the online marketplace business in Korea, Japan or Singapore, such country shall be excluded from the definition of “restricted territory” on and after the time of such exit.

A person is deemed to be engaged in “competition” if such person or any of such person’s affiliates (other than: (x) any officer or director of such person; (y) any shareholder of such person who is not controlled by such person and who owns less than a majority of the voting securities of such person and (z) in the case of Mr. Ki-Hyung Lee’s agreement, Interpark and its affiliates) is engaged directly or indirectly in the online marketplace business.

Subject to certain exceptions, “online marketplace business” means the offering to the public of any infrastructure for an e-commerce platform (e.g., website, search function, member registration and processing services, etc.) that enables buyers and sellers to interact and trade with one another for the purchase and sale of goods over the Internet.

In addition, pursuant to the Key Shareholder Agreements, each Key Shareholder:

•	made certain representations and warranties to eBay and each of its affiliates;

•

agreed, subject to certain exceptions, that from the date of the Key Shareholder Agreement until the second anniversary of the effective time, such Key Shareholder will not, and such Key Shareholder will ensure that its affiliates (with certain exclusions) do not, bring, cause to be brought, or assist any third party in bringing any claim, suit, action or proceeding of any kind against the Company:

•

alleging that the Company (or any product or service of the Company) has infringed (whether directly, contributorily, by inducement or otherwise) or misappropriated any patent, copyright, trademark, service mark, trade secret or other intellectual property right owned by (or exclusively licensed to) such Key Shareholder or any affiliate of such Key Shareholder; or

•	contesting the validity of any patent, copyright, trademark, service mark, trade secret or other intellectual property right owned by the Company;

•

agreed to keep all confidential information received by such Key Shareholder confidential pursuant to the terms of the confidentiality agreement such Key Shareholder previously entered into with eBay; and

•	subject to certain exceptions, irrevocably, unconditionally and completely released eBay and each of its affiliates from any claim.

Pursuant to the Interpark Key Shareholder Agreement, eBay and IAC agreed to, within three months of the effective time, cease using the “Interpark” name in connection with all of the Company’s and its affiliates businesses.

The “effective time” of each of the Key Shareholder Agreements will be the Acceptance Time unless the applicable Key Shareholder’s Agreement to Tender and Voting Agreement is validly terminated by such Key Shareholder prior to the Acceptance Time and such Key Shareholder does not tender any Company Securities pursuant to the Offer prior to the Acceptance Time, in which case the “effective time” will be the time any Company Securities held by such Key Shareholder are purchased by the Offeror during any subsequent offering period. Each Key Shareholder Agreement will automatically terminate if the Offeror does not purchase (as of the Acceptance Time or at any time during any subsequent offering period) any Company Securities held by the Key Shareholder.

Appointee Confidentiality, Non-Competition and Non-Solicitation Agreements

In connection with the Share Allocation and Tender Offer Agreement, each of Young Bae Ku (“Mr. Ku”) and Kwang Jin Ryoo (the “Appointees”), entered into an Appointee Confidentiality, Non-Competition and Non-Solicitation Agreement, dated April 16, 2009, in favor of, and for the benefit of the Company (the “Appointee Agreements”). This summary of the Appointee Agreements is qualified in its entirety by reference to the Form of Appointee Agreement, which is filed as Exhibit (d)(5) to the Schedule TO filed by eBay and the Offeror on May 4, 2009 and is incorporated by reference herein.

The Appointee Agreements provide, among other things, that during the period between Acceptance Time and the second anniversary of the date the Appointee ceases to be appointed by the Company (the “Separation Date”), subject to certain exceptions, such Appointee will not directly or indirectly:

•

compete with the Company or eBay or be or become an officer, director, shareholder, owner, affiliate, partner, employee, agent, representative, consultant, advisor or manager of, for or to any person or entity that competes with the Company or eBay;

•

solicit, for or with respect to any business which provides any platform (such as marketplace), services and/or products that are the same as, substantially the same as, or competitive with any services or products marketed by the Company, eBay, any customers of the Company or eBay or their affiliates, or any person or entity who is or was a user of, a seller or advertiser in connection with or a technology, marketing or other partner relating to any aspect of the business of the Company or eBay in the restricted territory as of, or within the two years prior to, the Separation Date;

•

on or for such Appointee’s own behalf or benefit or in aid of any other person or entity, employ, hire or engage (including, but not limited to, in the capacity as a director, officer, employee, partner, principal, co-venturer, proprietor, consultant, agent, representative, trustee, affiliate, stockholder, investor or other business associate) or induce or solicit for employment, hire or engagement any individual who was an employee of the Company or eBay or any of their affiliates at any time during the 12 months preceding the Separation Date; or

•

on or for such Appointee’s own behalf or benefit or in aid of any other person or entity, bring, cause to be brought, or assist any third party in bringing any claim, suit, action or proceeding of any kind against the Company, eBay or any of their affiliates:

•

alleging that the Company, eBay or any of their affiliates (or any platform, service or product of the Company, eBay or any of their affiliates) has infringed (whether directly, contributorily, by inducement or otherwise) or misappropriated any patent, copyright, trademark, service mark, trade secret, or other intellectual property right owned by (or exclusively licensed to) the Appointee or any affiliate of the Appointee; or

•	contesting the validity of any patent, copyright, trademark, service mark, trade secret or other intellectual property right owned by the Company, eBay or any of their affiliates.

For purposes of the Appointee Agreements, “compete” means engaging in any business or activity which provides any platform, services and/or products that are the same as, substantially the same as, or competitive with any platform, services or products marketed by the Company or eBay at the time of the Separation Date, in any manner whatsoever within the restricted territory.

For purposes of the Appointee Agreements, “restricted territory” means Korea, Singapore or Japan.

In addition, pursuant to the Appointee Agreements, each Appointee:

•	agreed to keep all confidential information and trade secrets received by such Appointee confidential; and

•

subject to certain exceptions, and effective as of the Acceptance Time, irrevocably, unconditionally and completely released the Company, eBay and their affiliates from any claim relating to or arising out of:

•	any written or oral agreements or arrangements occurring, existing or entered into by such Appointee at any time up to and including the date of the Appointee Agreement; and

•

any events, matters, causes, acts, omissions or conduct, occurring or existing at any time up to and including the date of the Appointee Agreement, including any claim: (i) to the effect that such Appointee is or may be entitled to any compensation, benefits or perquisites from the Company; or (ii) otherwise arising out of or in any way connected with such Appointee’s employment or other relationship with the Company.

The Appointee Agreements provide that none of the Company, eBay or any Appointee will make negative or disparaging public statements about the other, whether oral, written or otherwise.

Service Agreement and Confidentiality Agreement

In connection with the Share Allocation and Tender Offer Agreement, Mr. Ku entered into a Service Agreement (the “Service Agreement”) and Confidentiality Agreement, each dated April 16, 2009, with the Company (the “Ku Confidentiality Agreement”). This summary of the Service Agreement and the Ku Confidentiality Agreement is qualified in its entirety by reference to the Service Agreement and the Ku Confidentiality Agreement, which are filed as Exhibit (d)(6) to the Schedule TO filed by eBay on May 4, 2009 and is incorporated by reference herein.

The Service Agreement provides that, effective as of the Acceptance Time, Mr. Ku will be appointed as the President, Co-Representative Director and Executive Director of the Company. As the President, Co-Representative Director and Executive Director of the Company, Mr. Ku will be entitled to an annual base salary equal to KRW 350,000,000, less applicable deductions and withholdings, for 2009, a fixed bonus of KRW 190,000,000, beginning in 2010, a bonus through participation in the eBay’s incentive plan, with an incentive plan target bonus of up to 45% of base salary, monthly and annual paid vacation in accordance with the Company’s policies, the free use of a motor vehicle in accordance with the Company’s policies and the enrollment in the National Pension, National Health Insurance and other statutory benefit programs required by the applicable laws of Korea.

Subject to the applicable laws and regulations of Korea, the Company’s Articles of Incorporation and/or applicable regulations governing severance, Mr. Ku’s service may be terminated, by written notice, as follows:

•	subject to certain limitations, by the Company at any time in the event of any act or omission by Mr. Ku that:

•

violates any provision of the Service Agreement in any material respect (including the failure of Mr. Ku to meet satisfactory levels of performance as determined in the sole discretion of the Company (“Non-Satisfactory Performance”)), or

•	would otherwise in law permit the Company to terminate the service of Mr. Ku for cause under the Korean Commercial Code (including Non-Satisfactory Performance) (a “Ku Violation”);

•

by the Company after the eighteen month anniversary of the Acceptance Time (the “Minimum Service Period”) by giving three months’ notice to Mr. Ku or immediately by paying three months base salary in lieu thereof or pro-rated partial pay in lieu thereof at the discretion of the Company;

•	by Mr. Ku after the Minimum Service Period by giving three months’ notice to the Company; or

•

subject to certain limitations, by Mr. Ku at any time in the event of any act or omission of the Company which violates any provision of the Service Agreement in any material respect (a “Company Violation”).

The Service Agreement provides that if Mr. Ku resigns prior to the completion of the Minimum Service Period (other than for a Company Violation) or the Company terminates the Service Agreement prior to the completion of the Minimum Service Period pursuant to a Ku Violation (other than Non-Satisfactory Performance), then Mr. Ku will be required to pay to the Company an amount equal to one times his annual base salary as liquidated damages.

As a condition to Mr. Ku’s appointment as the President, Co-Representative Director and Executive Director of the Company, Mr. Ku also entered into the Ku Confidentiality Agreement, which, among other things, provides (i) that subject to certain exceptions, Mr. Ku will not disclose, reproduce, distribute or use the proprietary information of the Company, eBay or any other their affiliates or any website user of the Company, eBay or any other their affiliates, including buyers and sellers, except as required in the course of his appointment or employment with the Company, and (ii) for the assignment by Mr. Ku of any intellectual property which is conceived, made or developed by Mr. Ku solely or jointly with others during the period of his appointment or employment with the Company.

15. Dividends and Distributions.

The Company has not paid any dividends since it was incorporated. Pursuant to the Share Allocation and Tender Offer Agreement, the Company has agreed not to declare, pay or set aside any dividend or other distribution in respect of its capital stock other than cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries.

16. Conditions to the Offeror’s Obligations.

The obligation of the Offeror to (and the obligation of eBay to cause the Offeror to) accept for payment and pay for Company Securities validly tendered (and not withdrawn) prior to the expiration of the Offer is subject to the satisfaction of the conditions set forth below. Specifically, the Offeror will not be required to accept for payment or pay for, and may delay the acceptance for payment or the payment for, any tendered Company Securities, and may terminate the Offer on any scheduled expiration date (if then permitted by the Share Allocation and Tender Offer Agreement) and not accept for payment any tendered Company Securities, if, at 12:00 Midnight (one minute after 11:59 p.m.), New York City time (which is 1:00 p.m., Seoul time), on the scheduled expiration date of the Offer, any of the following conditions are not satisfied (or have not been waived by eBay or the Offeror):

•

There be validly tendered in accordance with the terms of the Offer and not withdrawn both (the condition described in this paragraph is referred to in this Offer to Purchase as the “Minimum Condition”):

•

a number of Common Shares (including Common Shares represented by ADSs) that, together with any Common Shares (including Common Shares represented by ADSs) owned by eBay or the Offeror immediately prior to the Acceptance Time, and the New Shares to be issued to the Offeror pursuant to the Share Allocation and Tender Offer Agreement, represents more than 50% of the sum of:

•	all then outstanding Common Shares (including Common Shares represented by ADSs); plus

•

at the election of eBay, an additional number of shares up to (but not exceeding) the aggregate number of shares of capital stock of the Company issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire shares of capital stock of the Company; and

•

at the election of eBay, all of the Company Securities owned, of record or beneficially, by each of Mr. Ki-Hyung Lee, Chairman of the Company Board, and Interpark as of the date of the Agreement to Tender and Voting Agreement executed by each of them (whether or not such Agreements to Tender and Voting Agreements are then in effect).

•

Each of the representations and warranties of the Company contained in the Share Allocation and Tender Offer Agreement relating to the following matters shall be accurate in all material respects as of the Acceptance Time as if made on and as of the Acceptance Time, except for any such representation or warranty that is made as of a specific date, which representation and warranty shall have been accurate in all material respects as of such date (in each case, without regard to any update of or modification to the Company’s disclosure schedules made on or after April 16, 2009):

•	due organization, qualification to do business, subsidiaries and capitalization of the Company;

•	corporate authority and approvals;

•	the binding nature of the Share Allocation and Tender Offer Agreement;

•	necessary shareholder approvals of the Voting Proposals; and

•	receipt of the Cowen Opinion Letter by the Special Committee and the Company Board.

•

Each of the representations and warranties of the Company contained in the Share Allocation and Tender Offer Agreement, other than the representations and warranties referred to in the previous paragraph, shall be accurate in all respects as of the Acceptance Time as if made on and as of the Acceptance Time, except for any such representation or warranty that is made as of a specific date, which representation and warranty shall have been accurate in all respects as of such date; provided however, that the condition described in this paragraph shall be deemed to be satisfied even if such representations and warranties shall not be accurate in all respects unless the circumstances constituting inaccuracies in such representations and warranties (considered collectively and without regard to any materiality or Material Adverse Effect qualifications limiting the scope of such representations and warranties contained therein or any update of or modification to the Company disclosure schedules made on or after April 16, 2009) constitute, or would reasonably be expected to have or result in, a Material Adverse Effect.

•

All of the covenants and obligations in the Share Allocation and Tender Offer Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with and performed by the Company in all material respects.

•

The business combination report required in connection with the transactions contemplated by the Share Allocation and Tender Offer Agreement under the Korean Monopoly Regulation and Fair Trade Act shall have been duly approved by the KFTC or the relevant waiting period shall have expired or been terminated after filing the report without any objection from the KFTC, in each case without the imposition of any term, limitation, condition or restriction, except as described below in Section 17 of this Offer to Purchase entitled “Certain Regulatory and Legal Matters,” that eBay determines in good faith to have a materially detrimental impact on the benefits expected to be derived from any of the transactions contemplated by the Share Allocation and Tender Offer Agreement. On April 23 and April 28, 2009, the KFTC issued to the Offeror written notices that it had reached its final decision to grant the Offeror final conditional approval of the proposed transactions and that the conditions thereto would be the same as those previously recommended by the KFTC examiner. eBay has determined that the conditions recommended by the KFTC examiner and adopted by the KFTC would not have such a materially detrimental impact. This Offer Condition has therefore been satisfied. See Section 17 of this Offer to Purchase entitled “Certain Regulatory and Legal Matters.”

•

No temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Company Securities pursuant to the Offer or preventing the completion of the transactions contemplated by the Share Allocation and Tender Offer Agreement shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Offer or any of the other transactions contemplated by the Share Allocation and Tender Offer Agreement that makes the acquisition of or payment for Company Securities pursuant to the Offer, or the completion of the transactions contemplated by the Share Allocation and Tender Offer Agreement, illegal.

•	There shall not be pending or threatened any legal proceeding to which any governmental body is or is overtly threatening to become a party:

•

challenging or seeking to restrain or prohibit the acquisition of or payment for Company Securities pursuant to the Offer or the completion of the transactions contemplated by the Share Allocation and Tender Offer Agreement;

•

relating to the Offer or any of the transactions contemplated by the Share Allocation and Tender Offer Agreement and seeking to obtain from eBay, any of its subsidiaries or the Company any damages or other relief that would reasonably be expected to be material to eBay or the Company;

•

seeking to prohibit or limit in any material respect the ability of eBay, the Offeror or any of their affiliates to hold, transfer, vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any Company Securities held by the Offeror after the Acceptance Time;

•	that would reasonably be expected to materially and adversely affect the right of eBay, any affiliate of eBay or the Company to own the assets or operate the business of the Company;

•

seeking to compel the Company, eBay or any subsidiary of eBay to dispose of or hold separate any Company Securities or any material assets as a result of the Offer or any of the transactions contemplated by the Share Allocation and Tender Offer Agreement; or

•

seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or liability on eBay or the Company or any of the directors, officers or other employees of eBay or the Company or any of the directors, officer or other employees of eBay arising from the Offer or any of the transactions contemplated by the Share Allocation and Tender Offer Agreement.

•

eBay shall have received a certificate executed by the Company’s Chief Executive Officer confirming that the conditions set forth in the second, third, fourth and seventh bullet points above have been duly satisfied.

•

eBay shall have received written and notarized resignations (in a form reasonably satisfactory to eBay) executed by each of the individuals serving as a member of the Company Board immediately prior to the Acceptance Time, pursuant to which such individuals shall resign as members of the Company Board, effective as of the Acceptance Time; and the individuals designated by eBay shall have been elected to the Company Board, effective as of the Acceptance Time.

•

Subject to limited exceptions, the Special Committee shall have recommended that the Company Board direct that the Voting Proposal to amend the Company’s Articles of Incorporation with respect to the Representative Directors of the Company be submitted to Company shareholders for their approval, and the Company Board shall have directed that the such Voting Proposal be submitted to Company shareholders for their approval prior to the date of the Special Meeting. According to the Company, on April 28, 2009 (Seoul time), this action was taken by the directors of the Company.

eBay or the Offeror may waive any of the conditions to the Offer, other than the Minimum Condition.

17. Certain Regulatory and Legal Matters.

Except as set forth in this Section 17, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Company Securities by the Offeror as contemplated in this Offer to Purchase.

Antitrust Matters — Korea. Under the Korean Monopoly Regulation and Fair Trade Act, the Offeror must file a business combination report with the KFTC within 30 calendar days after the execution of an Agreement to Tender and Voting Agreement. The KFTC will then undertake an initial review during the 30 calendar days following the report filing date. The KFTC may extend the review period for an additional 90 calendar days in its discretion as it deems necessary.

On May 24, 2008, eBay filed with the KFTC an application for a preliminary review of the possible acquisition by eBay or its affiliate of a controlling interest in the Company. On September 30, 2008, the KFTC granted its preliminary approval, which stated that if the business combination report is filed, the KFTC would grant its formal approval unless (i) the materials and statements provided or made by eBay to the KFTC turn out to be false, (ii) the business combination for which the formal approval is sought is inconsistent with the business combination described in the preliminary filing, or (iii) there have been material changes in economic conditions, including conditions of the relevant market, that formed the basis of the preliminary approval. The preliminary approval also stated that the KFTC’s formal approval would be subject to the following conditions (which, after January 1, 2011, the Offeror and IAC may request the KFTC to modify upon a showing that the competitive situations in the relevant market have changed):

•

For a period of three years following the KFTC’s formal approval, (i) the Offeror and IAC shall not raise the rates of transaction fees which are imposed on the vendors operating in the Internet open markets operated by the Offeror and/or its Korean affiliates (the “Vendors”) beyond those applied as of the date of filing of the application for preliminary review (the “Preliminary Filing Date”); (ii) the Offeror and IAC shall not raise any and all fixed price (auctioned price advertisements excluded) registration fees, service fees or any similar or equivalent service fees beyond those applied as of the Preliminary Filing Date to the Vendors in excess of the increase rate of consumer price (which should be calculated based on the consumer price index as of May 2008); (iii) the Offeror and IAC shall establish and implement measures such as gateways for listing, which should be applied to small- and medium-sized vendors only, in the Internet open markets operated by Offeror and/or its affiliates; (iv) the Offeror and IAC shall establish and implement specific measures to prevent behaviors violating the Korean Monopoly Regulation and Fair Trade Act against the Vendors, which shall be publicly notified to the Vendors; and (v) specific plans regarding the implementation of (iii) and (iv) above shall be consulted with the KFTC and determined within sixty days after receipt of the KFTC’s formal approval; and

•	The Offeror and IAC shall report the results to the KFTC with regard to the compliance of the conditions described in (i) through (iv) above within 30 days after the end of every half-year period.

On April 16, 2009, the Offeror officially filed a business combination report with the KFTC for formal approval of the proposed transaction. On April 21, 2009, the KFTC delivered to the Offeror the report in which the KFTC examiner for this matter recommended conditional approval for the proposed transaction, with conditions substantially the same as those set forth in the preliminary approval. On April 22, 2009, the commissioners of the KFTC held a hearing to review the proposed transaction. On April 23, 2009, the KFTC provided the Offeror with a written notice of its final conditional approval for the Offeror to acquire a controlling interest in the Company, which notice did not include a detailed description of the applicable conditions. On April 28, 2009, as a clarification to its notice dated April 23, 2009, the KFTC provided the Offeror with an additional written notice confirming that the conditions to be imposed by the KFTC in the final conditional approval would be the same as those recommended by the KFTC examiner. Therefore, it has been confirmed by the KFTC that the conditions to the KFTC’s final approval for the proposed transaction are substantially the same as listed above with respect to the preliminary approval.

After January 1, 2011, the Offeror may request the KFTC to modify the above conditions for the final approval upon a showing that the competitive situations in the relevant market have changed.

The Offer is subject to the condition that the KFTC’s final conditional approval will not impose any term, limitation, condition or restriction that eBay determines in good faith to have a materially detrimental impact on the benefits expected to be derived from any of the transactions contemplated by the Share Allocation and Tender Offer Agreement (the “KFTC Approval Condition”). eBay has determined that the conditions for the KFTC’s final approval, which were recommended by the KFTC examiner and adopted by the KFTC as described above, would not have such a materially detrimental impact. Although the KFTC’s written decision, which will include the description of the conditions to and reasoning and basis of such conditional approval, is expected to be delivered to the Offeror by the KFTC in the near future, currently, the Offeror is legally allowed to close the transactions contemplated by the Share Allocation and Tender Offer Agreement in reliance on the KFTC’s written notice dated April 28, 2009 before receiving the KFTC’s written decision. Therefore, as of April 28, 2009, the date on which the KFTC delivered to eBay the written notice described above, the KFTC Approval Condition has been satisfied.

Exchange Act Registration. The Company Securities are currently registered under the Exchange Act. The purchase of the Company Securities pursuant to the Offer may result in the Company Securities becoming eligible for deregistration under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the ADSs are no longer listed on a national stock exchange and there are fewer than 300 record holders of Company Securities on a worldwide basis or who are United States residents. If such registration were terminated, the Company would no longer legally be required to disclose publicly the information which it now must provide under the provisions of the Exchange Act applicable to foreign private issuers or to make public disclosure of financial and other information and reports required to be filed with the SEC under the Exchange Act or comply with SEC rules relating to foreign private issuers; and the ADSs would no longer be eligible for stock exchange listing or for continued inclusion on the Federal Reserve Board’s “margin list.” Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act. The Offeror intends to and will cause the Company to apply for termination of registration of the Company Securities under the Exchange Act as soon after the Acceptance Time as the requirements for such termination are met.

18. Appraisal Rights.

No appraisal rights are available in connection with the Offer.

19. Fees and Expenses.

Neither the Offeror nor eBay will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Company Securities pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for reasonable and necessary mailing and handling expenses incurred by them in forwarding material to their customers.

The Offeror has retained D. F. King & Co., Inc. as Information Agent, Citibank, N.A. as ADS Depositary and Goodmorning Shinhan Securities Co., Ltd. as Common Share Depositary in connection with the Offer. The Information Agent, the ADS Depositary and the Common Share Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent, the ADS Depositary and the Common Share Depositary also will be indemnified by the Offeror against certain liabilities in connection with the Offer.

20. Miscellaneous.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Company Securities residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letters of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

The Offeror has filed with the SEC a statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, containing certain information with respect to the Offer, including the information set forth in this Offer to Purchase. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase entitled “Certain Information Concerning the Company.”

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

THE OFFEROR AND EBAY

1. Directors and Executive Officers of the Offeror

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the sole director of the Offeror are set forth below. The business address of such director is eBay KTA (UK) Ltd., c/o eBay Inc., 2145 Hamilton Avenue, San Jose, CA 95125. The director listed below is a citizen of the United States. The Offeror does not have any officers.

Name and Title	Present Principal Occupation or Employment and Employment History
Jay C. Clemens Director	Mr. Clemens has served as a director of the Offeror since January 2001. Mr. Clemens has been an employee of eBay Inc. since August 1999, and has served most recently as a Senior Vice President, Legal Counsel for eBay Inc. Prior to joining eBay, Mr. Clemens was Director of International Legal Affairs at VeriFone, Inc., a subsidiary of the Hewlett-Packard Company. Prior to working at Hewlett-Packard, Mr. Clemens was an associate with the law firm of Baker & McKenzie. Mr. Clemens holds an A.B. in Asian Studies, summa cum laude, from Dartmouth College and a J.D. degree from Harvard Law School.

2. Directors and Executive Officers of eBay

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of eBay Inc. are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, CA 95125. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John J. Donahoe President, Chief Executive Officer and Director	John J. Donahoe serves eBay as its President and CEO. He has served in that capacity since March 2008, and as a director of eBay since January 2008. From January 2008 to March 2008, Mr. Donahoe served as CEO-designate. From March 2005 to January 2008, Mr. Donahoe served as President, eBay Marketplaces. From January 2000 to February 2005, Mr. Donahoe served as Worldwide Managing Director for Bain & Company, a global business consulting firm. Mr. Donahoe serves on the Board of Trustees for Dartmouth College and on the board of directors of Intel Corporation. Mr. Donahoe holds a B.A. in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

Elizabeth L. Axelrod Senior Vice President, Human Resources	Elizabeth L. Axelrod serves eBay as Senior Vice President, Human Resources. She has served in that capacity since March 2005. From May 2002 to March 2005, Ms. Axelrod served as the Chief Talent Officer for WPP Group PLC, a global communications services group where she was also an executive director. Ms. Axelrod was a partner at McKinsey & Company, a consulting firm where she worked from October 1989 to April 2002. Ms. Axelrod holds a B.S.E. degree with a concentration in Finance from the Wharton School of the University of Pennsylvania and a Master’s degree in Public and Private Management (MPPM) from the Yale School of Management. Ms. Axelrod is a co-author of The War for Talent published by Harvard Business School Press in 2001.

Mark T. Carges Senior Vice President, Technology	Mark T. Carges serves eBay as Senior Vice President, Technology. He has served in that capacity since September 2008. From November 2005 to May 2008, Mr. Carges served as Executive Vice President and General Manager of the Business Interaction Division of BEA Systems, Inc. From August 2004 to November 2005, Mr. Carges served as Chief Technology Officer of BEA Systems, Inc. From January 2003 to August 2004, Mr. Carges served as Executive Vice President, Strategic Global Accounts of BEA Systems, Inc. From February 1996 to December 2002, Mr. Carges served as Vice President, General Manager of various product groups of BEA Systems, Inc. Mr. Carges holds a B.A. degree in Computer Science from University of California, Berkeley and a M.S. degree in Computer Science from New York University.

Michael R. Jacobson Senior Vice President, Legal Affairs, General Counsel and Secretary	Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward Kronish LLP, specializing in securities law, mergers and acquisitions, and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.

Name and Position	Present Principal Occupation or Employment and Employment History
Alan L. Marks Senior Vice President, Corporate Communications	Alan L. Marks serves eBay as Senior Vice President, Corporate Communications. He has served in that capacity since April 2008. From February 2005 to April 2008, Mr. Marks served as Director, Corporate Media Relations of Nike, Inc. From January 1999 to February 2005, Mr. Marks served as Vice President, Corporate Communications of Gap Inc. Prior to Gap, Mr. Marks was with Avon Products, Inc. for twelve years in a variety of global communication positions. Mr. Marks holds a B.A. degree in Journalism from the University of North Carolina at Chapel Hill and a M.A. degree in Liberal Studies from New York University.

Lorrie M. Norrington President, eBay Marketplaces	Lorrie M. Norrington serves eBay as President, eBay Marketplaces. She has served in that capacity since July 2008. From January 2008 to July 2008, Ms. Norrington served as head of eBay Marketplaces Operations. From June 2006 to January 2008, Ms. Norrington served as President, eBay International. From June 2005 to June 2006, Ms. Norrington served as President and CEO of Shopping.com, Inc. From August 2001 to March 2005, Ms. Norrington served as executive vice president in the office of the CEO of Intuit Inc., a business and financial management software company. Prior to joining Intuit, from 1982 to July 2001, she served in a variety of positions at General Electric Corporation, a diversified technology, media and financial services company. Ms. Norrington holds a B.S. degree in Business Administration from University of Maryland and an M.B.A. degree from the Harvard Business School.

Robert H. Swan Senior Vice President, Finance and Chief Financial Officer	Robert H. Swan serves eBay as Senior Vice President, Finance and Chief Financial Officer. He has served in that capacity since March 2006. From February 2003 to March 2006, Mr. Swan served as Executive Vice President and Chief Financial Officer of Electronic Data Systems Corporation. From July 2001 to December 2002, Mr. Swan was Executive Vice President and Chief Financial Officer of TRW Inc. Mr. Swan served in executive positions at Webvan Group, Inc. from 1999 to 2001, including Chief Executive Officer from April 2001 to July 2001, Chief Operating Officer from September 2000 to July 2001, and Chief Financial Officer from October 1999 to July 2001. Mr. Swan also serves on the board of directors of Applied Materials Inc. Mr. Swan holds a B.S. from the State University of New York at Buffalo and an M.B.A. from State University of New York at Binghamton.

Scott Thompson President, PayPal	Scott Thompson serves eBay as President, PayPal. He has served in that capacity since January 2008. From February 2005 to January 2008, Mr. Thompson served as PayPal’s Senior Vice President, Chief Technology Officer. From September 2001 to February 2005, Mr. Thompson served as Executive Vice President of Technology Solutions at Inovant, LLC, a subsidiary of Visa USA. From 1998 to September 2001, Mr. Thompson was Chief Technology Officer and Executive Vice President of Technology & Support Services for Visa USA. Mr. Thompson also serves on the board of directors of F5 Networks, Inc. Mr. Thompson holds a B.S. degree in Accounting from Stonehill College.

Name and Position	Present Principal Occupation or Employment and Employment History
Fred D. Anderson Director	Fred D. Anderson has served as a director of eBay since July 2003. Mr. Anderson has been a Managing Director of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., a manufacturer of personal computers and related software. Prior to joining Apple Inc., Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple Inc. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple Inc., including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately U.S. $3.5 million in profits and interest from the option he received and to pay a civil penalty of U.S. $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also serves on the board of directors of Move, Inc. and Palm, Inc. Mr. Anderson holds a B.A. degree from Whittier College and an M.B.A. degree from the University of California, Los Angeles.

Marc L. Andreessen Director	Marc L. Andreessen has served as a director of eBay since September 2008. Mr. Andreessen is a co-founder and chairman of Ning Inc., an online platform for people to create their own social networks founded in late 2004. From September 1999 to July 2007, Mr. Andreessen co-founded and served as the Chairman of the board of directors of Opsware, Inc. (formerly known as Loudcloud Inc.). From March 1999 to September 1999, Mr. Andreessen served as Chief Technology Officer of America Online, Inc. From April 1994 to March 1999, Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, serving in various positions, including Chief Technology Officer and Executive Vice President of Products. Mr. Andreessen also serves on the board of directors of Facebook Inc., Stanford Hospital and Room to Read. Mr. Andreessen holds a B.S. degree in Computer Science from the University of Illinois at Urbana-Champaign.

Name and Position	Present Principal Occupation or Employment and Employment History
Edward W. Barnholt Director	Edward W. Barnholt has served as a director of eBay since April 2005. Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from May 1999 until March 2005, and served as Chairman of the Board of Agilent from November 2002 until March 2005. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected a Senior Vice President of Hewlett-Packard Company in 1993 and an Executive Vice President in 1996. Mr. Barnholt also serves as the Non-Executive Chairman of the Board of KLA-Tencor Corporation, a member of the Board of Directors of Adobe Systems Incorporated, and a member of the Board of Trustees of the David and Lucile Packard Foundation. Mr. Barnholt holds a B.S. and an M.S. degree in electrical engineering from Stanford University.

Philippe Bourguignon Director	Philippe Bourguignon has served as a director of eBay since December 1999. Mr. Bourguignon has been Vice Chairman of Revolution Resorts, a division of Revolution LLC, a company focused on health, living, and resort investments and operations, since January 2006. From April 2004 to January 2006, Mr. Bourguignon served as Chairman of Aegis Media France, a media communications and market research company. From September 2003 to March 2004, Mr. Bourguignon was Co-Chief Executive Officer of The World Economic Forum (The DAVOS Forum). From August 2003 to October 2003, Mr. Bourguignon served as Managing Director of The World Economic Forum. From April 1997 to January 2003, Mr. Bourguignon served as Chairman of the Board of Club Méditerranée S.A., a resort operator. Prior to his appointment at Club Méditerranée S.A., Mr. Bourguignon was Chief Executive Officer of Euro Disney S.A., eBay company of Disneyland Paris, since 1993, and Executive Vice President of The Walt Disney Company (Europe) S.A. since October 1996. Mr. Bourguignon was named President of Euro Disney in 1992, a post he held through April 1993. He joined The Walt Disney Company in 1988 as head of Real Estate Development. Mr. Bourguignon holds a Masters Degree in Economics at the University of Aix-en-Provence and holds a post-graduate diploma from the Institut d’Administration des Enterprises (IAE) in Paris.

Scott D. Cook Director	Scott D. Cook has served as a director of eBay since June 1998. Mr. Cook is the founder of Intuit Inc., a maker of business and financial management technology solutions, including Quickbooks, Quicken and TurboTax. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of The Procter & Gamble Company, The Asia Foundation and The Intuit Scholarship Foundation. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.

Name and Position	Present Principal Occupation or Employment and Employment History
William C. Ford, Jr. Director	William C. Ford, Jr. has served as a director of eBay since July 2005. Mr. Ford has served as Executive Chairman of the Board of Directors of Ford Motor Company, a company that manufactures and distributes automobiles, since September 2006 and has served as Chairman of the Board of Ford since January 1999. Mr. Ford also serves as Chairman of Ford’s Finance Committee and as a member of Ford’s Environmental and Public Policy Committee. From October 2001 to September 2006, Mr. Ford was Ford’s Chief Executive Officer. Mr. Ford has held a number of management positions at Ford since 1979. Mr. Ford serves as Vice Chairman of The Detroit Lions, Inc. and Chairman of the Board of Trustees of The Henry Ford. He is also a Vice Chairman of Detroit Renaissance. Mr. Ford holds a B.A. degree from Princeton University and a M.S. degree in management from the Massachusetts Institute of Technology.

Dawn G. Lepore Director	Dawn G. Lepore has served as a director of eBay since December 1999. Ms. Lepore has served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, since October 2004. From August 2003 to October 2004, Ms. Lepore served as Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration for the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company. Prior to this appointment, she held various positions with the Charles Schwab Corporation including: Vice Chairman of Technology, Operations, Business Strategy, and Administration from May 2003 to August 2003; Vice Chairman of Technology, Operations, and Administration from March 2002 to May 2003; Vice Chairman of Technology and Administration from November 2001 to March 2002; and Vice Chairman and Chief Information Officer from July 1999 to November 2001. Ms. Lepore also serves on the board of directors of The New York Times Company. Ms. Lepore holds a B.A. degree from Smith College.

David Moffett Director	David Moffett has served as a director of eBay since July 2007. Mr. Moffett served as Chief Executive Officer of Federal Home Loan Mortgage Corp. (Freddie Mac) from September 2008 to March 2009, and as a director of Freddie Mac from December 2008 to March 2009. Mr. Moffett has more than 30 years of strategic finance and operational experience in banking and payment processing. He joined Star Banc Corporation in 1993 as CFO and played integral roles as Star Banc Corporation acquired Firstar Corporation in 1998, which then acquired U.S. Bancorp in February 2001, retaining the U.S. Bancorp name. Prior to 1993, Mr. Moffett held executive level positions at some of the nation’s leading financial services companies, including Bank of America and Security Pacific Corp. Mr. Moffett holds a B.S. degree in Economics from the University of Oklahoma and a Master’s degree from Southern Methodist University.

Name and Position	Present Principal Occupation or Employment and Employment History
Pierre M. Omidyar Chairman of the Board	Pierre M. Omidyar founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996 and also served as its Chief Executive Officer, Chief Financial Officer, and President from inception to February 1998, November 1997 and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communications platform company, from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development Corp. (later renamed eShop) in May 1991 and served as a software engineer there from May 1991 to September 1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary of Apple Inc., and for other Macintosh-oriented software development companies. Mr. Omidyar is currently co-founder and chairman of Omidyar Network, a philanthropic investment firm committed to creating opportunity for individuals to improve their lives. He serves on the Board of Trustees of Tufts University, Omidyar-Tufts Microfinance Fund, the Santa Fe Institute and the Punahou School, and as a director of Meetup, Inc. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.

Richard T. Schlosberg, III Director	Richard T. Schlosberg, III has served as a director of eBay since March 2004. From May 1999 to January 2004, Mr. Schlosberg served as President and Chief Executive Officer of the David and Lucile Packard Foundation, a private family foundation. Prior to joining the foundation, Mr. Schlosberg was Executive Vice President of The Times Mirror Company and publisher and Chief Executive Officer of the Los Angeles Times. Prior to that, he served in the same role at the Denver Post. Mr. Schlosberg serves on the board of directors of Edison International, and is also a member of the USO World Board of Governors, a trustee of Pomona College and a founding Director of the U.S. Air Force Academy Endowment. Mr. Schlosberg is also Chairman of the Board of the Kaiser Family Foundation. Mr. Schlosberg is a graduate of the United States Air Force Academy and holds an M.B.A. degree from the Harvard Business School.

Thomas J. Tierney Director	Thomas J. Tierney has served as a director of eBay since March 2003. Mr. Tierney is the founder of The Bridgespan Group, a non-profit consulting firm serving the non-profit sector, and has been its Chairman of the Board since late 1999. Prior to founding Bridgespan, Mr. Tierney served as Chief Executive Officer of Bain & Company, a consulting firm, from June 1992 to January 2000. Mr. Tierney holds a B.A. degree in Economics from the University of California at Davis and an M.B.A. degree with distinction from the Harvard Business School. Mr. Tierney is the co-author of a book about organization and strategy called Aligning the Stars.

Manually signed photocopies of the Letter of Transmittal for ADSs will be accepted. The Letter of Transmittal for ADSs, certificates for ADSs and any other required documents should be sent or delivered by each holder of ADSs or such holder’s attorney-in-fact, broker, dealer, bank, trust company or other nominee to the ADS Depositary at one of the addresses set forth below.

The Letter of Transmittal for Common Shares, certificates for Common Shares and any other required documents should be sent or delivered by each holder of Common Shares or such holder’s attorney-in-fact to the Common Share Depositary at the address set forth below or any of its branch offices in Korea.

The ADS Depositary for the Offer is:

Citibank, N.A.

By Mail: Citibank, N.A. Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Hand or Overnight Courier: Citibank, N.A. Corporate Actions 250 Royall Street Attention: Suite V Canton, MA 02021

The Common Share Depositary for the Offer is:

Goodmorning Shinhan Securities Co., Ltd.

By Hand:

Goodmorning Shinhan Securities Co., Ltd.

23-2, Yoido-Dong, Youngdeungpo-Gu

Seoul 150-712, Korea

Telephone: 1588 0365 (Korea) (Customer Support Center)

or any of its branch offices in Korea

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letters of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

In the U.S. and Canada	Outside the U.S. and Canada
(800) 488-8095 (toll free)	(212) 269-5550 (call collect)